UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☒ Preliminary Proxy Statement

☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐ Definitive Proxy Statement

☐ Definitive Additional Materials

☐ Soliciting Material Pursuant to § 240.14a-12

El Pollo Loco Holdings, Inc.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other than the Registrant)

Payment of Filing Fee (check all boxes that apply):

☒ No fee required.

☐ Fee paid previously with preliminary materials.

☐ Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

PRELIMINARY COPY – SUBJECT TO COMPLETION

EL POLLO LOCO HOLDINGS, INC.

3535 Harbor Boulevard, Suite 100

Costa Mesa, CA 92626

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON MAY 29, 2025

Dear Stockholders of El Pollo Loco Holdings, Inc.:

The 2025 annual meeting of stockholders of El Pollo Loco Holdings, Inc. (“we,” “us,” “our,” and the “Company”), will be held virtually via audio webcast on Thursday, May 29, 2025, at 1:00 p.m. Pacific Time to consider and vote on the following proposals:

1.	Election of the three director nominees named in the accompanying proxy statement as Class II directors to serve until the 2028 annual meeting of stockholders and until their respective successors are duly elected and qualified, or until their earlier death, resignation or removal;
2.	Ratification of the appointment of BDO USA, P.C., as our independent registered public accounting firm for 2025;
3.	Approval, on an advisory (non-binding) basis, of the compensation of our named executive officers;
4.	Approval of an amendment to the El Pollo Loco Holdings, Inc. Equity Incentive Plan (“Equity Incentive Plan”), including an increase to the number of shares of our common stock reserved for issuance thereunder;
5.	Approval of an amendment of our Amended and Restated Certificate of Incorporation to declassify the board of directors of the Company;
6.	Approval of an amendment of our Amended and Restated Certificate of Incorporation to eliminate supermajority voting requirements; and
7.	Transaction of such other business as may properly come before the meeting or any adjournments or postponements thereof.

You will be able to participate online and submit your questions during the meeting by visiting www.virtualshareholdermeeting.com/LOCO2025. You will also be able to vote electronically at the annual meeting. Details regarding how to participate in the meeting online and the business to be conducted at the annual meeting are more fully described in the accompanying proxy statement.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to Be Held on May 29, 2025: This Notice, the proxy statement, and the 2024 Annual Report on Form 10-K are available at www.proxyvote.com.  These materials are also available on our website at http://investor.elpolloloco.com.

Our board of directors has fixed the close of business on April 2, 2025, as the record date for the determination of stockholders entitled to notice of and to vote at the annual meeting. Only stockholders of record will be entitled to notice of and to vote at the meeting or any adjournments or postponements thereof, with each share entitling its owner to one vote on each matter properly presented. A list of stockholders as of the record date may be accessed during the virtual annual meeting at www.virtualshareholdermeeting.com/LOCO2025 by using the control number included with the proxy materials you received for the meeting.

YOUR VOTE IS IMPORTANT. We hope that you will attend the annual meeting. Whether or not you do, please vote in advance online, by telephone, or by mail.

By Order of the Board of Directors,

William R. Floyd
Chairperson
Costa Mesa, California
April ____, 2025

EL POLLO LOCO HOLDINGS, INC.

PROXY STATEMENT

Introduction	3
Questions and Answers About the Proxy Materials and the Annual Meeting	4
Proposal 1: Election of Directors	10
Information Regarding the Board of Directors	11
Proposal 2: Ratification of the Appointment of BDO, USA, P.C. as our Independent Registered Public Accounting Firm for 2025	14
Audit Committee Report	15
Proposal 3: Approval, on an Advisory (Non-Binding) Basis, of the Compensation of our Named Executive Officers	16
Proposal 4: Approval of Amendment to our Equity Incentive Plan, including an increase to the number of shares of Common Stock reserved for issuance thereunder	17
Proposal 5: Approval of Amendment of our Amended and Restated Certificate of Incorporation to declassify the Board of Directors of the Company	25
Proposal 6: Approval of Amendment of our Amended and Restated Certificate of Incorporation to eliminate supermajority voting requirements	27
Director Compensation	29
Governance of the Company	31
Board Composition	31
Board Leadership Structure	31
Code of Business Conduct and Ethics	31
Corporate Governance Guidelines	31
Role in Risk Oversight	32
Director Independence	33
Board Committees	33
Audit Committee	33
Compensation Committee	34
Nominating and Corporate Governance Committee	36
Compensation Committee Interlocks and Insider Participation	38
Board Meetings	38
Annual Meeting Attendance	38
Succession Planning	38
Executive Officers	39
Compensation Discussion and Analysis	40
Executive Summary	40
Overall Compensation Philosophy	41
Elements of Executive Compensation	43
Stockholder Advisory (Non-Binding) Vote on Executive Compensation	43
Named Executive Officer Compensation	45
Other Compensation Policies	49
Compensation Committee Report	53
Executive Compensation Tables	54
Security Ownership of Certain Beneficial Owners	62
Equity Compensation Plan Information	64
Certain Relationships and Related Party Transactions	64
Other Matters	67
Appendix A	A-1
Appendix B	B-1
Appendix C	C-1

PRELIMINARY COPY – SUBJECT TO COMPLETION

INTRODUCTION

This proxy statement provides information for stockholders of El Pollo Loco Holdings, Inc. (“we,” “us,” “our,” and the “Company”), in connection with the solicitation of proxies on behalf of the Company and its board of directors (the “Board”) from holders of the outstanding shares of the Company’s common stock, par value $0.01 per share (the “common stock”), for use at the Company’s 2025 annual meeting of stockholders to be held at 1:00 p.m. Pacific Time, on Thursday, May 29, 2025, and at any adjournments or postponements thereof.

At the annual meeting, stockholders will be asked to vote either directly or by proxy on the following matters discussed herein:

1.	Election of the three director nominees named in the accompanying proxy statement as Class II directors to serve until the 2028 annual meeting of stockholders and until their respective successors are duly elected and qualified, or until their earlier death, resignation, or removal;
2.	Ratification of the appointment of BDO USA, P.C., as our independent registered public accounting firm for 2025;
3.	Approval, on an advisory (non-binding) basis, of the compensation of our named executive officers;
4.	Approval of an amendment to our El Pollo Loco Holdings, Inc. Equity Incentive Plan (“Equity Incentive Plan”), including an increase to the number of shares of Common Stock reserved for issuance thereunder;
5.	Approval of an amendment of our Amended and Restated Certificate of Incorporation to declassify the Board (the “Declassification Amendment”);
6.	Approval of an amendment of our Amended and Restated Certificate of Incorporation to eliminate supermajority voting requirements (the “Supermajority Elimination Amendment” and, together with the Declassification Amendment, the “Charter Amendments”); and
7.	Transaction of such other business as may properly come before the meeting or any adjournments or postponements thereof.

The Notice of Annual Meeting, this proxy statement, form of proxy, and our 2024 Annual Report on Form 10-K (the “Annual Report”) are being distributed to stockholders on or about April 17, 2025. These materials are also available on our website at https://investor.elpolloloco.com.

In accordance with the rules and regulations adopted by the Securities and Exchange Commission (the “SEC”), we have elected to furnish our proxy materials, including this proxy statement and our Annual Report, to stockholders over the internet. Accordingly, we are mailing a Notice of Internet Availability of Proxy Materials (the “Notice”) to our stockholders that did not request paper copies of our proxy materials and Annual Report or are otherwise receiving the proxy materials electronically by email, while brokers, banks and other nominees who hold shares on behalf of beneficial owners will be sending their own similar Notice to the beneficial owners. The Notice contains instructions on how stockholders can access our proxy materials over the internet and vote their shares over the internet, via phone, or by mail. If you receive a Notice, you will not receive printed copies of our proxy materials unless you specifically request them.

QUESTIONS AND ANSWERS

ABOUT THE PROXY MATERIALS

AND THE ANNUAL MEETING

Although we encourage you to read this proxy statement in its entirety, we include this Q&A section to provide some background information and brief answers to several questions you might have about the annual meeting.

Q:Why are we providing these materials?

A:These materials are provided to you in connection with our annual meeting, which will take place on Thursday, May 29, 2025, at 1:00 p.m. Pacific Time. Stockholders are invited to participate in the annual meeting and are requested to vote on the proposals described herein.

Q:What proposals will be voted on at the annual meeting?

A:There are seven proposals scheduled to be voted on at the annual meeting:

●	Election of the three director nominees named in this proxy statement as Class II directors to serve until the 2028 annual meeting of stockholders and until their respective successors are duly elected and qualified, or until their earlier death, resignation, or removal.
●	Ratification of the appointment of BDO USA, P.C., as our independent registered public accounting firm for 2025.
●	Approval, on an advisory (non-binding) basis, of the compensation of our named executive officers.
●	Approval of an amendment to our Equity Incentive Plan, including an increase to the number of shares of Common Stock reserved for issuance thereunder.
●	Approval of the amendment of the Amended and Restated Certificate of Incorporation (“Restated Charter”) to declassify the Board;
●	Approval of the amendment of the Restated Charter to eliminate supermajority voting requirements; and
●	We will also consider any other business that properly comes before the annual meeting or any adjournment or postponement thereof.

Q:How does the Board recommend that I vote?

A:The Board recommends that you vote your shares:

●	“FOR ALL” three Class II director nominees to be elected to the Board.
●	“FOR” the ratification of the appointment of BDO USA, P.C., as our independent registered public accounting firm for 2025.
●	“FOR” the compensation of our named executive officers.
●	“FOR” approval of an amendment to our Equity Incentive Plan.
●	“FOR” approval of an amendment of the Restated Charter to declassify the Board; and
●	“FOR” approval of amendment of the Restated Charter to eliminate supermajority voting requirements.

Q:Can I attend the annual meeting?

A:We will be hosting the annual meeting live via the internet. You will not be able to attend the annual meeting in person. Any stockholder can listen to and participate in the annual meeting live via the internet at www.virtualshareholdermeeting.com/LOCO2025. Our Board annually considers the appropriate format of our annual meeting. Our virtual annual meeting allows stockholders to submit questions during the 15 minutes before the meeting and during the meeting. After the meeting, we will spend up to 15 minutes answering stockholder questions that comply with the meeting rules of conduct; the rules of conduct will be posted on the virtual meeting web portal. To the extent time does not allow us to answer all of the appropriately submitted questions, we will answer them in writing on our investor relations website, at https://investor.elpolloloco.com, soon after the meeting. If we receive substantially similar questions, we will group such questions together and provide a single response to avoid repetition.

The annual meeting webcast will begin promptly at 1:00 p.m., Pacific Time. We encourage you to access the annual meeting webcast prior to the start time. Online check-in will begin, and stockholders may begin submitting written questions, at 12:45 p.m., Pacific Time, and you should allow ample time for the check-in procedures.

Q.What do I need in order to be able to participate in the annual meeting?

A:You will need the control number to be able to vote your shares or submit questions during the annual meeting. The control number is included on your Notice or your proxy card or voting instruction form if you received a printed copy of the proxy materials or included in the email to you if you received the proxy materials by email. Instructions on how to connect to the annual meeting and participate via the internet are posted at www.virtualshareholdermeeting.com/LOCO2025. If you do not have your control number, you will be able to access and listen to the annual meeting, but you will not be able to vote your shares or submit questions during the annual meeting.

We will have technicians ready to assist you with any technical difficulties you may have while accessing the virtual meeting or submitting questions. If you encounter any difficulties accessing the virtual meeting during the check-in or meeting time, please call the technical support number that will be posted on the virtual meeting web portal.

Q.Why is the Company holding the annual meeting virtually?

A:We are embracing technology to provide expanded access, improved communication, reduced environmental impact and cost savings for our stockholders and the Company. Hosting a virtual meeting enables increased stockholder attendance and participation since stockholders can participate and ask questions from any location around the world, and it provides us an opportunity to give thoughtful responses. In addition, we intend that the virtual meeting format provide stockholders a similar level of transparency to the traditional in-person meeting format, and we take steps to ensure such an experience. Our stockholders will be afforded the same opportunities to participate at the virtual annual meeting as they would at an in-person annual meeting of stockholders.

Q:What shares can I vote?

A:You may vote all shares of common stock that you owned as of the close of business on the record date, April 2, 2025. You may cast one vote per share of common stock, including shares (i) held directly in your name as the stockholder of record and (ii) held in street name for you as the beneficial owner through a broker, bank, or other nominee. As of the record date, we had 30,057,287 shares of common stock issued and outstanding.

Q:How do I vote?

A:Stockholder of record. As a stockholder of record, you may vote your shares at the annual meeting by visiting www.virtualshareholdermeeting.com/LOCO2025 and using the control number on the Notice or proxy card. You may also vote in advance of the annual meeting by submitting a proxy over the internet or by telephone by following the instructions provided in the Notice. If you received a printed copy of the proxy materials, you may vote your shares by completing, dating and signing the proxy card that was included with this proxy statement and promptly returning it in the pre-addressed, postage paid envelope provided to you, or by submitting a proxy over the internet or by telephone by following the instructions on the proxy card. If you vote by internet or telephone, then you need not return a written proxy card by mail. Even if you plan to attend the annual meeting, we recommend that you vote in advance, in case you change your mind.

Beneficial owner. If you hold your shares of common stock in street name through a broker, bank or other nominee, your broker, bank or other nominee will allow you to deliver your voting instructions over the internet and may also permit you to vote by telephone. In addition, if you received a printed copy of this proxy statement, you may submit your voting instructions by completing, dating and signing the voting instruction form that was included with this proxy statement and promptly returning it in the pre-addressed, postage paid envelope provided to you. If you vote by internet or telephone, then you need not return a written voting instruction form by mail.

Q:What is the difference between being a stockholder of record and a beneficial owner?

A:As summarized below, there are some differences between being a stockholder of record and a beneficial owner.

Stockholder of record: If your shares are registered directly in your name with our transfer agent, Equiniti Trust Company, LLC, you are the stockholder of record with respect to those shares, and these proxy materials are being made available directly to you. As the stockholder of record, you have the right to grant your voting proxy directly to the Company and to vote at the annual meeting.

Beneficial owner: If your shares are held through a broker, bank or other nominee, you are the beneficial owner of shares held in street name, and these proxy materials are being forwarded to you by the organization that holds your shares. As the beneficial owner, you have the right to tell your nominee how to vote, and you are also invited to attend the annual meeting. The broker, bank or other nominee that holds your shares has sent you instructions on how to submit your voting instructions. You may vote by following those instructions and the instructions on the Notice.

Q:What is the deadline for voting my shares if I do not attend the annual meeting?

A:If you are a stockholder of record, your proxy must be received by telephone or the internet by 11:59 p.m. Eastern Time on May 28, 2025, for your shares to be voted at the annual meeting. If you are a stockholder of record and you received a printed set of proxy materials, you also have the option of completing, signing, dating and returning the proxy card enclosed with the proxy materials before the annual meeting in order for your shares to be voted at the meeting. If you are a beneficial owner of shares of our common stock, please comply with the deadlines included in the voting instructions provided by the bank, broker or other nominee that holds your shares.

Q:Can I change my vote or revoke my proxy?

A:Yes. If you are a stockholder of record, you can change your proxy instructions at any time before the vote at the annual meeting, by:

●	Submitting a new vote online or via telephone (only the latest internet or telephone voting instructions will be followed);
●	Mailing a written notice of revocation to our Corporate Secretary at our address below;
●	Signing and returning a new proxy card bearing a later date, which will automatically revoke your earlier submitted proxy; or
●	Voting electronically during the annual meeting.

If your shares are held in “street name,” you must contact your broker, bank or other nominee to find out how to change or revoke your voting instructions.

Q:What constitutes a quorum?

A:The holders of a majority of our common stock issued and outstanding as of the record date, present in person (including through online participation) or represented by proxy at the annual meeting and entitled to vote, shall constitute a quorum. Votes withheld, abstentions, and broker non-votes (as described below) are counted as present and entitled to vote for the purpose of determining the presence of a quorum.

Q:What is a broker non-vote?

A:If you hold your shares of common stock in street name through a brokerage account and you do not submit voting instructions to your broker, your broker may generally vote your shares in its discretion on routine matters. However, a broker cannot vote shares held in street name on non-routine matters unless the broker receives voting instructions from the street name holder. Proposal 2 (ratification of the appointment of BDO USA, P.C. as our independent registered public accounting firm for 2025) is considered routine under applicable stock exchange rules, while each of the other proposals to be submitted for a vote of stockholders at the annual meeting is considered non-routine. Accordingly, if you hold your shares of common stock in street name through a brokerage account and you do not submit voting instructions to your broker, your broker may exercise its discretion to vote on Proposal 2 at the annual meeting, but your broker will not be permitted to vote your shares on any of the other proposals at the annual meeting. If your broker exercises this discretion, your shares will be counted as present for determining the presence of a quorum at the annual meeting and will be voted on Proposal 2 in the manner directed by your broker, but your shares will constitute “broker non-votes” on each of the other items at the annual meeting.

Q:What is a proxyholder?

A:We are designating Ira Fils, our Chief Financial Officer, and Anne E. Jollay, our Corporate Secretary, to hold and vote all properly tendered proxies. If you have properly submitted a proxy and indicated how your shares are to be voted on each of the proposals, they will so vote. If you properly submitted a proxy and did not indicate how your shares are to be voted on one or more of the proposals, they will vote as the Board recommends on those proposals. While we do not expect any other business to come up for vote at the annual meeting, if it does, each properly tendered proxy gives the named proxies authority to vote your shares on those matters in their discretion.

Q:What vote is required to approve each proposal and how are votes counted?

A:Proposal 1. The election of directors requires a plurality vote of the shares of common stock present in person or represented at the annual meeting and entitled to vote on the proposal. The three director nominees who receive the largest number of votes cast “for” will be elected as Class II directors. As a result, any shares not voted “for” a particular nominee (whether as a result of stockholder withholding or a broker non-vote) will not be counted in such nominee’s favor and will have no effect on the outcome of the election.

Proposals 2, 3, and 4. Approval of each of Proposal 2 (ratification of the appointment of BDO USA, P.C., as our independent registered public accounting firm for 2024), Proposal 3 (advisory approval of the compensation of our named executive officers), and Proposal 4 (approval of an amendment to our Equity Incentive Plan), requires the affirmative vote of a majority of the shares of common stock present in person or represented at the annual meeting and entitled to vote on the proposal. Abstentions will have the effect of a vote “Against” the proposal. If your shares or if your shares constitute broker non-votes (i.e., for shares held in street name, if you do not submit voting instructions and your broker does not or may not vote your shares), this will have no effect on the outcome of the vote on the proposal. We do not expect any broker non-votes on Proposal 2.

Proposals 5 and 6. Approval of each of Proposals 5 and 6 (the Charter Amendments) requires the affirmative vote of 75% of the then-outstanding capital stock of the Company entitled to vote generally in the election of directors. Abstentions and broker non-votes will have the effect of votes cast “Against” these proposals.

Q:Who will count the votes at the annual meeting?

A:A representative of Broadridge Financial Solutions, Inc. has been appointed to be the inspector of elections, to count the votes at the meeting, to make a written report thereof, and to certify the result of the vote taken. We will announce preliminary voting results at the meeting and publish final voting results on a Current Report on Form 8-K that we expect to file with the SEC within four (4) business days after the end of the annual meeting.

Q:Who bears the cost of soliciting votes for the annual meeting?

A:We bear the entire cost of preparing, assembling, printing, mailing, and distributing these proxy materials. The solicitation of proxies or votes may be made in person, by telephone, and by electronic communication by our directors, officers, and employees, who will not receive any additional compensation for these solicitation activities. In addition, we may reimburse brokerages and other entities that represent beneficial owners for their expenses in forwarding solicitation materials to beneficial owners.

Q:How can I nominate a director or propose an action for next year’s annual meeting?

A:If a stockholder wishes to submit a nomination or proposal, which will not be included in the Company’s proxy materials, for consideration at next year’s annual meeting, a written notice of such nomination or proposal must be provided to the Corporate Secretary. In accordance with the advance notice provisions of our Amended and Restated Bylaws (the “Bylaws”), the written notice must have been delivered to our principal executive office (provided below) no earlier than the close of business on January 29, 2026, and no later than the close of business on February 27, 2026. However, if next year’s annual meeting is not scheduled within 25 days of that anniversary of the 2025 annual meeting (i.e., between May 4, 2026 and June 23, 2026); the notice must be received by the Corporate Secretary no later than the close of business on the 10th day following the date on which notice of the annual meeting was mailed or  of the date of the annual meeting was publicly announced, whichever first occurs.

To be in proper written form, a notice must provide certain information as set forth in our Bylaws, which were filed as Exhibit 3.3 within our Annual Report.

In accordance with our Bylaws, the foregoing deadline and notice requirements set forth in our Bylaws are also intended to apply to and satisfy the deadline and notice requirements set forth in paragraph (b) of Rule 14a-19 under the Exchange Act with respect to notice by a stockholder who intends to solicit proxies in support of director nominees other than the Board’s nominees at next year’s annual meeting.

Q:How can I submit a stockholder proposal for inclusion in the Company’s proxy materials for next year’s annual meeting?

A:For a stockholder proposal (other than a director nomination) to be included in the Company’s proxy materials for consideration at next year’s annual meeting, you must satisfy both substantive and procedural requirements set forth in Exchange Act Rule 14a-8, a federal securities regulation that addresses when a company must include a stockholder’s proposal in its proxy materials, including the proxy statement and proxy card.

For a stockholder proposal to be eligible for inclusion in the Company’s proxy materials for the 2026 annual meeting, it must be received at our corporate address (provided below) by December 18, 2025. However, if the date of our 2026 annual meeting has been changed by more than 30 days from the date of our 2025 annual meeting (i.e., if it is not between April 29, 2026, and June 28, 2026), then the deadline is a reasonable time before we begin to print and send our proxy materials.

Q:Can I recommend director candidates directly to the Nominating and Corporate Governance Committee?

A:Yes, you may recommend director candidates by writing to the Nominating and Corporate Governance Committee of the Board at the mailing or email address below. We will consider any recommended director candidates subject to Board needs and candidate qualifications. We recommend that you include information relevant for the Nominating and Corporate Governance Committee to evaluate your recommendation, including (i) your and your candidate’s names and contact information, (ii) your candidate’s principal occupation or employment, and other biographical information similar to that provided herein for directors and officers, (iii) other information of the sort required to be in a notice of nomination under our Bylaws as discussed above, and (iv) a written consent by the candidate to your nomination. Stockholders recommending candidates for consideration by our Nominating and Corporate Governance Committee in connection with the next annual meeting of stockholders should submit their written recommendation no later than January 1 of the year of that meeting.

Q:Can I communicate with the Board?

A:Yes, any stockholder or other interested party may write to the Board at our address below, on our investor relations website at https://investor.elpolloloco.com/ under “Contact the Board” or via email at legal@elpolloloco.com. Any interested parties desiring to communicate with the Audit Chairperson and other non-management directors may contact such directors by mailing communications to the same address below, but it must be directed to the attention of the Chairperson of the Audit Committee c/o the Corporate Secretary. Communications will be handled in accordance with the procedures explained on our website. The Board has instructed the Corporate Secretary to forward such correspondence to the intended recipients; however, the Board has also instructed the Corporate Secretary, prior to forwarding any correspondence, to review such correspondence and not forward any items deemed to be of a purely commercial or frivolous nature (such as spam) or otherwise obviously inappropriate for the intended recipient’s consideration. In such cases, the Corporate Secretary may forward some of the correspondence elsewhere within our company for review and possible response.

Q:What is your corporate address for notice and Board communication purposes?

A:	El Pollo Loco Holdings, Inc.

Attention: Corporate Secretary

3535 Harbor Boulevard, Suite 100

Costa Mesa, CA 92626

+1 (714) 599-5000

Q:What should I do if my household receives one copy of proxy materials, and I need an additional copy?

A:The Company has adopted a procedure called “householding,” which is approved by the SEC and permits the delivery of a single copy of the proxy materials, including the Notice of Annual Meeting of Stockholders, this proxy statement and the Annual Report, to multiple stockholders sharing an address unless we have received contrary instructions from a stockholder. Stockholders who participate in householding will continue to access and receive a separate Notice or proxy card, as applicable. If your household received a single set of proxy materials this year, but you would prefer to receive your own copy, or if you are eligible for householding, but you and other stockholders of record with whom you share an address currently receive multiple copies of the proxy materials and you wish to receive only a single copy of each of these documents for your household, please contact Broadridge Householding Department, by calling their toll free number, +1 (866) 540 7095 or by writing to: Broadridge, Householding Department, 51 Mercedes Way, Edgewood, NY 11717. In the case of a request for your own copy of the proxy materials, you will be removed from the householding program within 30 days of receipt of your instructions, at which time you will then be sent separate copies of the documents.

PROPOSAL 1: ELECTION OF DIRECTORS

Our business operates under the direction of our Board, which currently consists of eight directors. Our Restated Charter divides our Board into three classes, Classes I, II, and III, with terms expiring in 2027, 2025, and 2026, respectively. Our Board has nominated, and stockholders are being asked to elect William Floyd, Douglas Babb, and Nancy Faginas-Cody as our Class II directors, each for a three-year term expiring at the 2028 annual meeting of stockholders (“2028 Annual Meeting”). If elected, the nominees will each hold office until their respective successor is duly elected and qualified or until their earlier death, resignation, or removal.

If the amendment to our Restated Charter to declassify the Board, as set forth in Proposal 5, is approved by stockholders at this annual meeting, then we will begin a phased transition to a declassified board structure at the 2026 annual meeting of stockholders (“2026 Annual Meeting”), with our Board’s declassification to be fully completed upon the election of directors at our 2028 Annual Meeting. The directors elected pursuant to this Proposal 1 will be elected to serve for a three-year term expiring at our 2028 Annual Meeting whether or not Proposal 5 is approved at this annual meeting.

The three Class II director nominees, William Floyd, Douglas Babb, and Nancy Faginas-Cody, have each consented to be named in this proxy statement and to serve as a director if elected, and each Class II director nominee has expressed his or her intention to serve the entire term. However, if any nominee of the Board is unable to serve, or for good cause will not serve, as a director at the time of the annual meeting, the persons who are designated as proxies intend to vote, in their discretion, for any other substitute nominees that may be designated and recommended by the Board. As of the date of this proxy statement, the Board has no reason to believe that any of the director nominees named above will be unable to serve, or for good cause will not serve, as a director if elected.

Mr. Floyd, Mr. Babb, and Ms. Faginas-Cody were previously elected to serve on our Board by our stockholders.

You may vote “FOR ALL,” of the nominees, “WITHHOLD” your vote from all of the nominees or “WITHHOLD” your vote from any one of the nominees. The directors are elected by a plurality of the votes cast at the annual meeting. “Plurality” means that the three individuals who receive the largest number of votes “FOR” are elected as Class II directors. As a result, any shares not voted “FOR” a particular nominee (whether as a result of stockholder withholding or a broker non-vote) will not be counted in such nominee’s favor and will have no effect on the outcome of the election.

THE BOARD RECOMMENDS THAT YOU VOTE “FOR ALL” THE CLASS II DIRECTOR NOMINEES TO BE ELECTED TO THE BOARD.

INFORMATION REGARDING THE BOARD OF DIRECTORS

Biographies of Director Nominees and Continuing Directors

The following is biographical information about each nominee for election to our Board of Directors at the 2025 annual meeting and each of the other continuing directors, including a description of the experience, qualifications and skills that have led the Board to determine that each director should serve on the Board. The age of each director is as of April 1, 2025.

Name	Age	Position
William R. Floyd	80	Chairperson and Director
Elizabeth Williams	49	Chief Executive Officer and Director
Douglas J. Babb	73	Director
Samuel N. Borgese	76	Director
Mark Buller	60	Director
Nancy Faginas-Cody	65	Director
Deborah Gonzalez	60	Director
Joe Taylor	66	Director

William R. Floyd has been the Chairperson of our Board since April 2023 and a director since 2016. From 2012 to 2019, Mr. Floyd was a director of Korn/Ferry International, a major executive recruiting firm and talent consultancy, as well as Pivot Physical Therapy, a regional outpatient physical therapy provider. In addition, he served as a business development corporation board member of Muzinich Capital LLC and a broker-dealer affiliated with Muzinich & Co., Inc., a global institutional asset manager specializing in corporate credit from 2016 to 2019. From October 2017 to June 2020, Mr. Floyd served as Chairman of Busaba Restaurants, a U.K. based Thai restaurant concept for which Muzinich is the principal debt holder. From 2009 to 2012, he was Chairman of the Board of Buffet Holdings, Inc., which, through its subsidiaries, owns and operates a chain of restaurants in the United States. Before his retirement as an executive, from 2007 to 2008, he was Chairman and Chief Executive Officer of Physiotherapy Associates, a leading provider of outpatient physical rehabilitation services. From 2006 to 2007, he was Chairman and Chief Executive Officer of Benchmark Medical, Inc., a predecessor to Physiotherapy Associates. From 2001 to 2006, he was Chairman and Chief Executive Officer of Beverly Enterprises, Inc., a leading provider of eldercare services. From 2000 to 2001, he was President and Chief Operating Officer of Beverly Enterprises, Inc. From 1996 to 1998, he was President and Chief Executive Officer of Choice Hotels International. From 1989 to 1996, he served in various executive positions within PepsiCo Inc.’s restaurant group, including, from 1995 to 1996, as Chief Operating Officer of Taco Bell Corp., and, from 1994 to 1995, as Chief Operating Officer of Kentucky Fried Chicken. Mr. Floyd holds a bachelor’s degree from the University of Pennsylvania, and an MBA from the Wharton School of the University of Pennsylvania, where he served as a member of the Board of Overseers of the University of Pennsylvania School of Nursing from 2006-2021. Because of his 30 plus years of experience in marketing, management, and operations, as a director, executive, and senior manager in the service industry, with a particular focus on food service, Mr. Floyd is well qualified to serve on our Board.

Elizabeth “Liz” Williams has served as our Chief Executive Officer and a member of our Board since March 2024. Prior to joining El Pollo Loco, Ms. Williams was the CEO of Foxtrot Holdings, a modern café and convenience store from May 2022 to February 2024, and a co-founder and CEO of Hart House LLC, a plant-based concept founded and backed by actor and comedian, Kevin Hart from July 2021 to May 2022. Prior to Foxtrot and Hart House, Liz was CEO of Drybar Holdings, LLC, from June 2020 to May 2021. Additionally, Ms. Williams served as the former President of Taco Bell International, a subsidiary of Yum Brands, Inc.’s (NYSE: YUM). Prior to this role, she was the CFO of Taco Bell Global from 2013 to 2018, leading Finance, Strategy, Information Technology and eCommerce, where she was responsible for all financial elements of the business. She also spent a year at Yum leading corporate strategy for the office of the CEO from 2010 to 2011. Before joining Yum, Ms. Williams spent six years with The Boston Consulting Group (BCG) as Principal in the Consumer and Retail practices in U.S. and Asian markets. She also spent seven years at Dell Computer in various finance, brand marketing and corporate sales positions. Ms. Williams currently serves as a board member for Stitch Fix, Inc. (Nasdaq: SFIX), since January 2019, a leading online personal retailer. She previously served as a board member for Viant Technology (Nasdaq: DSP), an advertising software provider from February 2021 to June 2024. Ms. Williams received her bachelor’s degree, as a marketing major, from the University of Texas Business Honors Program and earned her MBA from the Kellogg School of Management at Northwestern

University. Ms. Williams is well qualified to serve on our Board due to her significant experience leading high-growth multi-unit retail, restaurant and service businesses and, as our Chief Executive Officer, she provides a vital link between our Board and management team.

Douglas J. Babb has been a director since 2018. From 2007 to 2014, he was Chief Executive Officer of Cooper Clinic, P.A., one of the largest multi-specialty, physician-owned clinics in the Arkansas region. Mr. Babb served as an Adjunct Instructor for the College of Business at the University of Arkansas - Fort Smith from 2010-2014. From 2015 to present, he serves as Managing Director for Babb Strategic Services, L.L.P. (“Babb Strategic”), a consulting and strategic planning services company that he formed in 2006. Prior to forming Babb Strategic, he served as Executive Vice President - Chief Administrative and Legal Officer, and Secretary of Beverly Enterprises, Inc., a leading provider of healthcare services to the elderly in the United States, from 2000 to 2006. Prior to that, he served as Senior Vice-President and Chief of Staff and Senior Vice-President- Merchandise Business Unit for the Burlington Northern Santa Corporation from 1995 to 2000.  For two years, he also served as the Chair of the North American Railroads Chief Marketing Officers Committee.  From 1978 to 1994, he was in the Law Department of Burlington Northern Railroad and was Vice-President and General Counsel from 1987 to 1994. Recently, he has served as Board Chair for The University of Arkansas-Fort Smith Foundation and the United States Marshals Museum. He holds a bachelor’s degree from Minnesota State University and a J.D. from the University of South Carolina. Mr. Babb is well qualified to serve on our Board due to his extensive experience in several different industries.

Samuel N. Borgese has been a director since 2011, and served as Chairman of our Board in 2011, while he also served as our Executive Chairman. Since 2022, Mr. Borgese has been President, and Chief Executive Officer of Gather Holdings, LLC, which holds 100% interest in Shari’s Management Corporation and Shari’s Restaurant Group. Since 2017, Mr. Borgese has also served as President, Chief Executive Officer and Director of Shari's Management Corporation and Shari's Restaurant Group, a multilocation family dining company. Since 2011, Mr. Borgese has been Managing Partner of Aceneca, LLC, a restaurant investment, and consulting firm focused on creating shared value in the restaurant and other business sectors. From October 2014 to August 2016, he was President and Chief Executive Officer, and a member of the board of directors, of LRI Holdings, Inc., and its affiliates Logan’s Roadhouse, Inc., and Roadhouse Holding Inc., collectively known as Logan’s Roadhouse, a casual dining steakhouse chain. In August 2016, the Logan’s Roadhouse entities and various of their affiliates filed voluntary petitions for relief under Chapter 11 of the U.S. Bankruptcy Code. Mr. Borgese left Logan’s Roadhouse in August 2016, following the declaration of bankruptcy. From 2011 to 2014, he was Chief Executive Officer of Max Brenner International, a global chocolatier. From 2008 to 2011, he was first Interim President and Chief Executive Officer and then permanent President and Chief Executive Officer of CB Holding Corp., the parent of Charlie Brown’s Steakhouse and other chains, which was owned by Trimaran Capital Partners. From 2003 to 2008, he was employed by Catalina Restaurant Group, first as Chief Development Officer and later as President and Chief Executive Officer. Before that, Mr. Borgese was Chief Executive Officer of Bay Logics, Inc., an enterprise software company that supported 300 restaurant, retail, hospitality and general services businesses in the lifecycle management of their real estate assets. Mr. Borgese attended Temple University’s Architecture and Engineering school and holds a Certificate of Director Education from the National Association of Corporate Directors and a Certification of Completion of Harvard Business School Executive Education Program. With more than 30 years of senior executive and other leadership positions with public and private companies in the retail, technology, restaurant and hospitality sectors, Mr. Borgese is well qualified to serve on our Board.

Mark Buller has been a director since 2015. He was appointed Executive Chairman of Superior Cabinets in July 2018 and from 2013 to 2015, Mr. Buller was the Chairman and Chief Executive Officer of Norcraft Companies, Inc., a leading manufacturer of kitchen and bathroom cabinetry in the United States and Canada. Beginning in 2003, Mr. Buller was the Chief Executive Officer of the predecessor of Norcraft Companies, Inc., Norcraft Companies, L.P., as well as a member of the board of managers for that entity’s general partner, Norcraft GP, L.L.C. Mr. Buller’s executive experience in the home furnishings industry is longstanding. From 1988 to 1996, Mr. Buller served in various management positions at Kitchen Craft Cabinets, a Canadian cabinetry maker. From 1996 to 1999, he served as President of Kitchen Craft. Following the acquisition of Kitchen Craft by Omega Cabinets Ltd., he continued in that position from 1999 to 2000. In 2000, Mr. Buller was appointed Chief Executive Officer of Omega. He remained in that position until 2002, leaving Omega after it was sold to Fortune Brands, Inc. In sum, Mr. Buller has over 26 years in the home furnishings industry and spent 18 years as a chief executive officer or division president. Mr. Buller is well qualified to serve on our Board due to his extensive leadership, executive, managerial, and business experience, particularly in the salient areas of supply chain logistics, product design, brand management, and consumer trends.

Nancy Faginas-Cody has been a director since December 2021. Ms. Faginas-Cody retired from Walt Disney Company as the Senior Vice President, Information Technology Enterprise Business Systems, a position she held from 2013 to 2020. She previously served as Vice President, Information Technology for Disney Consumer Products, Inc. from 2004 to 2013 and as Director, Information Technology for Disney Stores Worldwide from 1999 to 2004. In her most recent role with Walt Disney Company, she was responsible for the global corporate enterprise business systems. Prior to Walt Disney Company, Ms. Faginas-

Cody served in IT leadership roles for retailers such as FEDCO and MacFrugal’s. Ms. Faginas-Cody holds an MBA from the University of California-Irvine and a bachelor’s degree in economics from California State University-Fullerton. With more than 40 years of experience in Information Technology, Ms. Faginas-Cody is well qualified to serve on our Board.

Deborah Gonzalez has been a director since December 2021. Ms. Gonzalez brings over 30 years of brand marketing experience to our Board. Ms. Gonzalez currently serves as Senior Vice President, Global Marketing & Communications for Concentrix Corporation, a leading global provider of customer experience solutions and technology, a position she has held since 2020. In this role, she oversees all aspects of brand and integrated marketing, digital marketing, communications, and public relations. Previously, Ms. Gonzalez held senior leadership positions in diverse industries, such as Senior Partner for CMO Consulting Group from 2018 to 2020, Chief Brand/Marketing Officer for Massage Envy Franchising from 2014 to 2018 and various senior leadership roles at PetSmart, Inc. from 2002 to 2014, including Vice President, Merchandising Marketing. Ms. Gonzalez holds an MBA from Thunderbird School of Global Management and a bachelor’s degree in business economics from University of San Diego. With Ms. Gonzalez’s specific expertise in building brands and delivering marketing programs that help grow demand and loyalty with a focus on customer experience, she is well qualified to serve on our Board.

Joe Taylor has been a director since January 2025. Mr. Taylor most recently served as executive vice president and chief financial officer at Brinker International, Inc. from December 6, 1999 until his retirement in June 2024. Brinker is one of the world’s leading casual dining restaurant companies and home of Chili’s® Grill & Bar, Maggiano’s Little Italy®. During his tenure at Brinker, Mr. Taylor served in various leadership roles in finance, investor relations, restaurant development, risk management, corporate affairs and communications for Brinker and its brands. Prior to joining Brinker, Mr. Taylor spent nearly 18 years in the banking industry in several client-related and corporate finance positions. Mr. Taylor actively engages with the restaurant industry and has held leadership positions with multiple trade associations. He is director emeritus of the National Restaurant Association and trustee emeritus of the National Restaurant Association Educational Foundation. Mr. Taylor holds a bachelor’s degree from Duke University. With Mr. Taylor’s extensive background in the restaurant industry and finance expertise, he is well qualified to serve on our Board.

There are no family relationships between any director, executive officer, or person nominated or chosen to become a director or executive officer of the Company, and there are no arrangements or understandings between any director or nominee and any other person pursuant to which such individual was or is selected as a director or nominee.

PROPOSAL 2: RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of our Board has appointed BDO USA, P.C., as our independent registered public accounting firm for 2025. BDO USA, P.C. has served in this capacity since 2011.

We ask that you ratify this appointment. Rules of the SEC and The Nasdaq Stock Market LLC (“Nasdaq”) require our Audit Committee to engage, retain, and supervise our independent registered public accounting firm. However, while stockholder ratification of the appointment of BDO USA, P.C., as our independent registered public accounting firm is not required by our Bylaws or otherwise, we think that stockholder ratification of our independent registered public accounting firm is important to stockholders and is a matter of good corporate governance. If the stockholders fail to ratify the appointment, the Audit Committee may reconsider whether to retain BDO USA, P.C. Even if the appointment is ratified, the Audit Committee, in its discretion, may appoint a different independent registered public accounting firm at any time during the year if the Audit Committee determines that such a change would be in the best interests of the Company and our stockholders.

We expect that representatives of BDO USA, P.C., will be present at the meeting, that they will have the opportunity to make a statement if they so desire, and that they will be available to respond to appropriate questions.

Pursuant to our Audit Committee’s charter, our Audit Committee is responsible for overseeing our accounting and financial reporting processes, and for overseeing our audits. The Audit Committee is responsible for appointing, retaining, determining the compensation of, evaluating, and terminating our independent registered public accounting firm. The Audit Committee is also responsible for establishing and maintaining guidelines for the retention of our independent registered public accounting firm for any non-audit services and for the fees for those services, and for determining procedures to approve audit and non-audit services in advance. Pursuant to our Audit Committee’s Charter, the Audit Committee shall pre-approve any audit or non-audit services provided to us by our independent registered public accounting firm as required by applicable laws and listing standards. In addition, the Audit Committee may delegate the pre-approval of permissible non-audit services to one or more of its members, but the decision must be reported to the full Audit Committee at its next scheduled meeting.

The Audit Committee pre-approved all audit and permitted non-audit services provided by BDO USA, P.C. during fiscal 2024 and 2023 in accordance with the foregoing pre-approval policy.

The following table sets forth fees billed by BDO USA, P.C., for the audit of our annual financial statements and other services rendered for the periods presented:

	Fiscal 2024	Fiscal 2023
Audit Fees (1)	$585,000	$585,146
Audit-Related Fees (2)	$22,780	$21,720
Total	$607,780	$606,866

(1)	Audits of our annual financial statements, reviews of quarterly financial statements, and services that are normally provided by independent accountants in connection with statutory and regulatory filings or engagements, including reviews of SEC filings and our Franchise Disclosure Document.
(2)	Audit-related fees consist of the audit of our 401(k) plan.

You may vote “FOR” or “AGAINST” or “ABSTAIN” on the ratification of the appointment of BDO USA, P.C. as our independent registered public accounting firm for 2025. This proposal shall be approved if it receives the affirmative vote of a majority of the shares of common stock present in person or represented at the annual meeting and entitled to vote on this proposal.

THE BOARD RECOMMENDS THAT YOU VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF BDO USA, P.C. AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2025.

AUDIT COMMITTEE REPORT

The Audit Committee has reviewed and discussed our fiscal 2024 audited financial statements with management.

The Audit Committee has discussed with BDO USA, P.C., our independent registered public accounting firm, the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board and the SEC.

The Audit Committee has received the written disclosures and the letter from BDO USA, P.C. required by applicable requirements of the Public Company Accounting Oversight Board regarding BDO USA, P.C.’s communications with the Audit Committee concerning independence, and it has discussed with BDO USA, P.C. the firm’s independence.

Based on these reviews and discussions, the Audit Committee recommended to the Board that our audited financial statements be included in our Annual Report on Form 10-K for 2024 for filing with the SEC.

Respectfully submitted,

Samuel N. Borgese

Mark Buller

Nancy Faginas-Cody

Joe Taylor

The foregoing report of the Audit Committee is not soliciting material, is not deemed filed with the SEC and is not incorporated by reference in any filing of the Company under the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act, whether made before or after the date of this proxy statement and irrespective of any general incorporation language in such filing.

PROPOSAL 3: ADVISORY VOTE TO APPROVE THE COMPENSATION OF NAMED EXECUTIVE OFFICERS

The Board believes that the Company’s long-term success depends in large measure on the talents of its employees. The Company’s compensation system plays a significant role in its ability to attract, retain and motivate the highest quality workforce. The Board believes that the Company’s current compensation program directly links executive compensation to performance, aligning the interests of the Company’s executive officers with those of its stockholders. The Board endorses the Company’s executive compensation program and encourages stockholders to review the Compensation, Discussion and Analysis, tables and other disclosures included under the sections entitled “Compensation Discussion and Analysis” and “Executive Compensation Tables” of this proxy statement.

Section 14A of the Exchange Act requires that the Company periodically submit to the stockholders for an advisory vote a resolution to approve the compensation of its named executive officers (“NEOs”) as described in this proxy statement, commonly referred to as a “say-on-pay” resolution.

The Board recommends that the stockholders vote “FOR” the following resolution:

“RESOLVED, that the Company’s stockholders approve, on an advisory basis, the compensation of the Named Executive Officers, as disclosed in the Company’s proxy statement for the 2025 annual meeting pursuant to the compensation disclosure rules of the United States Securities and Exchange Commission (which disclosure includes the Compensation Discussion and Analysis, the Summary Compensation Table and the other related tables and disclosures).”

You may vote “FOR” or “AGAINST” or “ABSTAIN” on the approval, on an advisory (non-binding) basis, of the compensation of our NEOs. This proposal shall be approved if it receives the affirmative vote of a majority of the shares of common stock present in person or represented at the annual meeting and entitled to vote on this proposal. This is a non-binding advisory vote and, therefore, its outcome does not mandate any particular action. However, our Board and our Compensation Committee will carefully consider the outcome of this vote when making future decisions regarding the compensation of our NEOs. We will hold our next advisory vote to approve the compensation of our named executive officers at the 2026 annual meeting of stockholders.

THE BOARD RECOMMENDS THAT YOU VOTE “FOR” THE APPROVAL, ON AN ADVISORY (NON-BINDING) BASIS, OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS.

PROPOSAL 4: APPROVAL OF AMENDMENT TO OUR EQUITY INCENTIVE PLAN

General

The Company’s long-term incentive compensation program is implemented under the El Pollo Loco Holdings, Inc. Equity Incentive Plan (the “Equity Incentive Plan”). The Equity Incentive Plan emphasizes achievement of long-term performance and stockholders value creation.

On March 4, 2025, our Board approved amending the Equity Incentive Plan, subject to stockholder approval. At the annual meeting, we are asking our stockholders to approve the following amendments set forth in the amended and restated Equity Incentive Plan:

●	Increase in Aggregate Share Limit. The Equity Incentive Plan currently limits the aggregate number of shares of the Company’s common stock that may be delivered pursuant to all awards granted under the Equity Incentive Plan to 3,250,000 shares, plus the number of shares of common stock reserved, but unissued under our 2014 Omnibus Equity Incentive Plan (the “Prior Plan”) at the time the Equity Incentive Plan was originally approved. The proposed amendment would increase this limit by an additional 1,250,000 shares so that the new aggregate share limit for the Equity Incentive Plan would be 4,500,000 shares, plus the number of shares of common stock reserved, but unissued under the Prior Plan at the time the Equity Incentive Plan was originally approved. The proposed amendments would also increase the limit on the number of shares that may be delivered pursuant to “incentive stock options” granted under the Equity Incentive Plan by 1,250,000 shares for a new limit of 4,320,477 incentive stock options. For purposes of clarity, any shares that are delivered pursuant to incentive stock options also count against (and are not in addition to) the aggregate Equity Incentive Plan share limit described above.

As of March 15, 2025, a total of 2,717,520 shares of the Company’s common stock were then subject to outstanding awards granted under the Equity Incentive Plan, and only 35,864 shares of the Company’s common stock were then available for new award grants under the Equity Incentive Plan (assuming that all outstanding performance-based awards are paid-out at the maximum performance level). The proposed amendments would increase the reserved shares under the Equity Incentive Plan by 1,250,000 shares. Based solely on the closing price of the Company’s common shares as reported by the Nasdaq Stock Market on March 15, 2025, the maximum aggregate market value of the additional 1,250,000 new shares that could be issued under the Equity Incentive Plan is approximately $12,600,000.

The Company believes that incentives and stock-based awards focus employees on the objective of creating stockholder value and promoting the success of the Company, and that incentive compensation plans like the Equity Incentive Plan are an important attraction, retention and motivation tool for participants in the plan. Our Board believes that the number of shares currently available under the Equity Incentive Plan does not give the Company sufficient authority and flexibility to adequately provide for future incentives. Our Board believes that the additional shares give the Company greater flexibility to structure future incentives and better attract, retain and award key employees.

If stockholders do not approve this proposal, the current share limits under, and the other terms and conditions of, the Equity Incentive Plan will continue in effect.

Summary Description of the Equity Incentive Plan

The principal terms of the Equity Incentive Plan are summarized below. The following summary is qualified in its entirety by the full text of the Equity Incentive Plan which is set forth in Appendix B hereto.

Types of Awards. The Equity Incentive Plan provides for the issuance of options, share appreciation rights (“SARs”), restricted shares, restricted stock units (“RSUs”), performance stock units (“PSUs”), other share-based awards and cash awards to our officers, employees, directors, independent contractors and consultants.

As of March 15, 2025, approximately 47 officers and employees of the Company (including all of the named executive officers) and each of the seven non-employee directors serving on our Board were considered eligible under the Equity Incentive Plan.

Shares Available; Certain Limitations. The maximum number of shares of common stock reserved and available for issuance under the Equity Incentive Plan is equal to the sum of (i) 4,500,000 shares of common stock and (ii) the number of shares of common stock reserved, but unissued under the Prior Plan upon the original effective date of the Equity Incentive Plan, provided that shares of common stock issued under the Equity Incentive Plan with respect to an Exempt Award will not count against the share limit.  We use the term “Exempt Award” to mean (i) an award granted in the assumption of, or in substitution for, outstanding awards previously granted by another business entity acquired by us or any of our subsidiaries or with which we or any of our subsidiaries merges, (ii) an “employment inducement” award as described in the applicable stock exchange listing manual or (iii) an award that a participant purchases at fair market value. If stockholders approve this proposal, the maximum number of common shares that may be delivered pursuant to awards under the Equity Incentive Plan will be 4,500,000 shares (the “Share Limit”), plus the number of shares of common stock reserved, but unissued, under the Prior Plan upon the original effective date of the Equity Incentive Plan, an increase of 1,250,000 additional shares.

New shares reserved for issuance under the Equity Incentive Plan may be authorized but unissued shares or shares that will have been or may be reacquired by the Company in the open market, in private transactions or otherwise.  Shares of common stock subject to an award under the Equity Incentive Plan that remain unissued upon the cancellation or termination of the award will again become available for grant under the Equity Incentive Plan.  However, shares of common stock that are surrendered by a participant or withheld as payment of the exercise price in connection with any award under the Equity Incentive Plan, as well as any shares of common stock exchanged by a participant or withheld to satisfy tax withholding obligations related to any award, will not be available for subsequent awards under the Equity Incentive Plan. If an award is denominated in shares, but settled in cash, the number of shares of common stock previously subject to the award will again be available for grants under the Equity Incentive Plan.  If an award can only be settled in cash, it will not be counted against the total number of shares of common stock available for grant under the Equity Incentive Plan. However, upon the exercise of any award granted in tandem with any other awards, such related awards will be cancelled as to the number of shares as to which the award is exercised, and such number of shares will no longer be available for grant under the Equity Incentive Plan.

Any shares of common stock repurchased with the proceeds of any option exercise price shall not be available for awards under the Equity Incentive Plan. No non-employee director of the Company will be granted awards during any calendar year that, when aggregated with such non-employee director’s cash fees for that calendar year, exceed $500,000 in total value, with cash-based awards and cash fees measured for this purpose at their value upon payment and any equity-based awards measured for this purpose at their grant date fair value as determined for the Company’s financial reporting purposes.  In addition, any awards granted under the Equity Incentive Plan (other than awards representing a maximum of 5% of the shares reserved for issuance under the Equity Incentive Plan) will be granted subject to a minimum vesting period of at least 12 months, subject to acceleration in connection with a change in control, as discussed below.

The current limit on the number of shares that may be issued pursuant to the exercise of incentive stock options is 3,070,477. If stockholders approve this proposal, the incentive stock option limit will increase to 4,320,477.

Administration. The Equity Incentive Plan will be administered by our Board, or if our Board does not administer the Equity Incentive Plan, a committee of our Board that complies with the applicable requirements of Section 16 of the Exchange Act and any other applicable legal or stock exchange listing requirements (each of our Board or such committee, the “plan administrator”). The plan administrator may interpret the Equity Incentive Plan and may prescribe, amend and rescind rules and make all other determinations necessary or desirable for the administration of the Equity Incentive Plan.

The Equity Incentive Plan permits the plan administrator to select the eligible recipients who will receive awards, to determine the terms and conditions of those awards, including but not limited to the exercise price or other purchase price of an award, the number of shares of common stock or cash or other property subject to an award, the term of an award and the vesting schedule applicable to an award, including performance-based conditions and the extent to which such conditions have been satisfied, and to amend the terms and conditions of outstanding awards.

No Repricing. In no case (except due to an adjustment to reflect a stock split or other event referred to under “Equitable Adjustments” below, or any repricing that may be approved by stockholders) will the Administrator (1) amend an outstanding stock option or stock appreciation right to reduce the exercise price or base price of the award, (2) cancel, exchange, or surrender an outstanding stock option or stock appreciation right in exchange for cash or other awards for the purpose of repricing the award, or (3) cancel, exchange, or surrender an outstanding stock option or stock appreciation right in exchange for an option or stock appreciation right with an exercise or base price that is less than the exercise or base price of the original award.

Restricted Shares and RSUs. Restricted shares and RSUs, including awards subject to performance-based vesting (PSUs), may be granted under the Equity Incentive Plan. The plan administrator will determine the purchase price, vesting schedule and performance goals, if any, applicable to the grant of restricted shares and RSUs. Unless otherwise determined by the plan administrator, if the restrictions, performance goals or other conditions determined by the plan administrator are not satisfied, the restricted shares and RSUs will be forfeited. Subject to the provisions of the Equity Incentive Plan and the applicable individual award agreement, the plan administrator has the sole discretion to provide for the lapse of restrictions in installments or the acceleration or waiver of restrictions (in whole or part) under certain circumstances, including the attainment of certain performance goals, a participant’s termination of employment or service or a participant’s death or disability. The rights of restricted share and RSU holders upon a termination of employment or service will be set forth in individual award agreements.

Unless the applicable award agreement provides otherwise, participants with restricted shares will generally have all of the rights of a stockholder during the restricted period, including the right to receive dividends declared with respect to such shares; provided, however, that dividends declared during the restricted period with respect to an award will only become payable if (and to the extent) that the underlying restricted shares vest. During the restricted period, participants with RSUs will generally not have any rights of a stockholder, but will be credited with dividend equivalent rights, unless the applicable individual award agreement provides otherwise. Any dividend equivalent rights will only become payable if (and to the extent) that the underlying RSUs vest.

Options. We may issue non-qualified stock options and incentive stock options (“ISOs”) (within the meaning of Section 422 of the Code) under the Equity Incentive Plan. The terms and conditions of any options granted to a participant will be set forth in an award agreement and, subject to the provisions in the Equity Incentive Plan, will be determined by the plan administrator. The exercise price of any option granted under our Equity Incentive Plan must be at least equal to the fair market value of our common stock on the date the option is granted (110% of fair market value in the case of ISOs granted to ten percent stockholders). The maximum term of an option granted under our Equity Incentive Plan is ten years (five years in the case of ISOs granted to ten percent stockholders). The amount of incentive stock options that become exercisable for the first time in a particular year cannot exceed a value of $100,000 per participant, determined using the fair market value of the shares on the date of grant.

Subject to our Equity Incentive Plan, the plan administrator will determine the vesting and other terms and conditions of options granted under our Equity Incentive Plan and the plan administrator will have the authority to accelerate the vesting of any option in its sole discretion. Treatment of an option upon termination of employment of a participant will be provided for by the plan administrator in the applicable award agreement.

Share Appreciation Rights. SARs may be granted under the Equity Incentive Plan either alone or in conjunction with all or part of any option granted under the Equity Incentive Plan. A free-standing SAR granted under the Equity Incentive Plan entitles its holder to receive, at the time of exercise, an amount per share up to the excess of the fair market value (at the date of exercise) of a share of common stock over the exercise price of the free-standing SAR multiplied by the number of shares in respect of which the SAR is being exercised. A SAR granted in conjunction with all or part of an option under the Equity Incentive Plan entitles its holder to receive, at the time of exercise of the SAR and surrender of the related option, an amount per share up to the excess of the fair market value (at the date of exercise) of a share of common stock over the exercise price of the related option multiplied by the number of shares in respect of which the SAR is being exercised.  Each SAR will be granted with an exercise price that is not less than 100% of the fair market value of the related shares of common stock on the date of grant. Treatment of a SAR upon termination of employment of a participant will be provided for by the plan administrator in the applicable award agreement. The maximum term of all SARs granted under the Equity Incentive Plan will be determined by the plan administrator but may not exceed ten years.  The plan administrator may determine to settle the exercise of an SAR in shares of common stock, cash, or any combination thereof.

Each free-standing SAR will vest and become exercisable (including in the event of the SAR holder’s termination of employment or service) at such time and subject to such terms and conditions as determined by the plan administrator in the applicable individual free-standing SAR agreement.  SARs granted in conjunction with all or part of an option will be exercisable at such times and subject to all of the terms and conditions applicable to the related option.

Other Share-Based Awards. Other share-based awards, valued in whole or in part by reference to, or otherwise based on, shares of common stock (including dividend equivalents) may be granted under the Equity Incentive Plan. The plan administrator will determine the terms and conditions of such other share-based awards, including the number of shares of common stock to be granted pursuant to such other share-based awards, the manner in which such other share-based awards will be settled (e.g., in shares of common stock, cash or other property), and the conditions to the vesting and payment of such other share-based awards (including the achievement of performance goals).  The rights of participants granted other share-based awards upon the termination of employment with or service to us will be set forth in the award agreement.  Any dividend or dividend-equivalent award issued under the Equity Incentive Plan will be subject to the same restrictions and conditions as apply to the underlying award.

Cash Awards. Bonuses that are payable solely in cash may also be granted under the Equity Incentive Plan and may be granted contingent upon the achievement of performance goals. The rights of participants granted cash awards upon the termination of employment with or service to us will be set forth in the applicable award agreement.

Equitable Adjustments. In the event of a merger, amalgamation, consolidation, reclassification, recapitalization, spin-off, spin-out, repurchase, reorganization, special or extraordinary dividend or other extraordinary distribution (whether in the form of common shares, cash or other property), combination, exchange of shares, or other change in corporate structure affecting our common stock, an equitable substitution or proportionate adjustment shall be made in (i) the aggregate number and kind of securities reserved for issuance under the Equity Incentive Plan, (ii) the kind and number of securities subject to, and the exercise price of, any outstanding options and SARs granted under the Equity Incentive Plan, (iii) the kind, number and purchase price of shares of common stock, or the amount of cash or amount or type of property, subject to outstanding restricted shares, RSUs and other share-based awards granted under the Equity Incentive Plan and (iv) the terms and conditions of any outstanding awards (including any applicable performance targets).  Equitable substitutions or adjustments other than those listed above may also be made as determined by the plan administrator.  In addition, the plan administrator may terminate all outstanding awards for the payment of cash or in-kind consideration having an aggregate fair market value equal to the excess of the fair market value of the shares of common stock, cash or other property covered by such awards over the aggregate exercise price, if any, of such awards, but if the exercise price of any outstanding award is equal to or greater than the fair market value of the shares of common stock, cash or other property covered by such award, our Board may cancel the award without the payment of any consideration to the participant.  With respect to awards subject to foreign laws, adjustments will be made in compliance with applicable requirements.  Except to the extent determined by the plan administrator, adjustments to incentive stock options will be made only to the extent not constituting a “modification” within the meaning of Section 424(h)(3) of the Code.

Change in Control and Qualifying Termination. Unless otherwise determined by the plan administrator and evidenced in an award agreement, in the event that (i) a “change in control” (as defined below) occurs and (ii) a participant’s employment or service is terminated by us or any of our successors or affiliates without cause or by the participant for good reason (if applicable) within 12 months following the change in control, then (a) any unvested or unexercisable portion of any award carrying a right to exercise will become fully vested and exercisable, and (b) the restrictions, deferral limitations, payment conditions and forfeiture conditions applicable to any award will lapse and such unvested awards will be deemed fully vested and any performance conditions imposed with respect to such awards will be deemed to be fully achieved at target performance levels.

In connection with a “change in control,” the Administrator may provide, in its sole discretion, but subject in all events to the requirements of Section 409A of the Code, for the cancellation of any outstanding award granted under the Equity Incentive Plan in exchange for payment in cash or other property having an aggregate fair market value equal to the fair market value of the shares, cash or other property covered by such Award, reduced by the aggregate exercise price or purchase price thereof, if any; provided, however, that if the exercise price or purchase price of any outstanding award is equal to or greater than the fair market value of the shares of the common stock, cash or other property covered by such award, the Administrator may cancel such award without the payment of any consideration to the participant.

Definition of Change in Control. For purposes of the Equity Incentive Plan, a “change in control” will mean, in summary, the first to occur of the following events: (i) a person or entity becomes the beneficial owner of more than 50% of our voting power; (ii) an unapproved change in the majority membership of our Board; (iii) a merger or consolidation of us or any of our subsidiaries, other than (A) a merger or consolidation that results in our voting securities continuing to represent 50% or more of the combined voting power of the surviving entity or its parent and our Board immediately prior to the merger or consolidation continuing to represent at least a majority of the board of directors of the surviving entity or its parent or (B) a merger or consolidation effected to implement a recapitalization in which no person is or becomes the owner of our voting securities representing more than 50% of our combined voting power; or (iv) stockholder approval of a plan of complete liquidation or dissolution of us or the consummation of an agreement for the sale or disposition of substantially all of our assets, other than a sale or disposition to an entity, more than 50% of the combined voting power of which is owned by our stockholders in substantially the same proportions as their ownership of us immediately prior to such sale or a sale or disposition to an entity controlled by our Board.  However, a change in control will not be deemed to have occurred as a result of any transaction or series of integrated transactions following which our stockholders, immediately prior thereto, hold immediately afterward the same proportionate equity interests in the entity that owns all or substantially all of our assets.

Tax Withholding. Each participant will be required to make arrangements satisfactory to the plan administrator regarding payment of up to the maximum statutory tax rates in the participant’s applicable jurisdiction with respect to any award granted under the Equity Incentive Plan, as determined by the Company.  We have the right, to the extent permitted by applicable law, to deduct any such taxes from any payment of any kind otherwise due to the participant.  With the approval of the plan administrator, the participant may satisfy the foregoing requirement by either electing to have us withhold from delivery of shares of common stock, cash or other property, as applicable, or by delivering already owned unrestricted shares of common stock, in each case, having a value not exceeding the applicable taxes to be withheld and applied to the tax obligations.  We may also use any other method of obtaining the necessary payment or proceeds, as permitted by applicable law, to satisfy our withholding obligation with respect to any award.

Amendment and Termination of the Equity Incentive Plan. The Equity Incentive Plan provides our Board with authority to amend, alter or terminate the Equity Incentive Plan, but no such action may impair the rights of any participant with respect to outstanding awards without the participant’s consent. The plan administrator may amend an award, prospectively or retroactively, but no such amendment may materially impair the rights of any participant without the participant’s consent.  Stockholder approval of any such action will be obtained if required to comply with applicable law.

Equity Incentive Plan Term. The Equity Incentive Plan will terminate on June 8, 2031 (although awards granted before that time will remain outstanding in accordance with their terms).

Clawback. The awards granted under the Equity Incentive Plan are subject to the terms of the Company’s recoupment, clawback or similar policy as it may be in effect from time to time, as well as any similar provisions of applicable law, any of which could in certain circumstances require repayment or forfeiture of awards or any shares of Common Stock or other cash or property received with respect to the awards (including any value received from a disposition of the shares acquired upon payment of the awards).

Indemnification. To the extent allowable pursuant to applicable law, each member of our Board and the plan administrator and any officer or other employee to whom authority to administer any component of the Equity Incentive Plan is delegated shall be indemnified and held harmless by the Company from any loss or expense that may be reasonably incurred by such member in connection with any claim, action or proceeding in which he or she may be involved by reason of any action or failure to act pursuant to the Equity Incentive Plan and against all amounts paid by him or her in satisfaction of judgment in such claim, action or proceeding against him or her, provided, however, that he or she gives the Company an opportunity, at its own expense, to handle and defend the same before he or she undertakes to handle and defend it on his or her own behalf.

U.S. Federal Income Tax Consequences of Awards under the Equity Incentive Plan

The U.S. federal income tax consequences of the Equity Incentive Plan under current federal law, which is subject to change, are summarized in the following discussion of the general tax principles applicable to the Equity Incentive Plan.  This summary is not intended to be exhaustive and, among other considerations, does not describe the deferred compensation provisions of Section 409A of the U.S. Internal Revenue Code to the extent an award is subject to and does not satisfy those rules, nor does it describe state, local, or international tax consequences.

With respect to nonqualified stock options, the company is generally entitled to deduct and the participant recognizes taxable income in an amount equal to the difference between the option exercise price and the fair market value of the shares at the time of exercise.  With respect to incentive stock options, the company is generally not entitled to a deduction nor does the participant recognize income at the time of exercise, although the participant may be subject to the U.S. federal alternative minimum tax.

The current federal income tax consequences of other awards authorized under the Equity Incentive Plan generally follow certain basic patterns: nontransferable restricted stock subject to a substantial risk of forfeiture results in income recognition equal to the excess of the fair market value over the price paid (if any) only at the time the restrictions lapse (unless the recipient elects to accelerate recognition as of the date of grant); bonuses, stock appreciation rights, cash and stock-based performance awards, dividend equivalents, stock units, and other types of awards are generally subject to tax at the time of payment; and compensation otherwise effectively deferred is taxed when paid.  In each of the foregoing cases, the company will generally have a corresponding deduction at the time the participant recognizes income.

If an award is accelerated under the Equity Incentive Plan in connection with a “change in control” (as this term is used under the U.S. Internal Revenue Code), the Company may not be permitted to deduct the portion of the compensation attributable to the acceleration (“parachute payments”) if it exceeds certain threshold limits under the U.S. Internal Revenue Code (and certain related excise taxes may be triggered). Furthermore, under Section 162(m) of the Code, the aggregate compensation in excess of $1,000,000 payable to current or former named executive officers (including amounts attributable to equity-based and other incentive awards) may not be deductible by the Company in certain circumstances.

Specific Benefits under the Equity Incentive Plan

The Company has not approved any awards that are conditioned upon stockholder approval of the amendment to the Equity Incentive Plan. The Company is not currently considering any other specific award grants under the Equity Incentive Plan. If the proposed amendments to the Equity Incentive Plan had been in existence in fiscal 2024, the Company expects that its award grants for fiscal 2024 would not have been substantially different from those actually made in that year under the Equity Incentive Plan.  For information regarding stock-based awards granted to our named executive officers during fiscal 2024, see the material under the heading “Elements of Executive Compensation” below.

The following paragraphs include additional information to help you assess the potential dilutive impact of the Company’s equity awards and the Equity Incentive Plan.

“Overhang” refers to the number of shares of the Company’s common stock that are subject to outstanding awards or remain available for new award grants. The following table shows the total number of shares of the Company’s common stock that were subject to outstanding restricted stock and restricted stock unit awards granted under the Equity Incentive Plan and Prior Plan, that were subject to outstanding stock options granted under the Equity Incentive Plan and Prior Plan, and that were then available for new award grants under the Equity Incentive Plan as of December 31, 2024 and as of March 15, 2025. (In this proposal, the number of shares of the Company’s common stock subject to restricted stock and restricted stock unit awards granted during any particular period or outstanding on any particular date is presented based on the actual number of shares of the Company’s common stock covered by those awards. For awards subject to performance-based vesting requirements, the number of shares presented is based on the target level of performance, although the Company’s performance awards generally may vest up to 180% of the target level if the maximum performance goals are achieved.

	As of December 31, 2024	As of March 15, 2025
Shares subject to outstanding restricted stock and restricted stock unit awards (excluding performance-based vesting awards)	666,840	1,051,855
Shares subject to outstanding performance-based vesting restricted stock and restricted stock unit awards	41,537	159,948
Shares subject to outstanding stock options (excluding performance-based vesting options)	1,098,320	1,505,717
Shares subject to outstanding performance-based vesting options	—	—
Shares available for new award grants	1,011,980	35,864

Other than the Equity Incentive Plan and the Prior Plan, we do not have any other compensatory plans or arrangements in place under which shares of the Company’s common stock are eligible to be awarded or under which there are outstanding awards with respect to shares of the Company’s common stock. No new awards may be granted under the Prior Plan.

The weighted-average number of shares of the Company’s common stock issued and outstanding in each of the last three fiscal years was 36,350,579 shares issued and outstanding in 2022; 34,253,542 shares issued and outstanding in 2023; and

29,850,256 shares issued and outstanding in 2024. The number of shares of the Company’s common stock issued and outstanding as of December 31, 2024, and March 15, 2025, was 29,839,721 and 30,087,622 shares, respectively.

“Burn rate” refers to the number of shares that are subject to awards that we grant over a particular period of time. The total number of shares of the Company’s common stock subject to awards that the Company granted under the Equity Incentive Plan and Prior Plan in each of the last three fiscal years, and to date (as of March 15, 2025) for 2025, are as follows:

●	729,568 shares in 2022 (which was 2.0% of the weighted-average number of shares of the Company’s common stock issued and outstanding in 2022), of which 356,610 shares were subject to restricted stock and restricted stock unit awards (excluding performance-based vesting awards), and 372,958 shares were subject to stock options (excluding performance-based vesting options);
●	1,016,425 shares in 2023 (which was 3.0% of the weighted-average number of shares of the Company’s common stock issued and outstanding in 2023), of which 454,081 shares were subject to restricted stock and restricted stock unit awards (excluding performance-based vesting awards) and 562,344 were subject to stock options (excluding performance-based vesting options).
●	1,092,196 shares in 2024 (which was 3.7% of the weighted-average number of shares of the Company’s common stock issued and outstanding in 2024), of which 472,186 shares were subject to restricted stock and restricted stock unit awards (excluding performance-based vesting awards), 41,537 shares were subject to performance-based vesting awards and 578,473 shares were subject to stock options (excluding performance-based vesting options).
●	976,116 shares in 2025 (which was 3.3 % of the weighted-average number of shares of the Company’s common stock issued and outstanding in 2025), of which 366,035 shares were subject to restricted stock and restricted stock unit awards (excluding performance-based vesting awards), 159,948 shares were subject to performance-based vesting awards and 450,133 shares were subject to stock options (excluding performance-based vesting options).

Thus, the total number of shares of the Company’s common stock subject to awards granted under the Equity Incentive Plan and Prior Plan per year over the last three fiscal years (2022, 2023 and 2024) has been, on average, 2.9% of the weighted-average number of shares of the Company’s common stock issued and outstanding for the corresponding year. Performance-based vesting awards have been included above in the year in which the award was granted.

The total number of shares of our common stock that were subject to awards granted under the Equity Incentive Plan that terminated or expired, and thus became available for new award grants under the Equity Incentive Plan, in each of the last three fiscal years, and to date (as of March 15, 2025) in 2025, are as follows: 202,926 in 2022, 839,108 in 2023, 244,078 in 2024, and none in 2025. Shares subject to Equity Incentive Plan awards that terminated or expired and became available for new award grants under the Equity Incentive Plan have been included when information is presented in this Equity Incentive Plan proposal on the number of shares available for new award grants under the Equity Incentive Plan.

Our Compensation Committee anticipates that the 1,250,000 additional shares requested for the Equity Incentive Plan (together with the shares available for new award grants under the Equity Incentive Plan on the annual meeting date and assuming usual levels of shares becoming available for new awards as a result of forfeitures of outstanding awards) will provide the Company with flexibility to continue to grant equity awards under the Equity Incentive Plan through approximately the end of 2026 (reserving sufficient shares to cover potential payment of performance-based awards at maximum payment levels). However, this is only an estimate, in the Company’s judgment, based on current circumstances. The total number of shares that are subject to the Company’s award grants in any one year or from year-to-year may change based on a number of variables, including, without limitation, the value of the Company’s common stock (since higher stock prices generally require that fewer shares be issued to produce awards of the same grant date fair value), changes in competitors’ compensation practices or changes in compensation practices in the market generally, changes in the number of employees, changes in the number of directors and officers, whether and the extent to which vesting conditions applicable to equity-based awards are satisfied, acquisition activity and the need to grant awards to new employees in connection with acquisitions, the need to attract, retain and incentivize key talent, the type of awards the Company grants, and how the Company chooses to balance total compensation between cash and equity-based awards.

The closing market price for a share of the Company’s common stock as of March 15, 2025 was $10.08 per share. The Company used the closing market price for a share as of March 14, 2025 due to the stock market being closed on March 15, 2025.

Aggregate Equity Awards Previously Granted Under the Equity Incentive Plan

As of March 15, 2025, awards covering 6,960,044 shares of the Company’s common stock had been granted under the Equity Incentive Plan. (This number of shares includes shares subject to awards that expired or terminated without having been exercised and paid and became available for new award grants under the Equity Incentive Plan.) The following table shows information regarding the distribution of all awards among the persons and groups identified below, option exercises and restricted stock unit or other stock awards vesting prior to that date, and option and unvested restricted stock unit or other stock award holdings as of that date, with performance-based vesting awards included at the target level of performance.

	Option Awards				Stock Awards
					Number	Number	Number
					of	of	of
	Number of	Number of			Shares/	Shares/	Shares/Units
	Shares	Shares			Units	Units	Outstanding
	Subject to	Acquired	Number of Shares Underlying Options		Subject	Vested	and Unvested
	Past Option	On	as of March 15, 2025		to Past	as of	as of
	Grants	Exercise	Exercisable	Unexercisable	Awards	March 15, 2025	March 15, 2025
Named Executive Officers:
Elizabeth Williams Chief Executive Officer	394,317	—	19,379	374,938	314,075	26,401	287,674
Ira Fils Chief Financial Officer	184,063	—	52,673	131,390	143,359	33,636	109,723
Maria Hollandsworth President and Chief Operating Officer	116,062	—	7,200	108,862	114,109	3,449	110,660
Total for All Current Executive Officers as a Group (3 persons)	694,442	—	79,252	615,190	571,543	63,486	508,057
Mark Buller	—	—	—	—	61,543	31,025	19,139
Samuel N. Borgese	—	—	—	—	64,876	—	19,139
William R. Floyd	—	—	—	—	74,209	45,491	28,718
Deborah Gonzalez	—	—	—	—	32,868	13,729	19,139
Nancy Faginas-Cody	—	—	—	—	32,868	13,729	19,139
Douglas Babb	—	—	—	—	51,623	32,484	19,139
Joseph Taylor	—	—	—	—	8,637	—	8,637
Total for all Current Non-Executive Directors as a Group (7 persons):	—	—	—	—	326,624	136,458	133,050
Each other person who has received 5% or more of the options, warrants or rights under the Equity Incentive Plan	—	—	—	—	—	—	—
All employees, including all current officers who are not executive officers or directors, as a group	903,054	—	216,440	594,835	649,358	78,662	570,696
Total	1,597,496	—	295,692	1,210,025	1,547,525	278,606	1,211,803

Vote Required for Approval of the Amendments to the Equity Incentive Plan

Our Board believes that adoption of the amendments to the Equity Incentive Plan will promote the interests of the Company and its stockholders and will help the Company, and its subsidiaries continue to be able to attract, retain and reward persons important to our success.

All members of our Board and all of the Company’s executive officers are eligible for awards under the Equity Incentive Plan and thus have a personal interest in the approval of the Equity Incentive Plan.

You may vote “FOR” or “AGAINST” or “ABSTAIN” on the approval of the amendments to the Equity Incentive Plan. This proposal shall be approved if it receives the affirmative vote of a majority of the shares of common stock present in person or represented at the annual meeting and entitled to vote on this proposal.

THE BOARD RECOMMENDS THAT YOU VOTE “FOR” THE APPROVAL OF THE EQUITY INCENTIVE PLAN AS DESCRIBED ABOVE AND SET FORTH IN APPENDIX B HERETO.

PROPOSAL 5: AMENDMENT OF THE CERTIFICATE OF INCORPORATION TO DECLASSIFY THE BOARD

We are asking our stockholders to vote to approve the Declassification Amendment a proposal to amend our Restated Charter to phase out the Board’s classified structure so that the Board is fully declassified from and after the election of directors at our 2028 Annual Meeting (the “2028 Annual Meeting”). At present, the Restated Charter divides our Board into three classes, designated as Class I, Class II and Class III. Thus, at each annual meeting of stockholders, one class of directors is elected for a term expiring at the annual meeting of stockholders held in the third year following the year of their election.

Reasons for the Declassification Amendment

As part of the Board’s regular review of our corporate governance structures and practices in consultation with our advisors, the Board considered the advantages and disadvantages of retaining a classified board structure and concluded that adopting the Declassification Amendment to eliminate the classified board structure and provide that all directors will stand for election annually following a phase-in period would further enhance the Board’s accountability to our stockholders. The Board also believes that the Declassification Amendment would better align our corporate governance with the investor community’s preferred governance practices. Therefore, the Board determined it is advisable and in the best interests of the Company and its stockholders to amend our Restated Charter to phase out the current classified board structure and unanimously approved, and recommend that stockholders approve, the Declassification Amendment to declassify the Board.

Effect of the Declassification Amendment

If the Declassification Amendment is approved by stockholders, the declassification of our Board will be phased in as follows:

●	at this annual meeting, the directors who are elected pursuant to Proposal 1 of this proxy statement (the Class II directors) will be elected for a three-year term that expires at the 2028 Annual Meeting;
●	at our 2026 Annual Meeting, the Class III directors, whose terms expire at that meeting, will be elected for a one-year term that expires at our 2027 annual meeting of stockholders (the “2027 Annual Meeting”);
●	at the 2027 Annual Meeting, the Class I directors and the successors to the Class III directors, whose terms expire at that meeting, will be elected for a one-year term that expires at the 2028 Annual Meeting; and
●	at the 2028 Annual Meeting, the term of each director will expire, and all directors will be elected for a one-year term that expires at our 2029 annual meeting of stockholders.

The Board would then be declassified beginning at the 2028 Annual Meeting and at such meeting (and at every subsequent annual meeting) all directors would stand for election for a one-year term expiring at the next annual meeting. The phasing-in of annual elections of directors over this period is designed so that the term of any director previously elected by stockholders will not be shortened, and to allow for a smooth transition to a system of annual elections of all directors.

The declassification of the Board also necessitates other changes to the Restated Charter. Article EIGHTH of our Restated Charter currently provides that a director may be removed from the Board only for cause by the affirmative vote of the holders of a majority of the then-outstanding capital stock of the Company entitled to vote generally in the election of directors. To comply with Delaware law’s requirements for companies that do not have a classified board, the proposed Declassification Amendment will amend such provision to provide that, beginning with the 2028 Annual Meeting, a director may be removed with or without cause by the affirmative vote of the holders of a majority of the then-outstanding capital stock of the Company entitled to vote generally in the election of directors.

Approval of the Declassification Amendment is not conditioned on approval by our stockholders of Proposal 6 (the Supermajority Elimination Amendment). The proposed text of the Amended and Restated Certificate of Incorporation of the Corporation (the “Amended and Restated Certificate of Incorporation”) implementing the Declassification Amendment and the Supermajority Elimination Amendment and Other Amendments described in Proposal 6, is attached to this proxy statement, as Appendix C. In Appendix C, additions of text to Articles FIFTH and EIGHTH are indicated by underlined text and deletions of text are indicated by strike-through text. The description of the Declassification Amendment is qualified by the full text of Articles FIFTH and EIGHTH of the Amended and Restated Certificate of Incorporation.

If our stockholders approve both Proposal 5 and Proposal 6, we intend to file with the Delaware Secretary of State an Amended and Restated Certificate of Incorporation, setting forth the Declassification Amendment described in this Proposal 5 and the Supermajority Elimination Amendment and Other Amendments described in Proposal 6, which will become effective upon filing. If our stockholders approve only the proposed Declassification Amendment and not the Supermajority Elimination Amendment and Other Amendments described in Proposal 6, we intend to file with the Delaware Secretary of State an Amended and Restated Certificate of Incorporation, setting forth only the amendments to Articles FIFTH and EIGHTH described in this Proposal 5, which will become effective upon filing. Stockholders are encouraged to read the full text of the proposed Amended and Restated Certificate of Incorporation as set forth in Appendix C.

The Board may, at any time prior to its effectiveness, abandon the proposed Declassification Amendment without further action by the stockholders or the Board (even if the requisite stockholder vote is obtained). If the Declassification Amendment is not approved by stockholders, the Declassification Amendment will not be implemented or become effective and none of the proposed changes described above will be made to the Restated Charter.

Required Vote

The affirmative vote of the holders of at least 75% of the then-outstanding capital stock of the Company entitled to vote generally in the election of directors (in addition to any other vote that may be required by law) is required to approve and adopt the proposed Declassification Amendment. The Declassification Amendment is not conditioned on the approval of any other proposal.

THE BOARD RECOMMENDS THAT YOU VOTE “FOR” THE DECLASSIFICATION AMENDMENT TO AMEND THE RESTATED CHARTER TO DECLASSIFY THE BOARD.

PROPOSAL 6: AMENDMENT OF THE CERTIFICATE OF INCORPORATION TO ELIMINATE SUPERMAJORITY VOTING REQUIREMENTS

We are asking our stockholders to vote to approve the Supermajority Elimination Amendment—a proposal to amend our Restated Charter to eliminate provisions requiring a supermajority vote by our stockholders (the “Supermajority Voting Requirements”) to approve certain amendments to the Restated Charter and our Bylaws, such that future amendments to the Restated Charter and the Bylaws would be approved by a majority of the voting power of our then-outstanding shares of capital stock entitled to vote generally in the election of directors, voting as a single class. Under certain Articles of the Restated Charter currently in effect, certain matters submitted to a vote of stockholders must be approved by at least 75% of the votes entitled to be cast by the shares of our then-outstanding capital stock entitled to vote generally in the election of directors (in addition to any other vote that may be required by law). Those actions are:

●	Adopting, amending, altering or repealing provisions of our Bylaws under Article TWELFTH of the Restated Charter; and
●	Adopting, amending, altering or repealing certain provisions of the Articles of the Restated Charter under Article THIRTEENTH of the Restated Charter.

Article THIRTEENTH of the Restated Charter currently provides that a 75% supermajority vote requirement shall be required to amend, alter, change or repeal or to adopt any provision inconsistent with the purpose and intent of, the following Articles of the Restated Charter:

●	Article FIFTH, which relates to the management of the business and the conduct of affairs of the Company, including the power of the Board, the number of directors, the election of directors and the filling of Board vacancies;
●	Article SIXTH, which relates to the exculpation of directors;
●	Article SEVENTH, which relates to the indemnification of directors, officers and certain other persons;
●	Article EIGHTH, which relates to the process by which stockholder may act by written consents in lieu of a meeting of stockholders;
●	Article TENTH, which relates to the process by which special meetings of stockholders may be called;
●	Article ELEVENTH, which relates to the Company’s election on whether to be governed by Section 203 of the DGCL;
●	Article TWELFTH, which relates to the process for adopting, amending, altering or repealing the Bylaws;
●	Article THIRTEENTH, which relates to the process for amending, altering, changing or repealing provisions of the Restated Charter;
●	Article FOURTEENTH, which relates to a waiver of certain business opportunities; and
●	Article FIFTEENTH, which relates to a Court of Chancery of the State of Delaware exclusive forum selection clause.

Reasons for the Amendments

As part of the Board’s regular review of our corporate governance structures and practices in consultation with our advisors, the Board considered the advantages and disadvantages of retaining the Supermajority Voting Requirements and concluded that adopting the Supermajority Elimination Amendment to reduce the voting requirements for stockholders to approve future amendments to the Restated Charter or Bylaws would further enhance the Board’s accountability to our stockholders. The Board also believes that the Supermajority Elimination Amendment would better align our corporate governance with the investor community’s preferred governance practices. Therefore, the Board determined it is advisable and in the best interests of the Company and its stockholders to amend our Restated Charter to eliminate all Supermajority Voting Requirements and unanimously approved, and recommended that stockholders approve, the Supermajority Elimination Amendment.

Description of Other Immaterial Changes

The Restated Charter also reflects certain immaterial changes to streamline and modernize our Restated Charter (the “Other Amendments”). These changes, which do not substantively affect stockholders’ rights, include the elimination of outdated references and inapplicable language relating to the Company’s Sponsor Holder (as defined therein) and its rights. These Other Amendments will be implemented in the Amended and Restated Certificate of Incorporation to be filed with the Delaware Secretary of State if the Supermajority Elimination Amendment is approved by stockholders. The description of these Other Amendments is qualified in its entirety by reference to the text of the proposed changes, which are set forth in Appendix C of this proxy statement.

Effect of the Amendments

Approval of the Supermajority Elimination Amendment and Other Amendments is not conditioned on approval by our stockholders of Proposal 5 (the Declassification Amendment). The proposed text of the Amended and Restated Certificate of Incorporation, implementing the Declassification Amendment and the Supermajority Elimination Amendment and Other Amendments described in Proposal 6, is attached to this proxy statement as Appendix C. In Appendix C, additions of text to Articles TWELFTH and THIRTEENTH are indicated by underlined text and deletions of text are indicated by strike-through text. The description of the Supermajority Elimination Amendment and Other Amendments is qualified by the full text of Articles TWELFTH and THIRTEENTH of the Amended and Restated Certificate of Incorporation.

If our stockholders approve both this Proposal 6 and Proposal 5, we intend to file with the Delaware Secretary of State an Amended and Restated Certificate of Incorporation, setting forth the Declassification Amendment described in Proposal 5 and the Supermajority Elimination Amendment and Other Amendments described in Proposal 6, which will become effective upon filing. If our stockholders approve only the Supermajority Elimination Amendment and Other Amendments described in Proposal 6 and not the Declassification Amendment described in Proposal 5, we intend to file with the Delaware Secretary of State an Amended and Restated Certificate of Incorporation, setting forth the amendments to Articles TWELFTH and THIRTEENTH described in this Proposal 6, as well as the Other Amendments described herein, which will become effective upon filing. Stockholders are encouraged to read the full text of the proposed Amended and Restated Certificate of Incorporation set forth in Appendix C.

If the Supermajority Elimination Amendment and Other Amendments are approved by stockholders, the Board will adopt conforming amendments to the Bylaws, subject to the filing and effectiveness of the Amended and Restated Certificate of Incorporation implementing the Supermajority Elimination Amendment and Other Amendments. As a result, except in accordance with applicable law, stockholders would then be able to adopt, amend, alter or repeal any provision of the Restated Charter or Bylaws by the affirmative vote of the holders of a majority of the votes entitled to be cast by the shares of our then-outstanding capital stock entitled to vote generally in the election of directors. The Board would continue to be empowered to unilaterally amend the Bylaws.

The Board may, at any time prior to effectiveness, abandon the proposed Supermajority Elimination Amendment and/or Other Amendments without further action by the stockholders or the Board (even if the requisite stockholder vote is obtained). If this Proposal 6 is not approved by stockholders, the Supermajority Elimination Amendment and Other Amendments will not be implemented or become effective and none of the proposed changes described above (including the other immaterial changes) will be included in any Restated Charter.

Required Vote

The affirmative vote of the holders of at least 75% of the votes entitled to be cast by the shares of our then-outstanding capital stock entitled to vote generally in the election of directors (in addition to any other vote that may be required by law) is required to approve and adopt the proposed Supermajority Elimination Amendment and Other Amendments. Such amendments are not conditioned on the approval of any other proposal.

THE BOARD RECOMMENDS THAT YOU VOTE “FOR” THE SUPERMAJORITY ELIMINATION AMENDMENT TO AMEND THE RESTATED CHARTER TO ELIMINATE THE SUPERMAJORITY VOTING REQUIREMENTS.

DIRECTOR COMPENSATION

All non-employee directors received both restricted shares and cash compensation. Any directors who are also our employees, including Ms. Williams, do not receive compensation for their service as directors. Ms. Williams’ compensation is presented in the executive compensation disclosure below. The following table provides compensation information for fiscal 2024 for each of our non-employee directors.

2024 Director Compensation Table

	Fees Earned
	or Paid in	Stock
	Cash	Awards	Total
Name	($)	($) (1) (2)	($)
William R. Floyd	$110,000	$140,000	$250,000
Douglas J. Babb	$77,500	$90,000	$167,500
Samuel N. Borgese	$75,000	$90,000	$165,000
Mark Buller	$70,000	$90,000	$160,000
Nancy Faginas-Cody	$75,000	$90,000	$165,000
Deborah Gonzalez	$67,500	$90,000	$157,500
Carol (“Lili”) Lynton (3)	$40,000	$—	$40,000
Michael G. Maselli (4)	$30,000	$—	$30,000

(1)	Represents the grant date fair value of restricted shares granted in 2024, computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718 (FASB ASC Topic 718). Please see Note 12 to our consolidated financial statements in our Annual Report for assumptions made in the valuation of the equity awards.
(2)	As of December 25, 2024, Messrs/Mme. Babb, Borgese, Buller, Floyd, Gonzalez and Faginas-Cody had 10,502, 10,502, 10,502, 15,282, 10,502, and 10,502 unvested restricted shares in the aggregate outstanding, respectively.
(3)	Ms. Lynton resigned from the Board on May 28, 2024, and did not hold any unvested equity awards as of December 25, 2024.
(4)	Mr. Maselli resigned from the Board on May 28, 2024, and did not hold any unvested equity awards as of December 25, 2024.

Director Compensation Policy

Each non-employee director except for Mr. Floyd, as Chairperson of the Board in 2024, received an annual grant of 8,604 restricted shares, calculated by dividing $90,000 by the closing price of our stock on May 29, 2024. Mr. Floyd, as Chairperson of the Board in 2024, received 13,384 restricted shares, calculated by dividing $140,000 by the closing price of our stock on May 29, 2024. These grants vest in full on the first anniversary of the grant date and accelerate and fully vest upon a termination of the director’s service by the Company without “cause” or due to the director’s death or “disability.”

In addition, each of our non-employee directors except the Chairperson of the Board, received an annual cash retainer fee of $60,000 in 2024, which was paid quarterly. Mr. Floyd, as Chairperson of the Board in 2024, received an annual cash retainer fee of $110,000 in 2024, which was also paid quarterly.

Also, we provided the following annual fees for non-employee directors for committee service, which were paid quarterly:

●	Audit Committee chairperson: $15,000
●	Compensation Committee chairperson: $12,500
●	Nominating and Corporate Governance Committee chairperson $10,000
●	Committee members of the Audit, Compensation and Nominating and Corporate Governance Committees: $5,000

Stock Ownership Guidelines Applicable to our Non-Employee Directors

Our Board has adopted Stock Ownership Guidelines that require each of our non-employee directors to own shares of our common stock equal in value to five times the annual Board cash retainer. Shares subject to stock options and unvested stock or stock unit awards subject to performance-based vesting are not considered owned for purposes of these guidelines. The non-employee directors are required to be in compliance with the required ownership level within five years from the date such person, first becomes subject to the guidelines. Each of the non-employee directors is currently in compliance with the required ownership levels or is within the five-year transition period.

GOVERNANCE OF THE COMPANY

Board Composition

Our Restated Charter provides that the number of directors on our Board is to be fixed exclusively pursuant to Board resolution. The exact size of our Board shall be determined from time to time by the Board. Our Board currently consists of nine directors.

Our Board is divided into three classes as set forth below, with each director serving a three-year term and with one class to be elected at each year’s annual meeting of stockholders.

Name	Class	Term Expires
Elizabeth Williams	I	2027
Deborah Gonzalez	I	2027
Joe Taylor	I	2027
William R. Floyd	II	2025
Douglas J. Babb	II	2025
Nancy Faginas-Cody	II	2025
Samuel N. Borgese	III	2026
Mark Buller	III	2026

If the Declassification Amendment in Proposal 5 is approved by stockholders, the declassification of our Board will be phased in as described under the subsection titled “Effect of the Declassification Amendment” under Proposal 5 above.

Board Leadership Structure

Separate individuals serve as our Chairperson and our Chief Executive Officer. Ms. Williams currently serves as our Chief Executive Officer, and Mr. Floyd currently serves as the Chairperson of the Board. We do not have a policy requiring the separation of these positions. Rather, as our corporate governance guidelines explain, the Board is free to choose its Chairperson in any way that it deems best for the Company at any given point in time. Under the circumstances, the Board has determined that having an independent director serve as non-executive Chairperson continues to be in the best interests of our shareholders at this time. In addition, we currently believe that this separation is appropriate in order to avoid a conflict of interest regarding CEO compensation, to have increased independent oversight of the Board regarding management’s strategic direction and results, and to provide a greater role for non-management director participation than would be the case if the Chairperson and Chief Executive Officer positions were combined.

Code of Business Conduct and Ethics

The Board has adopted a code of business conduct and ethics that applies to our directors, executive officers, and employees, available at http://investor.elpolloloco.com/corporate-governance. We expect that any amendments to the code, or any waivers thereto granted to a director or executive officer requiring disclosure under applicable SEC or Nasdaq rules, will be posted on our website.

Corporate Governance Guidelines

The Board has adopted corporate governance guidelines to assist it in the exercise of its fiduciary duties and responsibilities to us and to promote the effective functioning of the Board and its committees. Our corporate governance guidelines cover, among other topics:

●	director independence and qualification requirements;
●	board leadership and executive sessions;
●	limitations on other board and committee service;

●	director responsibilities;
●	director compensation;
●	director orientation and continuing education;
●	board and committee resources, including access to officers and employees;
●	succession planning; and
●	board and committee self-evaluations.

Our corporate governance guidelines are available on our website, at http://investor.elpolloloco.com/corporate-governance. We expect that any amendments to the guidelines will be disclosed on our website.

Role in Risk Oversight

The Board oversees a company-wide approach to risk management that is carried out by management, which is designed to enhance stockholder value, support the achievement of strategic objectives and improve long-term organizational performance. The Board determines the appropriate risk levels for the Company generally, assesses the specific risks faced by the Company, and reviews the steps taken by management to manage those risks. The Board’s involvement in setting the Company’s business strategy facilitates these assessments and reviews, culminating in the development of a strategy that reflects both the Board’s and management’s consensus as to appropriate levels of risk and the appropriate measures to manage those risks. Pursuant to this structure, risk is assessed throughout the enterprise, focusing on risks arising out of various aspects of the Company’s strategy and the implementation of that strategy, including financial, legal/compliance, operational/strategic, health and safety, and compensation risks. The Board considers and makes determinations on any action warranted with respect to such risks, which include short-, intermediate- and long-term risks, as well as both existing risks and emerging risks. The Board’s oversight standards apply regardless of the immediacy of the risk assessed. The Board also considers risk when evaluating proposed transactions and other matters presented to the Board, including acquisitions and financial matters. Any director may propose a meeting agenda item related to risk or any other topic for consideration and discussion by the Board.

While the Board maintains ultimate oversight responsibility for the risk management process, its committees oversee risk in specific areas. Our Audit Committee oversees management of risks involving accounting and financial reporting, including internal controls and disclosure controls and procedures. In addition, the Audit Committee oversees the Company’s compliance program with respect to legal and regulatory requirements, including the Company’s codes of conduct and policies and procedures for monitoring compliance. The Audit Committee also receives regular reports on the Company’s cybersecurity compliance and risk management practices. The Audit Committee regularly discusses disclosure controls and procedures, and the resulting assessments and determinations regarding disclosure of risks, with management and with the Board as part of its risk oversight function.

The Compensation Committee periodically reviews compensation practices and policies to determine whether they encourage excessive risk taking, including an annual review of management’s assessment of the risk associated with the Company’s compensation programs covering its employees, including executives. The Compensation Committee also has responsibilities regarding risk related to succession planning. Our Nominating and Corporate Governance Committee oversees management of risks associated with corporate governance and conflicts of interest. At the Board’s instruction, management regularly reports on applicable risks to the Board or to a relevant committee, with additional review or reporting on risks conducted as needed or as requested by the Board and by its committees.

Our Board believes that the process it has established to administer the Board’s risk oversight function would be effective under a variety of leadership frameworks and, therefore, does not have a material effect on our choice of the Board’s leadership structure described above under “Board Leadership Structure.”

Director Independence

Under the applicable listing requirements and rules of Nasdaq, independent directors must comprise a majority of our Board, subject to certain specified exceptions. In addition, applicable Nasdaq rules require that, subject to specified exceptions, each member of our Audit, Compensation and Nominating and Corporate Governance Committees must be independent within the meaning of applicable Nasdaq rules. Audit Committee members must also satisfy the independence criteria set forth in Rule 10A-3 under the Exchange Act. The Board has reviewed the independence of our directors under the applicable rules of Nasdaq. Based on this review, the Board determined that each of Messrs. Babb, Borgese, Buller, Floyd, Ms. Faginas-Cody, Ms. Gonzalez, and Mr. Taylor are independent under the applicable listing standards of Nasdaq. In making these determinations, our Board considered its relationship and other related transactions with each of these non-employee directors and all other facts and circumstances our Board deemed relevant in determining their independence, including the beneficial ownership of our capital stock held by each non-employee director. Ms. Williams is not an independent director due to serving as our Chief Executive Officer.

As required under applicable Nasdaq rules, our independent directors meet in regularly scheduled executive sessions at which only independent directors are present. Our independent directors held executive sessions seven times in 2024 in conjunction with our Board meetings.

Board Committees

Our Board has established standing committees in connection with the discharge of its responsibilities. These committees include an Audit Committee, a Compensation Committee, a Nominating and Corporate Governance Committee, and an Environmental, Social and Governance (“ESG”) Committee. All members of the Audit Committee, Compensation Committee, and Nominating and Corporate Governance Committee and ESG Committee are independent, under applicable Nasdaq listing standards. Our Board has adopted written charters for each of these committees, current copies of which are available at http://investor.elpolloloco.com/corporate-governance. Our Board may establish other committees as it deems necessary or appropriate from time to time.

The composition of each of our four standing committees is set forth below:

	Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee	ESG Committee
Douglas J. Babb		C	X
Samuel N. Borgese	C	X		C
Mark Buller	X	X
Nancy Faginas-Cody	X		C	X
Deborah Gonzalez		X	X	X
Joe Taylor	X
Meetings in 2024:	5	7	7	0(1)

C = Chairperson

Audit Committee

The functions of the Audit Committee, among other things, include:

●reviewing our financial statements, including any significant financial items and changes in accounting policies, with our senior management and our independent registered public accounting firm;
●reviewing our financial risk and control procedures, our compliance and ESG programs, and significant tax, legal, and regulatory matters;

___________________________

1 The ESG Committee was newly created in July 2024 and did not independently meet but received ESG updates and met concurrently with the full Board in 2024.

●	reviewing and discussing with management, external auditors and other appropriate professionals the adequacy and effectiveness of the Company’s data privacy and cybersecurity programs;
●	appointing and determining the compensation for our independent registered public accounting firm;
●	reviewing the procedures established for the receipt, retention, and treatment of complaints regarding accounting, internal accounting controls, and auditing matters;
●	reviewing the adequacy and effectiveness of our data privacy and cybersecurity programs; and
●	reviewing and overseeing our independent registered public accounting firm.

The Board has determined that Mr. Borgese, Mr. Taylor and Mr. Buller each qualify as an “Audit Committee financial expert” as such term is defined in Item 407(d)(5) of Regulation S-K.

Additionally, our Board has determined that Mr. Borgese, Ms. Faginas-Cody, Mr. Buller and Mr. Taylor each qualify as independent for Audit Committee members as defined under Nasdaq listing standards, and under Rule 10A-3 of the Exchange Act.

Compensation Committee

The functions of the Compensation Committee, among other things, include:

●	overseeing and reviewing the Company’s overall compensation policies, plans and programs, and assessing whether the Company’s compensation philosophy establishes appropriate incentives for management and employees;
●	reviewing and approving at least annually the goals and objectives relevant to the compensation of certain of our key executives, evaluating the performance of these executives in light of those goals and objectives, and determining the compensation of these executives based on that evaluation;
●	reviewing and approving director compensation for service on the Board and Committees;
●	approving the terms and grant of equity awards;
●	reviewing and approving overall compensation programs;
●	reviewing and recommending to the Board employment and severance arrangements for executive officers, including employment agreements and change-in-control provisions, plans or agreements;
●	administering our incentive compensation and equity-based plans;
●	overseeing human capital programs, including those which promote employee development and retention and focus on workforce diversity and inclusion;
●	overseeing the assessment of risks related to the Company’s compensation policies and programs; and
●	annually reviewing an assessment of any potential conflicts of interest raised by the work of any compensation consultants.

In order to comply with certain SEC requirements, the committee (or a subcommittee thereof) must consist of at least two directors that qualify as “non-employee directors” for the purposes of Rule 16b-3 under the Exchange Act. The Board has determined that each of Messrs. Babb, Borgese, Buller and Ms. Gonzalez qualifies as a “non-employee director” and as “independent” as such term for Compensation Committee members is defined under Nasdaq listing standards.

Human Capital Oversight

In overseeing our human capital programs, the committee works with management to foster a work environment that includes and embraces a diversity of backgrounds and perspectives. The Company has focused on increasing diversity and has made great progress towards this goal, including within its leadership team and operational management. For example, as of the end of fiscal year 2024, approximately:

●	67% of our General Managers, Area Leaders, and Regional Directors identify as female and 97% identify as Non-White or Hispanic/Latino;
●	54% of our Support Center employees who are at or above director level identify as female and 30% identify as Non-White or Hispanic/Latino; and
●	50% of our executive team identifies as female and 13% identifies as Non-White or Hispanic/Latino.

Management regularly reports to the committee regarding team member development, health and wellness benefits and programs, special incentives and recognition programs, 401(k) plans, flexible work schedules, and any other programs designed to meet the needs of our team members and their families. Management also regularly reviews with the committee retention and engagement of team members.

Executive and Director Compensation

Our processes and procedures for considering and determining executive and director compensation begin with the compensation guidelines in our corporate governance guidelines, which are developed and reviewed by the Nominating and Corporate Governance Committee and approved by the Board. These guidelines state that directors who are also Company officers are not to receive additional compensation for director service, and that compensation for non-employee directors should be competitive and encourage stock ownership through payment of a portion of compensation in the form of stock, options, or similar securities. Our guidelines also task the Compensation Committee with periodically reviewing the level and form of director compensation, including compared to companies of similar size, industry, and complexity, with changes to director compensation to be proposed to the full Board for consideration. Moreover, regarding delegation of authority, under its charter, the committee may form subcommittees for any purpose that the committee deems appropriate and may delegate to such subcommittees such power and authority as the committee deems appropriate; provided, however, that the committee shall not delegate to a subcommittee any power or authority required by any law, regulation, or listing standard to be exercised by the committee as a whole.

In particular, the committee may delegate the approval of award grants and other transactions and responsibilities regarding the administration of compensatory programs to a subcommittee consisting solely of members of the committee who are “non-employee directors” for the purposes of Rule 16b-3 under the Exchange Act.

In addition, the committee may delegate to one or more of our officers the authority to make grants and awards of stock rights or options to any non-section 16 officer of the Company under such of our incentive-compensation or other equity-based plans as the committee deems appropriate and in accordance with the terms of such plans.

Engagement of Consultants and Advisors

Under its charter, our committee may conduct or authorize investigations into or studies of matters within its scope of responsibilities and may retain or obtain the advice of a compensation consultant, legal counsel, or other advisor in its sole discretion. The committee is directly responsible for the appointment, compensation, and oversight of the work of any compensation consultant, legal counsel, or other advisor that it retains. The Company bears all expenses. The committee may select, or receive advice from, a compensation consultant, legal counsel, or other advisor to the committee, other than in-house legal counsel, only after conducting an assessment of, and determining, the advisor’s independence, including whether the advisor’s work has raised any questions of independence or conflicts of interest, taking into consideration the Exchange Act, the factors set forth in the rules of the Nasdaq, and any other factors that the committee deems relevant.

In 2024, the committee engaged Semler Brossy Consulting Group, LLC (the “compensation consultant”), to advise the committee on an ongoing basis as an independent compensation consultant. The compensation consultant reports directly to the committee. While conducting assignments, the compensation consultant interacts with our management when appropriate. Specifically, our Chief Financial Officer and Chief People Officer worked with the compensation consultant to provide information regarding the Company and its executive compensation policies and practices. In addition, the compensation consultant may seek feedback from the committee chairperson and other Board members regarding its work before presenting study results or recommendations to the committee. The compensation consultant may be invited to attend committee meetings.

The committee determines when to hire, terminate, or replace the compensation consultant, and the projects to be performed by the compensation consultant. In 2024, as in prior years, the committee requested the compensation consultant to assist in review of Board compensation and executive compensation review and benchmarking against the Company’s peers. Except as described in this paragraph, the compensation consultant did not perform any other services to the Company or its management during fiscal 2024.

After review and consultation with the compensation consultant, the committee determined that there was no conflict of interest resulting from retaining the consultant in fiscal 2024. The committee is retaining the compensation consultant to advise the committee on certain compensation matters in 2025, but under its charter the committee has the discretion to retain, or not to retain, compensation consultants and other advisors in its sole discretion.

Nominating and Corporate Governance Committee

The functions of the Nominating and Corporate Governance Committee for identifying and evaluating nominees for director, among other things, include:

●	identifying, recruiting, and, if appropriate, interviewing candidates to fill positions on the Board, including persons suggested by stockholders or others;
●	reviewing the backgrounds and qualifications of individuals being considered as director candidates;
●	reviewing and recommending to the Board the director nominees for election by the stockholders or appointment by the Board, as the case may be, pursuant to our bylaws;
●	reviewing the suitability for continued service as a director of each director when his or her term expires and when he or she has a change in status, including, but not limited to, an employment change, and to recommend whether or not the director should be re-nominated;
●	recommending director nominees and Board members for committee membership;
●	reviewing our corporate governance guidelines;
●	reviewing and assessing sustainability, environmental and social responsibility policies and goals as part of our ESG program; and
●	overseeing the evaluation of the Board and its committees.

As discussed above in the Q&A, the committee will consider director candidates recommended by stockholders. The committee does not have any specific requirements for candidates and nominees, but is tasked by its charter to consider the following attributes and criteria:

●	Experience,
●	Skills,
●	Expertise,
●	Diversity,
●	Personal and professional integrity,
●	Character,
●	Business judgment,

●	Time availability in light of other commitments,
●	Dedication,
●	Conflicts of interest, and
●	Such other relevant factors as the committee considers appropriate in the context of the needs of the Board.

As a practical matter, the committee seeks candidates who contribute complimentary and relevant strengths, including diverse perspectives, diverse personal backgrounds, and diverse professional backgrounds encompassing retail, real estate, management, operations, finance, accounting, marketing, and law.

Similarly, under its corporate governance guidelines, the Board in evaluating nominees may apply all criteria it deems appropriate, including:

●	Whether a nominee has the experience, knowledge and skills necessary to make a meaningful contribution to the Board’s oversight of the Company’s business and affairs,
●	A nominee’s reputation for honesty and ethical conduct in his or her personal and professional activities,
●	A candidate’s time availability in light of other commitments,
●	Years of experience,
●	Potential conflicts of interest,
●	Material relationships with the Company,
●	Independence from the Company and its management, and
●	A diversity of backgrounds and experiences.

As indicated, diversity in its many forms is important to the committee and to the Board in director selection as part of the holistic process of candidate and nominee evaluation. The committee’s responsibilities under its charter include (i) reviewing annually with the Board the composition of the Board as a whole and recommending, if necessary, measures to be taken so that the Board reflects the appropriate balance of knowledge, experience, skills, expertise, and diversity required for the Board as a whole, and (ii) annually evaluating the committee’s performance. Similarly, the Board is tasked under its corporate governance guidelines with conducting annual self-assessments of the performance of the Board and of each of its committees, the results of which will be discussed with the full Board and with each committee, including reviews of any areas where Board members or management believe that the Board can better contribute to the Company. The Board will use the results to determine the characteristics and skills required of prospective Board members and for committee assignments. Therefore, at both the committee and at the Board level, feedback mechanisms help assessment of diversity, recruitment, and other policies.

ESG Committee

ESG oversight is conducted from the highest levels of our organization. Our Board and the ESG Committee oversee our ESG and sustainability strategy, initiatives, and policies, including management’s assessment of these strategies, initiatives and policies, with assistance of our Nominating and Corporate Governance Committee, Audit Committee and Compensation Committee in their relative areas of expertise. At the management level, ESG oversight is provided by our Chief Executive Officer and our ESG Steering Group. The ESG Steering Group is made up of company employees with experience in relevant disciplines across our organization such as human resources, supply chain, quality assurance and legal, and they provide regular updates to the Board’s ESG Committee.

Governance & Leadership

El Pollo Loco recognizes that our employees and the broader communities we serve are our greatest assets and have focused resources into building platforms to support them.  In 2004, we created El Pollo Loco Charities, a 501(c)(3) non-profit charity, to support the communities surrounding our restaurants. Since that time, El Pollo Loco Charities, together with the Company, have provided over 15,000 meals per year to underprivileged families, through organizations like Food on Foot, Habitat for Humanity, Children’s Institute, and Court Appointed Special Advocates. Over the years we have increased our community outreach through initiatives such as food donation programs and various community revitalization programs, including painting murals across Southern California, supporting local schools and supporting programs that provide job opportunities, among other initiatives.   In the past 3 years, El Pollo Loco Charities has raised $648,451 to support its initiatives. In 2023, El Pollo Loco launched the Familia Fund with the sole purpose of providing support to employees. This is a charitable fund from which team members experiencing financial hardships from unexpected personal crisis can apply for grants.  Both El Pollo Loco Charities and The Familia Fund showcase our commitment to community and togetherness. Most recently in 2025, El Pollo Loco committed to providing up to 5,000 meals to first responders and those directly impacted by the Los Angeles Wildfires. To date, EPL Charities has provided nearly 2,500 meals to these efforts.

Compensation Committee Interlocks and Insider Participation

During 2024, Compensation Committee members included Douglas J. Babb, Samuel N. Borgese, Mark Buller and Deborah Gonzalez. None of these individuals during that year or otherwise formerly was our officer or employee or had any relationship requiring disclosure under Item 404 of Regulation S-K. None of our executive officers serves or has served as a member of the board of directors, compensation committee, or other board committee performing equivalent functions, of any entity that has one or more executive officers serving as one of our directors or on our Compensation Committee.

Board Meetings

The Board held 12 meetings or special meetings in 2024. Each incumbent director attended at least 75% of the aggregate of the total number of board and committee meetings held in 2024 while that director served on the board and on those committees.

This behavior is in accordance with our corporate governance guidelines, which state that directors are expected to spend the time and effort necessary to properly discharge their responsibilities, by regularly attending Board and committee meetings, and by reviewing, prior to meetings, material distributed in advance for those meetings.

Annual Meeting Attendance

Pursuant to our corporate governance guidelines, directors are expected to attend our annual meeting of stockholders, and a director who is unable to attend, which it is understood will occur on occasion, is expected to notify our Chairperson. In 2024, all directors on the Board at that time attended our annual meeting.

Succession Planning

The Board, led by the Compensation Committee, plans for Chief Executive Officer succession. To assist the Board and the Compensation Committee, the Chief Executive Officer provides to the Compensation Committee an annual assessment of each officer’s performance and discusses his or her ability to succeed the Chief Executive Officer or another senior officer, which assessments are used for succession planning purposes. In addition, the Chief Executive Officer and Chief People Officer prepare and maintain a short-term succession plan delineating temporary delegations of authority in the event that one or more senior officers unexpectedly become unavailable or incapacitated. This short-term succession plan is approved by the Board and effective in an emergency unless and until the Board takes other action.

Insider Trading Policies and Procedures

We have adopted an insider trading policy governing, among other things, purchases, sales, and other dispositions involving our securities by all of our directors, officers, employees and certain service providers. We believe our insider trading policies and procedures are reasonably designed to promote compliance with insider trading laws, rules, and regulations and the Nasdaq listing standards. Our insider trading policy is filed as Exhibit 19.1 to our Annual Report on Form 10-K for the fiscal year ended

December 25, 2024. Because our insider trading policies and procedures are designed to address transactions in our securities by our directors, officers, and employees, we do not have formal insider trading policies or procedures that govern our purchase of our securities.

Policy on Hedging and Pledging Transactions

We do not permit any director or officer of the Company to engage in short sales, transactions in put or call options, hedging transactions or other similar transactions designed to allow an individual to “lock in” appreciation in value or hold securities of the Company without the full risks and rewards of ownership, and all other employees are discouraged from doing so. In addition, no director or officer of the Company may margin, or make any offer to margin, any of the Company’s stock, or pledge any Company stock, subject to a limited exception applicable to pledges that requires Company pre-approval, and all other employees are discouraged from doing so.

EXECUTIVE OFFICERS

Executive Officers

In addition to Elizabeth Williams, our Chief Executive Officer, whose biography is included under the heading “Biographies of Director Nominees and Continuing Directors,” our other executive officers as of April 1, 2025, are as follows:

Name	Age	Position
Elizabeth Williams	49	Chief Executive Officer
Ira Fils	59	Chief Financial Officer
Maria Hollandsworth	59	President, Chief Operating Officer

Elizabeth “Liz” Williams is included under the subsection in this proxy statement titled, “Biographies of Director Nominees and Continuing Directors” above.

Ira Fils was appointed our Chief Financial Officer on June 27, 2022. Prior to joining El Pollo Loco, Mr. Fils joined The Habit Restaurants, LLC in August 2008 as Chief Financial Officer and Secretary, where he helped lead the Company’s successful IPO in 2014, and actively participated in the sale of Habit to YUM! Brands in 2020. During his tenure, he was a key member of the Executive Team that grew Habit restaurants from 20 locations to over 300 locations. He also played a key role in transitioning the Company’s business model to be more franchise driven. Prior to his time at Habit, Mr. Fils served as Chief Financial Officer of Mimi’s Café from 2005 to 2008, after joining the company as Vice President of Finance in 2003. From 1998 to 2003, he served in various financial capacities with increasing responsibility which led to him becoming Chief Financial Officer at Rubio’s Restaurants, Inc. He holds an undergraduate degree in economics and an MBA from the University of California, Irvine.

Maria Hollandsworth was appointed our Chief Operating Officer on October 31, 2022, and has served as our President and Chief Operating Officer since March 2024. Before joining El Pollo Loco, Ms. Hollandsworth was the Regional Vice President of Operations for Dunkin,’ a division of multi-brand restaurant company Inspire Brands, Inc. During her tenure, she worked closely with Dunkin’ franchisees to establish and execute a strategic market plan. She also led the leadership team in building strong relationships with franchisee leaders and increasing profitability through a culture of trust, respect, and improved guest satisfaction. Prior to Inspire, Ms. Hollandsworth worked for over 20 years at Jack in the Box, most recently serving as the Vice President of Strategic Initiatives and Operations Services from 2013 to 2018, where she successfully executed the creation and implementation of enterprise-wide strategic initiatives across over 2,000 restaurants. Prior to this role, Ms. Hollandsworth held leadership roles in both company and franchise operations at Jack in the Box.

COMPENSATION DISCUSSION AND ANALYSIS

This Compensation Discussion and Analysis (“CD&A”) provides an overview of our overall executive compensation program, including the philosophy and goals, main components of pay and the decision-making process with respect to each of our Named Executive Officers (“NEOs”) for 2024. We believe our compensation programs reflect our commitment to adhere to best practices and only reward positive performance.

For 2024 our NEOs were:

●	Elizabeth Williams, Chief Executive Officer
●	Ira Fils, Chief Financial Officer
●	Maria Hollandsworth, Former Interim Chief Executive Officer, President and Executive Vice President, Chief Operating Officer

Executive Summary

Fiscal 2024 – Year in Review

2024 was a foundational year for El Pollo Loco as we embarked on our brand transformation and made tremendous progress across all of our key objectives below.

●	Brand That Wins;
●	Hospitality Mindset;
●	Digital First;
●	Winning Unit Economics; and
●	Drive Unit Growth Again with National Expansion.

During fiscal 2024, our team excelled in identifying cost saving opportunities across the P&L, leading to a restaurant contribution margins of 17.4% for the year, a 190 basis point improvement year-over-year. More importantly, the work we have done this past year was just the beginning and has given us the ability to drive further cost improvement as we enter 2025 Restaurant contribution margin is not presented in accordance with accounting principles generally accepted in the United States of America (“GAAP”) and is instead presented as defined below in Appendix A.

With a strong culinary pipeline focused on quality and flavor, an exciting brand re-launch ahead, and a solidified operational foundation, we look forward to driving a continued profitable growth as we work toward our goal of establishing El Pollo Loco as the national fire-grilled chicken brand.

Share Repurchase Program

During fiscal 2024, the Company repurchased 535,628 shares of common stock under the Share Repurchase Program, using open market purchases, for total consideration of approximately $5.6 million. In addition, on May 23, 2024, the Company entered into a new Stock Repurchase Agreement with FS Equity Partners V, L.P. and FS Affiliates V, L.P., pursuant to which we agreed to purchase an aggregate of 1,534,303 shares of our common stock from the Sellers at a price of $9.785 per share for a total purchase price of $15.0 million. The repurchase of shares was completed in May 2024.

Financial Results (Fiscal 2024)

●	Total revenue was $473.0 million compared to $468.7 million in 2023.
●	Income from operations was $41.2 million compared to $39.8 million in 2023.
●	Restaurant contribution (1) was $69.1 million, or 17.4% of company-operated restaurant revenue, compared to $61.9 million, or 15.5% of company-operated restaurant revenue in 2023.
●	Adjusted EBITDA (1) was $62.7 million compared to $57.4 million in 2023.
●	Net income was $25.7 million, or $0.86 per diluted share, compared to net income of $25.6 million, or $0.74 per diluted share in 2023.

(1)	Restaurant contribution and adjusted EBITDA are not presented in accordance with GAAP and are defined below in Appendix A.

Overall Compensation Philosophy

We believe our compensation programs serve three primary purposes.

●	To successfully execute our organizational strategy, it is critical to attract, retain, and motivate our employees.
●	We hold our executive officers accountable for Company performance using performance-based incentive compensation which drives a high-performance culture.
●	We align the interests of management with our stockholders using equity incentives that vest over time and stock ownership requirements. At the heart of our compensation programs is a pay-for-performance philosophy. Our named executive officers have a significant percentage of their compensation “at risk,” meaning that if the Company performs at, above, or below its target goals, the named executive officer will be paid at above or below his or her target compensation. If the Company performs below its target goals, the named executive officer will be paid below his or her target compensation.

WHAT WE DO
☑	Pay-for-Performance Philosophy: A significant portion of our NEO’s target compensation is variable tied to achievement of performance goals or stock price appreciation.
☑	Emphasize Long-Term Performance: Our long-term incentive (“LTI”) program focuses on achieving strategic objectives with vesting over a four-year period.
☑	Independent Compensation Consultant: The consultant is retained by and reports directly to the Compensation Committee and does not have any other consulting engagements with management or the Company.
☑

Provide Limited Perquisites: Our NEOs receive perquisites consistent with industry practices and participate in the same plans generally at the same level and offering made available to other employees.

☑	Mitigate Risk: The Compensation Committee reviews and revises our compensation programs annually to mitigate undue risk and align with market best practices.
☑	Clawback Policy: Clawback provisions provide the ability to recover compensation in accordance with recently approved SEC and Nasdaq rules.

WHAT WE DON’T DO
⌧	No Tax Gross-Ups: We do not provide any tax gross-ups on perquisites or benefits.
⌧	Reprice or buyout of underwater stock options: We do not allow the repricing of stock options without stockholder approval.
⌧

No Short Sale Transactions. Hedging and Pledging transactions are not permitted: We do not permit any director or officer to engage in short sales, put or call transactions, hedging, or other similar transactions, subject to a limited exception applicable to pledges that requires Company pre-approval. Directors or officers may not margin or borrow against any Company stock.

We believe these practices, along with our pay-for-performance philosophy, combine to create a compensation program aligned with the interests of our stockholders.

Elements of Executive Compensation

The following table provides information regarding the elements of our executive compensation program.

ELEMENT	FORM	OBJECTIVE AND BASIS
Base Salary	Cash	● Attract and retain highly qualified executives. ● Determined based on skills, experience, contribution, external benchmarking and performance when reviewed on an annual basis.
Annual Incentive Plan	Cash
●
Linked to the Company’s annual financial and strategic performance.
●
Target Annual Incentive Plan award is a percentage of base salary.
●
Actual payout based on financial performance against established adjusted EBITDA and revenue targets and an individual performance factor as a modifier.

Long-Term Incentive	Restricted Share Awards (“RSAs”), Performance Stock Units (“PSUs”) and Stock Options
●
Align the interests of our NEOs with those of our stockholders; motivate them to create value in the Company over a longer term.
●
Options provide value only if share price increases.
●
RSAs supplement options and promote long-term retention and alignment with stockholders.
●
PSUs were awarded to our Chief Executive Officer in connection with her appointment as an additional equity incentive designed to drive performance.

Stockholder Advisory (Non-Binding) Vote on Executive Compensation

In 2024, stockholders voted on the compensation of our NEOs (this vote is commonly referred to as a “say on pay” vote). At our 2024 annual meeting, approximately 85% of the votes cast supported our say-on-pay proposal. The Compensation Committee believes this level of stockholder support for our 2024 say-on-pay proposal, together with similar levels of stockholder support for our say-on-pay proposals in prior years, affirms stockholders’ support of our executive compensation program. The Compensation Committee introduced PSUs for the first time this year in connection with long-term equity awards granted to our new CEO.

We will have our sixth say on pay vote this year and going forward annually, so that our stockholders may annually express their views on our executive compensation program. The Compensation Committee intends to consider the outcome of stockholders votes on our executive compensation program when making future compensation decisions for our NEOs.

Our Executive Compensation Process

Compensation Committee
●
The Compensation Committee oversees and approves key aspects of executive compensation with input from our Board and its independent compensation consultant. This includes our Chief Executive Officer’s and other executive officers’ salaries, targets and payouts under the Annual Incentive Plan, LTI structure, and awards and any executive perquisites or other benefits.
●
The Compensation Committee considers the factors above, consults with its independent compensation consultant, as well as data provided by the Chief Executive Officer regarding the performance of executive officers who report to him or her in determining compensation for our NEOs. The Compensation Committee also reviews the Chief Executive Officer’s performance against his or her Board-approved Company and business objectives. (The Chief Executive Officer is not present during any deliberations or determinations regarding his or her compensation.)
●
The Compensation Committee considers competitive market and peer data to align the Company’s total pay opportunities and outcomes.

Management
●
The Chief Executive Officer and Chief People Officer work closely with the Compensation Committee in managing the executive compensation program, provide input and attend meetings of the Compensation Committee.
●
The Chief Executive Officer makes recommendations to the Compensation Committee regarding compensation for each executive officer (other than his or her own).
●
The Chief People Officer presents recommendations supported by market data to the Compensation Committee on the full range of annual executive compensation decisions, including (i) annual and long-term incentive compensation plans, (ii) target competitive positioning of executive compensation, and (iii) target total direct compensation for each executive officer.

Independent Compensation Consultant
●
The Compensation Committee’s independent compensation consultant, Semler Brossy, provides research, survey information and analysis, incentive design expertise and other analyses related to compensation levels and design. Semler Brossy also updates the Compensation Committee on trends and developments related to executive compensation design and provides its views to the Compensation Committee on best practices, including competitiveness when evaluating executive pay programs and policies.
●
Semler Brossy has been retained by and reports directly to the Compensation Committee and does not have any other consulting engagements with management or the Company.

Use of Quantitative and Qualitative Measurements. We believe compensation should be based on factors that can be objectively determined, such as how well we have attained our earnings goals. For 2024, our Annual Incentive Plan awards were determined based 80% on our adjusted EBITDA and 20% on our revenue achieved against target goals for the year. In addition, the Compensation Committee may adjust the payout under the Annual Incentive Plan from 0% to 140% of the amount attributable to the Company performance metrics based on an individual performance factor. This individual performance factor is assessed based on an individual’s contribution to the Company’s objectives.

Market Data. As part of the annual executive compensation process, the Compensation Committee reviews compensation levels, practices, and pay of executives serving in comparable positions at peer group companies. In 2024, both peer group proxy data and industry-comparative compensation surveys were reviewed.

The Compensation Committee reviews the composition of the peer group on an annual basis in consultation with its independent compensation consultant. In selecting our peer group, we focus on similar companies in terms of industry, size and business characteristics.

Our Compensation Committee compared our compensation with that of the following companies considered as a group (collectively the “Peer Group”).

In July 2024, the Committee reviewed the compensation peer group and removed Fiesta Restaurant Group given their acquisition by Authentic Restaurant Brands. In addition, the Committee added CAVA and Dutch Bros based on their similar business characteristics as a Limited Service Restaurant and similar total system-wide sales to El Pollo Loco.

PEER GROUP
BJ’s Restaurants Inc.	CAVA	Potbelly Corporation
Chuy’s Holdings, Inc.	Sweetgreen, Inc.	Red Robin Gourmet Burgers, Inc.
Denny’s Corporation	Kura Sushi USA, Inc.	FAT Brands
Dine Brands Global, Inc.	Noodles & Company	Dutch Brothers
Portillos, Inc.

Named Executive Officer Compensation

Compensation to our named executive officers consists of four elements: base salary, annual cash incentive awards, long-term incentive awards, and “other” compensation items (including perquisites, benefits and severance).

Distribution of Compensation

We weight a greater proportion of total compensation toward performance-based components such as annual cash incentive awards, which can increase or decrease to reflect changes in corporate and individual performance on an annual basis, and long-term compensation, which can reinforce management’s commitment to enhancing profitability and stockholder value over the long-term.

A significant percentage of our named executive officers’ total direct compensation is variable based on performance factors (including our share price, in the case of long-term incentive awards). We believe this type of variable compensation supports our pay-for-performance philosophy. For 2024, 82% of Ms. Williams’ total direct compensation as Chief Executive Officer was variable, based on performance factors, and for all other named executive officers, 73% of their total direct compensation as named executive officers was variable, based on performance factors.

Base Salary

Base salaries are intended to provide a base level of compensation and are paid in recognition of the skills, experience, and business contribution of our named executive officers. Salaries for our named executive officers are reviewed on an annual basis.

In setting base salary, we consider the performance of the named executive officer, Company performance, tenure of the named executive officer, prior changes to the named executive officer’s compensation, internal equity, and external benchmarking of similarly situated executives in our Peer Group. Ms. Williams’ base salary was established in connection with her appointment as our Chief Executive Officer in 2024. Mr. Fils did not receive any base salary increase for 2024, while Ms. Hollandsworth received a base salary increase based on her performance and her additional experience gained as our Interim Chief Executive Officer. The base salaries for each of the NEOs during fiscal 2024 and 2023 are set forth below. For newly hired executives s, we also consider the level of compensation necessary to attract the executive to the Company.

Base Salary
Annualized Rate
Named Executive Officer	Fiscal 2024	Fiscal 2023	% Change
Elizabeth Williams	$725,000	$—	N/A
Ira Fils	$416,000	$416,000	0%
Maria Hollandsworth	$450,000	$400,000	12.5%

Annual Incentive Plan

Our named executive officers participate in an annual cash incentive plan which provides them an opportunity to earn a cash award based on the attainment of certain pre-determined goals of the Company. For 2024 these goals were based on: (i) adjusted EBITDA, and (ii) revenue comprised of Company sales and franchisee royalty income. Payouts based on the attainment of these performance goals may range from 0% to 180% of the target award. Payouts are also subject to an individual performance factor (“IPF”). The individual performance factor can adjust the achievement of the Company performance metrics range from 0% to 140% of the amount attributable to the Company performance metric. See our Appendix A, for more details on how our adjusted EBITDA is calculated, and a reconciliation of adjusted EBITDA to net income as determined under GAAP.

Goals are established by the Board in the first quarter of the applicable fiscal year and range from a minimum (or threshold) level to a maximum level, with a target level in between. Each named executive officer has a targeted award potential expressed as a percentage of salary. Notwithstanding such targets, our Board has discretion to reduce the size of any award if it believes the interests of our stockholders would be better served thereby.

For fiscal year 2024, our named executive officers’ target Annual Incentive Plan award (as a percentage of their base salary) were as follows:

Annual Incentive Plan Target
Percentage of Base Salary
Named Executive Officer	Fiscal 2024
Elizabeth Williams	100%
Ira Fils	75%
Maria Hollandsworth (1)	75/100%

(1)	As Interim Chief Executive Officer, Ms. Hollandsworth’s target Annual Incentive Plan award was increased to 100% of her base salary for the portion of the year she served in this position, which was January 1, 2024, until Ms. Williams began her employment as CEO on March 11, 2024.

For fiscal year 2024, the threshold, target and maximum Company Annual Incentive Plan targets were weighted at 80% for achievement of EBITDA targets and at 20% for revenue based on the following performance target amounts, and the Company’s actual results.

The Annual Incentive Plan percentage payout for Company performance are as follows:

Fiscal Year 2024 Annual Incentive Plan
Company Performance Factor
	Adjusted EBITDA	Revenue(1)	% Payout
Threshold	$54.9 million	$420.2 million	25%
Target	$61.0 million	$433.1 million	100%
Maximum	$69.5 million	$452.6 million	180%
Actual	$62.7 million	$427.4 million	102.1%
(1)	The Revenue in this column is defined as Company Sales plus Royalty Income for the purposes of calculating the Annual Incentive Plan payouts.

The Annual Incentive Plan payout received by each NEO is set forth in the table below.

Fiscal Year 2024 Annual Incentive Plan
2024 Payout
			Actual
		Fiscal	Fiscal
		2024	2024
		Annual	Annual
		Incentive	Incentive
Named	Fiscal	Plan	Plan
Executive	2024	Target	payout
Officer	Salary	(%)	($)	Rationale for IPF Adjustment
Elizabeth Williams(1)	$725,000	100%	$888,270	For 2024, in accordance with Ms. Williams’ Employment Agreement, her Annual Incentive Plan payout was not prorated based on her time in role.
Ira Fils	$416,000	75%	$318,552
Maria Hollandsworth(2)	$450,000	75/100%	$357,560	For 2024, Ms. Hollandsworth’s 2024 Annual Incentive Plan payout was pro-rated based on her time in role as (i) Interim Chief Executive Officer and (ii) President and Chief Operating Officer.
(1)	Pursuant to the terms of her employment agreement, Ms. Williams’ annual incentive award was not prorated for fiscal year 2024.
(2)	For 2024, Ms. Hollandsworth’s 2024 Annual Incentive Plan payout was prorated, and her target variable adjusted, to reflect her time serving as (i) Chief Operating Officer (75% target) and (ii) Interim Chief Executive Officer (100% target).

In addition to the Annual Incentive Plan opportunity, Ms. Williams was awarded a one-time cash signing bonus of $200,000 and Ms. Hollandsworth was awarded a cash retention bonus on May 1, 2024 of $75,000, each pursuant to the terms of the executive’s employment agreement, described below in “Description of Employment Agreement.”

Long-Term Incentive Awards

We provide long-term incentive compensation to our named executive officers pursuant to our Equity Incentive Plan (the “Incentive Plan”). We believe that long-term incentive awards help to align the interests of our named executive officers with those of our stockholders, motivate them to create value in the Company over a longer term than annual cash incentive awards, and encourage our named executive officers to avoid taking excessive risks. We have previously granted three types of long-term incentive awards applicable to our named executive officers: restricted stock awards, restricted stock unit awards (including PSUs), and stock option awards.

In determining the aggregate amount of long-term incentive awards to grant each named executive officer, we consider the individual’s performance, the expense recognized by the Company for equity grants, the potential dilutive effect equity grants may have on existing stockholders, the number of shares available for grant in our Incentive Plan, comparisons to our Peer

Group and the accumulated wealth prior equity awards have created. For Ms. Williams, who was appointed as our new Chief Executive Officer during 2024, the Compensation Committee also structured her 2024 equity awards with a performance-based initial grant in order to attract her to the Company.  Ms. Williams’ award included our first introduction of PSUs into our long-term incentive compensation structure.

In considering which type of equity grant to make our named executive officers, we consider the motivational effect each award will have. While stock options motivate our named executive officers by providing potential gain if our stock price increases, our stock awards more directly expose our named executive officers to the effects of a decrease in our stock price. For 2024, we determined to structure our annual equity awards so that the grant date value of the equity awards granted to the named executive officers consisted of an approximately equally weighted mix of restricted share awards and stock options. As noted above, Ms. Williams also received an initial grant in connection with her appointment that was structured to include stock options, restricted shares and PSUs.

Restricted Share and Option Awards

Our restricted shares and stock options generally vest in four equal annual installments commencing on the one-year anniversary of grant. During the period while the restricted shares remain unvested, the grantees have all the rights of a stockholder with respect to the restricted shares except the right to transfer the restricted shares (including the right to vote restricted shares and to receive ordinary dividends paid to or made with respect to the restricted shares, if any, subject to the same vesting conditions as the underlying restricted shares). The grantees have no stockholder rights with respect to their stock option awards until the options are actually exercised.

Restricted Shares & Options
Named Executive Officer	# of Shares (1)	# of Options (1)	Grant Date Fair Value of Shares and Options (2)
Elizabeth Williams	86,042	171,429	$1,800,000
Ira Fils	23,901	47,619	$500,000
Maria Hollandsworth	76,320	61,905	$1,150,000
(1)	These shares and options will vest 25% each year on the anniversary of the grant date over four years.
(2)	The aggregate amount of the 2024 long-term incentive awards granted to each named executive officer was determined by our Compensation Committee based on the factors described above.

In addition to the 2024 long-term equity incentive awards granted to each executive and summarized in the table above, Ms. Williams received a one-time signing equity award granted in 2024 pursuant to the employment agreement entered into between the Company and Ms. Williams in connection with her appointment as Chief Executive Officer. This award includes time-vested restricted stock awards with a grant date value of $400,000 (45,096 shares), time-vested stock options with a grant date value of $400,000 (77,519 underlying shares), and PSUs with a grant date value of $400,000 (41,537 shares). The PSU award will vest in three equal installments as follows: one-third of the earned PSUs will vest when performance for the Performance Period has been determined and certified by the Administrator, one-third will vest on the last day of fiscal year 2025, and the final one-third will vest on the last day of fiscal year 2026, or earlier in the event of termination of her employment with the Company without cause. PSU metrics for Ms. Williams, as established by the Compensation Committee, are EBITDA and Restaurant Operating Profit targets, each with equal weighting. The terms of Ms. Williams’ employment with us are discussed in “Description of Employment Agreements - Elizabeth Williams” below.

Stock Ownership Guidelines Applicable to our Chief Executive Officer

We believe that in order to align the interests of our Chief Executive with those of our stockholders, our Chief Executive Officer should have direct ownership of shares of our common stock. Accordingly, our Board has adopted Stock Ownership Guidelines. The Stock Ownership Guidelines require our Chief Executive Officer to own shares of our common stock having a value equal to at least five times his or her annual base salary. Upon the approval of the Board, our Chief Executive Officer may designate other officers to be subject to the Stock Ownership Guidelines. Shares subject to stock options and unvested stock or stock unit awards subject to performance-based vesting are not considered owned for purposes of these guidelines. Our Chief Executive Officer is required to be in compliance with the required ownership level within five years of first becoming subject to the Stock ownership Guidelines.

Other Compensation

Perquisites & Benefits. In fiscal 2024, we provided our named executive officers certain perquisites and benefits, generally at the same level and offering made available to other employees, including our 401(k) Plan, health care plans, life insurance plans, and other welfare benefit programs. In addition, each of our named executive officers was entitled to an automobile allowance and fuel costs. Each named executive officer also received supplemental disability insurance coverage and reimbursement of certain out-of-pocket medical expenses.

The Company sponsors a 401(k) plan that permits its employees, subject to certain eligibility requirements, to contribute up to 25% of their qualified compensation to the plan. The Company matches 100% of the employees’ contributions of the first 3% of the employees’ annual qualified compensation, and 50% of the employees’ contributions of the next 2% of the employees’ annual qualified compensation. The Company’s matching contribution immediately fully vests.

Sign-on Bonuses, New Hire Equity Awards and Relocation Payments. The Company occasionally provides sign-on bonuses, new hire equity awards, and relocation payments when the Compensation Committee determines it necessary and appropriate to attract top executive talent. These awards are utilized to help offset compensation an executive forfeit from their previous company to join the Company. We typically require the newly hired executive to return the full award amount of any sign-on bonuses and relocation payments if they voluntarily leave the Company within a certain period of time after hire and new hire equity awards are subject to a time-based vesting period.

Other Compensation Policies

Description of Employment Agreements

We have entered into employment agreements with Maria Hollandsworth and Ira Fils. In addition, we entered into an employment agreement with Elizabeth Williams in 2024. Each of the employment agreements provides for an initial term ranging from one year to eighteen months and automatically renews for an additional one-year term, unless either party provides 60 days’ notice prior to the end of the term. We have also entered into indemnification agreements with each of our named executive officers.

Elizabeth Williams

We entered into an employment agreement with Ms. Williams in connection with her appointment as the Company’s Chief Executive Officer, effective March 11, 2024 (the “Effective Date”). The employment agreement provides that Ms. Williams will receive an annual base salary of $725,000, which may be increased in our sole discretion, and a target annual bonus equal to100% of base salary. For purposes of the 2024 annual bonus, the bonus will not be prorated from the effective date of the Employment Agreement through the close of fiscal year 2024.

At the discretion of the Board, during the employment term, Ms. Williams will be eligible to receive an annual equity grant with a target equity value of $1,800,000 (the “Annual Equity Incentive”), with the terms of each such award to be determined by the Compensation Committee and the Board. If we terminate Ms. Williams’ employment without “cause” or she resigns for “good reason” within the four-month period before or 12-month period after a “change of control” (as such terms are defined in Ms. Williams’ employment agreement) and provided that she signs a general release of claims, Ms. Williams will be entitled to full vesting of any unvested Annual Equity Incentive awards (such acceleration, a “Double Trigger Acceleration”).

In addition, as soon as practicable during the first open window following the Effective Date, Ms. Williams will receive a one-time signing equity grant with a grant date value of $1,200,000 (“Signing Grant”), subject to the terms and conditions of the Company’s Equity Incentive Plan and applicable award agreement. The Signing Grant consists of time-vested restricted stock awards (“RSAs”) with a grant date value of $400,000, time-vested stock options with a grant date value of $400,000, and PSUs with a target grant date value of $400,000. The time-vested portion of the Signing Grant will vest 25% each year for the first four years from the Effective Date, subject to Ms. Williams’ continued employment with the Company. The PSUs will vest according to the plan established by the Compensation Committee and will be subject to the performance terms and conditions established by the Compensation Committee after consultation with Ms. Williams. In addition, 100% of the Signing Grant will vest upon (i) Ms. Williams’ employment being terminated at any time prior to the vesting date as a result of a termination by the Company without cause; (ii) a termination by Ms. Williams for good reason; (iii) the Company’s decision not to renew the term of the employment agreement; provided that the vesting acceleration of PSUs will be subject to future mutual agreement in connection with the development by the Company of performance terms and conditions thereof; or (iv) a Double Trigger Acceleration. Any accelerated vesting in connection with such a qualifying termination of employment will be subject to Ms. Williams complying with the release requirements of her employment agreement.

Ms. Williams will also be eligible to receive a one-time cash signing bonus of $200,000 (“Signing Bonus”), to be paid 120 days following the Effective Date, provided that she does not receive any bonus from her prior employer. If we terminate Ms. Williams’ employment for cause or she resigns without good reason within 12 months of the Effective Date, Ms. Williams will be obligated to repay the Signing Bonus.

During the employment term, the Company will provide Ms. Williams with an automobile allowance substantially similar to the allowance provided by the Company to other similarly situated senior executives of the Company. The Company will also reimburse up to $10,000 for any reasonable, documented attorneys’ fees incurred by Ms. Williams in connection with the employment agreement.

If we terminate Ms. Williams’ employment without cause (other than by reason of death or disability), she resigns with good reason, or the Company does not renew the term of her employment agreement, provided that she signs a general release of claims and continues to comply with the restrictive covenants set forth in her employment agreement, Ms. Williams will be entitled to receive: (i) the annual bonus, if any, that she would have been entitled to receive in respect of the year in which such termination occurs based on actual performance, prorated based on the number of days employed during such year, payable when such bonus would have otherwise been paid; (ii) continued payment of her annual base salary for 12 months; (iii) reimbursement for the cost of her continued medical, dental and vision coverage until the earlier of (x) the end of the 12-month period following such termination, or (y) the date on which she becomes eligible for medical, dental and/or vision coverage from a subsequent employer; and (iv) the Signing Grant will fully vest.

To the extent that the payments and benefits provided under Ms. Williams’ employment agreement and any other Company plan or agreement (such payments or benefits, the “Benefits”) would be subject to the excise tax imposed under Section 4999 of the Internal Revenue Code of 1986, as amended, the Benefits will be reduced (but not below zero) if and to the extent that a reduction in the Benefits would result in Ms. Williams retaining a larger amount, on an after-tax basis, than if Ms. Williams received all of the Benefits.

The employment agreement contains a perpetual confidentiality covenant, a one-year post-termination non-interference covenant applicable to the Company’s relationships with suppliers, customers and partners and a one-year post-termination non-solicitation covenant applicable to Company employees.

Maria Hollandsworth

We entered into an employment agreement with Ms. Hollandsworth in connection with her appointment as the Company’s Interim Chief Executive Officer, effective November 4, 2023. Under the employment agreement, Ms. Hollandsworth will serve as the Company’s Executive Vice President, Chief Operating Officer, with a base salary of $400,000, which may be increased in our sole discretion, and a target annual bonus equal to 75% of base salary. The employment agreement also provides that Ms. Hollandsworth will also serve as the Company’s Interim Chief Executive Officer. During the period that Ms. Hollandsworth served as Interim Chief Executive Officer, her target annual bonus was increased to 100% of her base salary. Ms. Hollandsworth’s position as Interim Chief Executive Officer of the Company concluded on March 11, 2024, in connection with Ms. Williams’ appointment as Chief Executive Officer of the Company on such date, after which Ms. Hollandsworth continued to serve as the Company’s Executive Vice President, Chief Operating Officer.

In addition, under the employment agreement, Ms. Hollandsworth received retention bonuses of $75,000 on each of December 1, 2023, and May 1, 2024 (subject to her continued employment with the Company through each such date). Ms. Hollandsworth also received a grant of restricted stock units with a grant date value of $200,000 (the “Interim CEO RSUs”) that will cliff-vest on the one-year anniversary of the agreement’s effective date (subject to her continued employment with the Company through such date) or earlier in the event of termination of her employment with the Company without “cause” or for “good reason” (as such terms are defined in Ms. Hollandsworth’s employment agreement), or in the event the employment agreement (for either position) is not renewed by the Company (a “Qualifying Termination”).

In the event Ms. Hollandsworth’s employment is terminated as a result of a Qualifying Termination, provided that she signs a release of claims, she will be entitled to receive continued payment of her base salary for one year, a pro-rata portion of any annual bonus earned for the year of termination based on performance and full accelerated vesting of the Interim CEO RSUs.

The employment agreement contains a perpetual confidentiality covenant, a one-year post-termination non-interference covenant applicable to the Company’s relationships with suppliers, customers and partners and a one-year post-termination non-solicitation covenant applicable to Company employees.

Ira Fils

In connection with his appointment as the Company’s Chief Financial Officer in 2022, we entered into an employment agreement with Ira Fils. The employment agreement provides that Mr. Fils will receive a salary equal to $400,000, which may be increased in our sole discretion, will receive a $600 per month transportation allowance, will be eligible to earn annual cash incentive awards with a target of 75% of his then current base salary, will be eligible to participate in the Company’s equity-based compensation plan, and will be entitled to certain other benefits and perquisites as more fully described above in the “Perquisites & Benefits” section. Mr. Fils’ employment with us may be terminated at any time by either party, provided that Mr. Fils is required to provide us with 90-day advance notice in case of resignation. If we terminate Mr. Fils’ employment without “cause” or he resigns for “good reason” (as such terms are defined in Mr. Fils’ employment agreement) and provided that he signs a general release of claims, Mr. Fils will be entitled to continuation of base salary for 12 months following termination of employment. In addition, in case of any termination of employment, except termination by us for cause or voluntary resignation by Mr. Fils without good reason, Mr. Fils will be entitled to a Pro-Rata Annual Cash Incentive for the year of termination based on our actual performance. Mr. Fils’ employment agreement contains an indefinite confidentiality covenant and 12-month post-termination covenants relating to non-interference with the Company’s business relationships and non-solicitation of the Company’s employees and consultants.

Change in Control Provisions in Equity Awards

The Incentive Plan provides that, except as otherwise provided in an award agreement, if a “change in control” of the Company occurs (as such term is defined in the Incentive Plan) and the award holder’s employment or service is terminated by the Company without “cause” or by the award holder for “good reason” (as such terms are defined in the Incentive Plan) within 12 months following the change in control, then the outstanding and unvested equity awards will fully vest (with any performance conditions deemed to be achieved at target performance levels). During 2024, we also entered into post-termination benefit agreements with certain of our named executive officers providing for equity acceleration benefits in the event of a qualifying termination of employment without cause or for good reason following a change in control, which are described in more detail in the compensation tables below.

The Compensation Committee, which administers the Incentive Plan, may also provide for the acceleration of outstanding and unvested equity awards upon a change in control of the Company.

Compensation Policies and Practices as They Relate to Risk Management

In 2024, our Compensation Committee reviewed our compensation policies and practices and concluded that the mix and design of these policies and practices are not reasonably likely to encourage our employees to take excessive risks. In connection with its evaluation, our Compensation Committee considered, among other things, the structure, philosophy and design characteristics of our primary incentive compensation plans and programs in light of our risk management and governance procedures, as well as other factors that may calibrate or balance potential risk-taking incentives. Based on this assessment, our Compensation Committee concluded that risks arising from our compensation policies and practices for all employees, including executive officers, are not reasonably likely to have a material adverse effect on us.

Tax Considerations

Prior to its amendment by the Tax Cuts and Jobs Act (“Tax Legislation”), which was enacted December 22, 2017, Section 162(m) of the Internal Revenue Code disallowed a tax deduction to public companies for compensation paid in excess of $1 million to “covered employees” (generally, such company’s chief executive officer and its three other highest paid executive officers other than its chief financial officer). Prior to the Tax Legislation, there was an exception to this $1 million limitation for performance-based compensation if certain requirements were met.

The Tax Legislation generally amended Section 162(m) to eliminate the exception for performance-based compensation. The $1 million compensation limit was also expanded to apply to a public company’s chief financial officer and apply to certain individuals who were covered employees in years other than the then-current taxable year. The Tax Legislation provides for “grandfathering” of awards in effect as of November 2, 2017, if certain conditions are met, including lack of modification of the terms of the awards. As in prior years the Company will continue to consider the tax and accounting implications (including with respect to the expected lack of deductibility under the revised Section 162(m)) when making compensation decisions, but it reserves its right to continue to make compensation decisions based on other factors if it determines that it is in the best interests of the Company and its stockholders to do so. Further, the Company may determine to make changes or amendments to the Company’s existing compensation programs in order to revise aspects of our executive compensation programs that were initially designed to comply with Section 162(m) but that may no longer serve as an appropriate incentive measure for our executive officers.

Timing of Grants of Certain Equity Awards

We grant equity awards on an annual basis and may grant equity awards on a discretionary basis in connection with certain events such as the commencement of employment or promotion. We do not have a formal policy regarding the timing of awards of options in relation to our disclosure of material nonpublic information. However, the compensation committee does not grant option awards in anticipation of the release of material nonpublic information, and we do not time the release of material nonpublic information for the purpose of affecting the value of executive compensation.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed our Compensation Discussion and Analysis section with management and based on the review and discussions, recommended to the Board that the Compensation Discussion and Analysis section be included in this proxy statement on Schedule 14A.

Compensation Committee

Douglas J. Babb

Samuel N. Borgese

Mark Buller

Deborah Gonzalez

The foregoing report of the Compensation Committee is not soliciting material, is not deemed filed with the SEC and is not incorporated by reference in any filing of the Company under the Securities Act or the Exchange Act, whether made before or after the date of this proxy statement and irrespective of any general incorporation language in such filing.

EXECUTIVE COMPENSATION TABLES

2024 Summary Compensation Table

The following table summarizes the compensation for 2024, 2023, and 2022 awarded to, earned by or paid to our NEOs.

						Non-Equity
				Stock	Option	Incentive Plan	All Other
			Bonus	Awards	Awards	Compensation	Compensation	Total
Name and Principal Position	Year	Salary ($)	($)(2)	($)(3)	($)(4)	($)(5)	($)(6)	($)
Elizabeth Williams(1)	2024	$580,000	$200,000	$1,700,000	$1,300,000	$888,270	$44,607	$4,712,877
Chief Executive Officer	2023	$—	$—	$—	$—	$—	$—	$—

Ira Fils	2024	$416,000	$—	$250,000	$250,000	$318,552	$49,499	$1,284,051
Chief Financial Officer	2023	$416,000	$—	$405,000	$405,000	$101,712	$32,075	$1,359,787
	2022	$205,000	$—	$500,000	$—	$76,236	$94,397	$875,633

Maria Hollandsworth(1)	2024	$450,000	$75,000	$825,000	$325,000	$357,560	$37,236	$2,069,796
President and Chief Operating Officer	2023	$348,901	$75,000	$325,000	$125,000	$80,702	$28,758	$983,361
	2022	$56,558	$—	$50,000	$—	$—	$4,762	$111,320

(1)	Ms. Hollandsworth served as Interim Chief Executive Officer until Ms. Williams assumed the role of CEO on March 11, 2024. In accordance with applicable SEC rules, only compensation information for the year in which Ms. Williams was a named executive officer is included in the table above.
(2)	Ms. Williams’ “Bonus” column reflects a one-time cash signing bonus of $200,000. Ms. Hollandsworth’s “Bonus” column reflects two $75,000 cash retention awards granted pursuant to her employment agreement in 2023 and 2024.
(3)	Amounts shown in this column represent the aggregate grant date fair value of restricted share and PSU awards computed in accordance with ASC Topic 718. For a discussion of valuation assumptions used in calculation of these amounts, see Note 12 to our audited financial statements, included within our Annual Report. For Ms. Williams, her 2024 PSU award is valued based on the probable outcome of the performance conditions as determined on the grant date, which results in a grant date fair value for her PSUs of $400,000. If we achieve the highest level of performance under Ms. Williams’ PSUs, the grant date fair value for the PSUs would increase to $720,000.
(4)	Amounts shown in this column represent the aggregate grant date fair value of stock option awards computed in accordance with FASB ASC Topic 718. For a discussion of valuation assumptions used in calculation of these amounts, see Note 12 to our audited financial statements, included within our Annual Report.
(5)	Amounts shown in this column represent any performance-based cash compensation earned by our NEOs pursuant to achievement of performance criteria set by the Board under our Annual Incentive Plan. The material terms of the Annual Incentive Plan compensation paid to our named executive officers with respect to the 2024 fiscal year are described above in the section entitled “Named Executive Officer Compensation – Annual Incentive Plan.
(6)	“All Other Compensation” includes the following perquisites and benefits with respect to fiscal 2024:
●	Gas Card Benefits: Messrs./Mme. Williams, Fils and Hollandsworth received amounts of $0, $0 and $4,179, respectively.
●	401(k) Plan Matching Contribution: Messrs./Mme. Williams, Fils and Hollandsworth received amounts of $11,990, $13,340, and $5,654, respectively.
●	Auto Allowance: Messrs./Mme. Willaims, Fils and Hollandsworth received amounts of $5,622, $7,477 and $7,477, respectively.
●	Other Benefits (including health and welfare benefits): Messrs./Mme. Williams, Fils and Hollandsworth received amounts of $19,645, $28,682 and $19,926, respectively.
●	Attorneys’ fees: In accordance with Ms. Williams’ employment agreement, she received reimbursement of $7,350.

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth outstanding equity awards as of December 25, 2024. For more information on the equity awards granted in fiscal 2024, see the “Named Executive Officer Compensation – Long-Term Incentive Awards” section above.

		Option Awards					Stock Awards

									Equity	Equity
									Incentive	Incentive
				Equity			Number		Plan Awards;	Plan Awards;
				Incentive			of		Number of	Market or
				Plan Awards;			Shares	Market	Unearned	Payout Value
		Number of	Number of	Number of			or units	Value of	Shares,	of Unearned
		Securities	Securities	Securities			of Stock	Shares or	Units or	Shares, Units
		Underlying	Underlying	Underlying			That	Units of	Other	or Other
		Unexercised	Unexercised	Unexercised	Option		Have	Stock That	Rights That	Right That
		Options	Options	Unearned	Exercise	Option	Not	Have Not	Have Not	Have Not
		Exercisable	Unexercisable	Options	Price	Expiration	Vested	Vested	Vested	Vested
Name	Grant Date	(#)	(#)(2)	(#)	($)	Date	(#)(3)	($)(4)	(#)(5)	(#)(6)
Elizabeth Williams(1)	5/7/2024	—	77,519	—	$10.32	5/7/2034	45,096	$532,584	—	—
	5/29/2024	—	171,429	—	$10.46	5/29/2034	86,042	$1,016,156	—	—
	6/4/2024	—	—	—	—	—	—	—	41,537	$490,552
Ira Fils	8/23/2022	—	—	—	—	—	26,738	$315,776	—	—
	5/9/2023	14,401	43,203	—	$9.06	5/9/2023	20,696	$244,420	—	—
	11/7/2023	38,272	—	—	$8.46	11/7/2033	—	—	—	—
	5/29/2024	—	47,619	—	$10.46	5/29/2034	23,901	$282,271	—	—
Maria Hollandsworth(1)	5/9/2023	7,200	21,602	—	$9.06	5/9/2033	10,348	$122,210	—	—
	5/15/2024	—	—	—	—	—	45,249	$534,391	—	—
	5/29/2024	—	61,905	—	$10.46	5/29/2034	31,071	$366,949	—	—

(1)	Pursuant to her employment agreement, in addition to her annual long-term equity incentive award, Ms. Williams received a one-time signing equity award (the “Signing Grant”) consisting of (i) time-vested stock options with a grant date value of $400,000 (77,519 underlying shares), (ii) time-vested restricted stock awards (“RSAs”) with a grant date value of $400,000 (45,096 shares) and (iii) performance stock units (“PSUs”) with a target grant date value of $400,000 (41,537 shares). Vesting of each portion of the Signing Grant is discussed in Notes 2, 3, and 5, respectively.
(2)	All options granted to each executive vest 25% per year starting with the first anniversary of grant. As a result, Ms. Williams, Mr. Fils and Ms. Hollandsworth’s unexercisable options granted on May 29, 2024 at an exercise price of $10.46 are scheduled to vest ratably on May 29 on each of 2025, 2026, 2027 and 2028. The options granted as part of Ms. Williams’ Signing Grant on May 7, 2024 at an exercise price of $10.32 are scheduled to vest 25% each year for the first four years from the effective date of Ms. Williams’s employment agreement, March 11, 2024, subject to Ms. Williams’s continued employment with the Company.
(3)	All restricted shares granted to each executive vest 25% per year starting with the first anniversary of the grant date. The time-vested RSA portion of the Signing Grant will vest 25% each year for the first four years from the effective date of Ms. Williams’ employment agreement, March 11, 2024, subject to Ms. Williams’ continued employment with the Company.
(4)	The amounts shown in this column are determined by multiplying the number of unvested shares or units reported in the preceding column by $11.81 (the closing price of the Company’s common stock on December 24, 2024, the last trading day of fiscal 2024).
(5)	Ms. Williams’ PSU award pursuant to the Signing Grant will vest in three equal installments as follows: one-third of the earned PSUs will vest when performance for the performance period has been determined and certified by the Administrator, one-third will vest on the last day of fiscal year 2025, and the final one-third will vest on the last day of fiscal year 2026, or earlier in the event of a qualifying termination, described in “Description of Employment Agreements – Elizabeth Williams” above.
(6)	The amounts shown in this column are determined by multiplying the number of unvested shares or units reported in the preceding column by $11.81 (the closing price of the Company’s common stock on December 24, 2024, the last trading day of fiscal 2024).

Grants of Plan-Based Awards Table

The following table summarizes information regarding grants of plan-based awards for the NEOs during the fiscal year ended December 25, 2024.

			Estimated future payouts under non-			Estimated future payouts under			All other
			equity incentive plan awards (1)			equity incentive plan awards (2)			stock awards:			Grant date
									Number of	All other option	Exercise or	fair value of
									shares of	awards: Number	base price	stock and
									stock or	of securities	of option	option
	Grant	Award	Threshold	Target	Maximum	Threshold	Target	Maximum	units	underlying	awards	awards
Name (a)	Date	Type	($)	($)	($)	($)	($)	($)	(#)	options (#)	($/Sh)	($)(2)
Elizabeth Williams	N/A	ICP	$—	$725,000	$1,827,000	—	—	—	—	—	—	—
	5/7/2024	RSA	—	—	—	—	—	—	45,096	—	—	$400,000
	5/29/2024	RSA	—	—	—	—	—	—	86,042	—	—	$900,000
	6/4/2024	PSU	—	—	—	$100,000	$400,000	$720,000	41,537	—	—	$400,000
	5/7/2024	Stock Options (3)	—	—	—	—	—	—	—	77,519	$10.32	$400,000
	5/29/2024	Stock Options (3)	—	—	—	—	—	—	—	171,429	$10.46	$900,000
Ira Fils	N/A	ICP	$—	$312,000	$786,240	—	—	—	—	—	—	—
	5/29/2024	RSA	—	—	—	—	—	—	23,901	—	—	$250,000
	5/29/2024	Stock Options	—	—	—	—	—	—	—	47,619	$10.46	$250,000
Maria Hollandsworth	N/A	ICP	$—	$350,206	$882,519	—	—	—	—	—	—	—
	5/15/2024	RSA	—	—	—	—	—	—	45,249	—	—	$500,000
	5/29/2024	RSA	—	—	—	—	—	—	31,071	—	—	$325,000
	5/29/2024	Stock Options (3)	—	—	—	—	—	—		61,905	$10.46	$325,000

(1)	Each executive officer was entitled to a cash award to be paid under our 2024 Annual Incentive Plan as described under the section entitled “Compensation Discussion and Analysis – Annual Incentive Plan.” Annual Incentive Plan awards were based on achievement of the Company performance metric, modified by an individual performance factor. Actual awards attributable to the Company performance metric component may range from 0% to 180% for achievement of adjusted EBITDA and 0% to 180% for achievement of Company revenue. The individual performance factor, which adjusts the achievement of the Company performance metrics ranges from 0% to 140% of the amount attributable to the Company performance metric as determined by the Compensation Committee in its discretion. The “Threshold” column reflects amounts that would be paid under the Annual Incentive Plan if each executive officer achieved the lowest amount payable which would be 0% regardless of Company payout. Amounts under Target reflect the target Annual Incentive Plan award that would have been paid to the executive officer if each of the Company performance factors and individual performance factor under the Annual Incentive Plan had been met at 100%. Amounts under Maximum reflect the Annual Incentive Plan award that would have been payable had each of the Company performance factors been achieved at the maximum level of 180% and the individual performance factor been at the maximum level of 140%. Actual Annual Incentive Plan awards paid are reflected in the “Non-Equity Incentive Plan Compensation” column of the table labeled 2024 Summary Compensation Table above.
(2)	Ms. Williams was entitled to a PSU award to be paid under our 2024 Long-Term Incentive Awards as described under the section entitled “Compensation Discussion and Analysis –Long-Term Incentive Awards.” PSU awards were based on achievement of the Company performance metric. Actual awards attributable to the Company performance metric component may range from 0% to 180% for achievement of adjusted EBITDA and 0% to 180% for achievement of Company restaurant operating profits. The “Threshold” column reflects amounts that would be paid under the PSU Awards if Ms. Williams achieved the lowest amount payable which would be 20%. Amounts under “Target” column reflects the target PSU award that would have been paid to Ms. Williams if the Company performance factors under the PSU awards had been met at 100%. Amounts under “Maximum” column reflects the PSU award that would have been payable had each of the Company performance factors been achieved at the maximum level of 180%. Actual PSU awards paid are reflected in the “Stock Awards” column of the table labeled 2024 Summary Compensation Table above.
(3)	See Note 12 to our audited consolidated financial statements for the year ended December 25, 2024, which are included in our Annual Report filed with the SEC on March 7, 2025, for descriptions of the methodologies and assumptions we used to value equity awards pursuant to FASB Topic 718.

Option Exercises and Stock Vested Table

The following table sets forth information regarding option exercises and stock vesting for the NEOs for the fiscal year ended December 25, 2024:

	Option Awards		Stock Awards
Number of
	shares	Value	Number of shares	Value
	acquired on	realized on	acquired on	realized on
	exercise	exercise	vesting	vesting
Name	(#)(1)	($)(2)	(#)(1)	($)(3)
Elizabeth Williams	—	—	—	$—
Ira Fils	—	—	38,589	$486,541
Maria Hollandsworth	—	—	27,090	$340,902

(1)	Reflects the number of shares of the Company’s common stock acquired on exercise of option awards or vesting of restricted stock.
(2)	Equals the number of underlying shares exercised multiplied by the difference between the closing price of the Company’s stock price on the exercise date and the exercise price.
(3)	Equals the closing price of the Company’s common stock on the vesting date multiplied by the number of shares vested.

Potential Payments Upon Termination or Change in Control

The following section describes the benefits that may become payable to Ms. Williams, Mr. Fils and Ms. Hollandsworth in connection with a termination of their employment with us and/or a change in control of the Company.  The benefits described in this section are generally provided under Messrs./Mme. Williams’, Fils’s or Hollandsworth’s employment agreements or under the terms governing outstanding equity-based awards. For each of Messrs./Mme. Williams, Fils and Hollandsworth, payment of the severance benefits provided for under his or her employment agreement is conditioned upon the executive’s execution and delivery of (and not revoking) a general release in favor of the Company. All of the benefits described below would be provided by the Company. Please see the Compensation Discussion and Analysis section above for a discussion of how the level of these benefits was determined and for a discussion of the relevant employment agreement and equity award provisions for each executive, including the specific circumstances that would trigger payment and the duration of such payment and benefits.

The following table provides information concerning the potential termination or change in control payments that would be made to each of Ms. Williams, Mr. Fils and Ms. Hollandsworth under the circumstances described above. As prescribed by the SEC’s disclosure rules, in calculating the amount of any potential payments, we have assumed that the applicable triggering event (i.e., termination of employment and/or change in control) occurred on December 25, 2024. In the following table, we use the term “involuntary termination” to refer to a termination by us without good cause or by the executive for good reason.

	Cash Severance (1)	Equity Acceleration Value (2)	Total ($)
Elizabeth Williams
Death or Disability	$—	$—	$—
Involuntary Termination	$761,000	$1,138,639	$1,899,639
Involuntary Termination in Connection with Change in Control	$761,000	$2,386,224	$3,147,224
Ira Fils
Death or Disability	$—	$—	$—
Involuntary Termination	$416,000	$—	$416,000
Involuntary Termination in Connection with Change in Control	$416,000	$—	$416,000
Maria Hollandsworth
Death or Disability	$—	$—	$—
Involuntary Termination	$450,000	$—	$450,000
Involuntary Termination in Connection with Change in Control	$450,000	$—	$450,000

(1)	None of the executives would have been entitled to an additional pro-rated bonus payment from us for a termination of employment occurring at the end of the 2024 fiscal year, so the pro-rated bonus-based severance provisions contained in each executive’s employment agreement would not result in any additional severance amounts for a termination occurring at year end. As described above in “Description of Employment Agreements – Elizabeth Williams,” Ms. Williams’ cash severance includes reimbursement of premiums to continue healthcare coverage under COBRA. Such benefits are quantified using GAAP assumptions.

(2)	Calculations are based upon the closing price of our common stock of $11.81 on December 24, 2024, which was the last trading day of fiscal 2024. The equity acceleration value includes accelerated vesting of Ms. Williams’ Signing Grant pursuant to her employment agreement, which is described in the “Description of Employment Agreements” section of the Compensation Discussion and Analysis above.

CEO Pay Ratio Disclosure

Pursuant to the Exchange Act, we are required to disclose in this proxy statement the ratio of the annual total compensation of our Chief Executive Officer to the median of the annual total compensation of all of our employees (excluding our Chief Executive Officer). Based on SEC rules for this disclosure and applying the methodology described below, we have determined that our Chief Executive Officer’s total compensation for 2024 was $4,857,877 and the median of the total 2024 compensation of all of our employees (excluding our Chief Executive Officer) was $17,168. Accordingly, we estimate the ratio of our Chief Executive Officer’s total compensation for 2024 to the median of the total 2024 compensation of all of our employees (excluding our Chief Executive Officer) to be approximately 283 to 1.

We identified the median employee by taking into account the total gross wages as reported on Form W-2 paid in 2024 to all individuals, excluding our Chief Executive Officer, who were employed by us on December 31, 2024. We included all employees, whether employed on a full-time, part-time, or seasonal basis. We did not make any assumptions, adjustments or estimates with respect to their total gross wages for 2024. We believe total gross wages for all employees is an appropriate measure.

Once the median employee was identified as described above, that employee’s annual total compensation for 2024 was determined using the same rules that apply to reporting the compensation of our Named Executive Officers (including our Chief Executive Officer) in the “Total” column of the 2024 Summary Compensation Table above. The total compensation amounts included in the first paragraph of this pay ratio disclosure were determined based on that methodology.

Because Mme. Williams and Hollandsworth both served as our CEO in 2024, the CEO’s total compensation for 2024 included in the first paragraph above was calculated (in accordance with applicable SEC rules) by annualizing Ms. Williams’ compensation for 2024. We annualized Ms. Williams’ compensation for 2024 by adding her “Total” 2024 compensation from the Summary Compensation Table $4,712,877 and $145,000 to reflect the annualizing of her base salary for 2024 to reflect the level that would have been in effect had she served as CEO for the entire year.

We believe that the pay ratio disclosure presented above is a reasonable estimate. Because the SEC rules for identifying the median employee and calculating the pay ratio allow companies to use different methodologies, exemptions, estimates and assumptions, the pay ratio disclosure may not be comparable to the pay ratio reported by other public companies.

Pay versus Performance

We are providing the following information about the relationship between executive compensation actually paid and certain financial performance of the Company as required by Section 953(a) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402(v) of Regulation S-K. For further information regarding the Company’s pay-for-performance philosophy and how the Company aligns executive compensation with performance, see the Compensation Discussion and Analysis (CD&A) earlier in this proxy statement.

Pay versus Performance Table

							Value of Initial Fixed $100
							Investment Based on:
	Summary		Summary		Avg. Summary	Average
	Compensation	Compensation	Compensation	Compensation	Compensation	Compensation		S&P 1500
	Table Total	Actually Paid	Table Total	Actually Paid	Table Total	Actually Paid	Company	Restaurants	Net	Adjusted
	PEO1	PEO1	PEO2	PEO2	Non-PEO NEO	Non-PEO NEO	TSR (3)	TSR (4)	Income	EBITDA
Year	($)(1)	($)(1,2)	($)(1)	($)(1,2)	($)(1)	($)(1,2)			($ thousands)	($ thousands) (5)
2024	4,712,877	5,322,155	2,069,796	2,385,373	1,284,051	1,903,076	78	164	25,684	62,708
2023	3,161,265	389,246	983,361	983,009	1,359,787	1,331,336	60	154	25,554	57,356
2022	1,744,863	1,274,565	—	—	699,093	73,571	66	133	20,801	48,676
2021	1,499,832	1,046,794	1,738,455	(3,456,667)	1,107,640	705,482	93	146	29,121	63,395
2020	—	—	2,011,266	2,941,145	1,156,719	1,079,739	121	120	24,474	61,595

(1)	The executive officers included in the table above are noted below:

Year	PEO1	PEO2	NEO
2024	E. Williams	M. Hollandsworth	I. Fils
2023	L. Roberts	M. Hollandsworth	I. Fils
2022	L. Roberts		I. Fils, M. Hollandsworth, M. Lozano
2021	L. Roberts	B. Acoca	M. Lozano
2020		B. Acoca	M. Lozano, L. Roberts

(2)	The dollar amounts reported in the Compensation Actually Paid columns (CAP) are calculated in accordance with Item 402(v) of Regulation S-K. The fair value or change in fair value, as applicable, of equity awards included in such calculations was computed in accordance with FASB ASC Topic 718. The following adjustments were made to Summary Compensation Table total compensation for each year to determine Compensation Actually Paid (“CAP”):

	2024			2023			2022		2021			2020
Adjustments	PEO1	PEO2	Average NEO	PEO1	PEO2	Average NEO	PEO1	Average NEO	PEO1	PEO2	Average NEO	PEO2	Average NEO
Summary Compensation Table Total ($)	4,712,877	2,069,796	1,284,051	3,161,265	983,361	1,359,787	1,744,863	699,093	1,499,832	1,738,455	1,107,640	2,011,266	1,156,719
Grant date fair value of equity awards made in the year and reported in the Summary Compensation Table ($)	(3,000,000)	(1,150,000)	(500,000)	(1,600,000)	(450,000)	(810,000)	(1,000,000)	(350,000)	(700,000)	(1,000,000)	—	(1,000,000)	(625,019)
Year-end fair value of awards made in the year that were unvested at the end of the year ($)	3,609,278	1,270,734	575,817	—	456,932	829,142	950,717	192,467	553,406	—	367,190	1,452,706	907,932
Change in fair value during the year of awards made in prior years that were unvested at the end of the year ($)	—	79,557	231,842	—	—	(45,722)	(230,513)	—	(292,071)	—	(249,235)	582,806	152,122
Change in fair value during the year of awards made in prior years that vested during the year ($)	—	115,285	311,365	(118,900)	(7,284)	(1,872)	(190,502)	(31,486)	(14,373)	(63,346)	(20,113)	(105,632)	(8,950)
Fair value at the beginning of the year of any awards granted prior years that failed to meet the applicable vesting conditions during the year	—	—	—	(1,053,120)	—	—	—	(436,502)	—	(4,131,776)	—	—	(503,065)
Compensation Actually Paid ("CAP") ($)	5,322,155	2,385,373	1,903,076	389,246	983,009	1,331,336	1,274,565	73,571	1,046,794	(3,456,667)	1,205,482	2,941,145	1,079,739

(3)	TSR (Total Shareholder Return) is calculated in accordance with Item 402(v) of Regulation S-K.
(4)	Refers to the S&P 1500 Restaurant Index included in “Item 5. Market for Registrant’s Common Equity, Related Stockholder Matters and Issuer Purchases of Equity Securities-Stock Performance Graph” in the Company’s Annual Report on Form 10-K for the fiscal year ended December 25, 2024.
(5)	Adjusted EBITDA is defined below in (Appendix A: "Definition of Non-GAAP and other Key Financial Measures").

Analysis of Relationship of Compensation Actually Paid and Performance

The charts below represent the relationship between the CAP of our PEO and average NEO with the Company’s TSR, net income, and Adjusted EBITDA (1). For purposes of these analyses, the PEO in 2024 is Ms. Williams, 2023, 2022, and 2021 is Mr. Roberts, and in 2020 is Mr. Acoca. The NEOs are as listed in Note 1 to the Pay versus Performance table above.

(1)	CAP, Adjusted EBITDA, and Net Income are in USD millions. TSR is a percentage.

Stock Performance Graph

The following graph illustrates the total cumulative shareholder return for (i) our common stock and (ii) the Nasdaq Composite Total Return Index and (iii) the Standard and Poor’s Composite 1500 Restaurants Index (formerly called the S&P Supercomposite Restaurants Index), for the five years ended December 25, 2024. The graph assumes the investment of $100 at the beginning of the period (at the closing price of our common stock on December 24, 2019) and the reinvestment of all dividends. Stockholder returns over the indicated period should not be considered indicative of future stockholder returns.

The stock performance graph shall not be deemed soliciting material or to be filed with the SEC or subject to Regulation 14A or 14C under the Exchange Act or to the liabilities of Section 18 of the Exchange Act, nor shall it be incorporated by reference into any past or future filing under the Securities Act of 1933, as amended (the “Securities Act”) or the Exchange Act, except to the extent we specifically request that it be treated as soliciting material or specifically incorporate it by reference into a filing under the Securities Act or the Exchange Act.

Tabular List of Performance Measures

As described in our Compensation Discussion and Analysis, the table below lists the Company’s most important performance measures used to link compensation actually paid for our NEOs to Company performance:

Performance Measures
Adjusted EBITDA
Revenue
Restaurant Operating Profit %

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

The table below sets forth the beneficial ownership information for our common stock for: (i) each of our named executive officers, (ii) each of our directors, (iii) all our executive officers and directors as a group, and (iv) each person known to us to be the beneficial owner of more than 5% of our shares of common stock. Except as otherwise disclosed, the information in the table set forth below is as of the record date, April 2, 2025, and is based on 30,057,287 shares of our common stock issued and outstanding as of such date.

Unless otherwise noted below, the address for each person listed below is 3535 Harbor Boulevard, Suite 100, Costa Mesa, California 92626. We have determined beneficial ownership in accordance with the rules of the SEC. Except as indicated by the footnotes below, we believe, based on the information furnished to us, that the persons named below have sole voting and investment power with respect to all shares of common stock that they beneficially own, subject to applicable community property laws.

In computing the number of shares of common stock beneficially owned by a person and the percentage ownership of that person, we deemed outstanding shares subject to options or restricted share units held by that person exercisable or vesting within 60 days of the record date. We did not deem these shares outstanding, however, for the purpose of computing the percentage ownership of any other person.

			Acquirable
			within 60		Percent
	Common	Vested but	Days of the		of
Name	Shares	Unexercised	Record Date	Total	Class
Named Executive Officers and Directors: (1)
Elizabeth Williams	235,688	19,379	42,858	297,925	*
Ira Fils	124,106	52,673	26,306	203,085	*
Maria Hollandsworth	118,135	7,200	22,678	148,013	*
William R. Floyd	74,209	—	—	74,209	*
Douglas J. Babb	51,623	—	—	51,623	*
Samuel N. Borgese	19,139	—	—	19,139	*
Mark Buller	50,164	—	—	50,164	*
Nancy Faginas-Cody	32,868	—	—	32,868	*
Deborah Gonzalez	32,868	—	—	32,868	*
Joe Taylor	8,637	—	—	8,637	*
All directors and executive officers as a group (10 people)	747,437	79,252	91,842	918,531	3.1%
5% Stockholders:
Sardar Biglari and affiliates (2)	4,489,247	—	—	4,489,247	14.9%
BlackRock, Inc. (3)	2,475,121	—	—	2,475,121	8.2%
Dimensional Fund Advisors LP (4)	2,320,714	—	—	2,320,714	7.7%
LSV Asset Management (5)	1,599,200	—	—	1,599,200	5.3%
CapitalSpring Finance Company, LLC and Affiliates (6)	1,573,329	—	—	1,573,329	5.2%
William Blair Investment Management, LLC (7)	1,498,887	—	—	1,498,887	5.0%

*	Less than one percent.
(1)	Shares held reflect grants of restricted shares, including shares still subject to vesting periods.
(2)	Based solely on a Schedule 13D filed on January 27, 2025 by (i) Sardar Biglari, (ii) Biglari Capital Corp. (“BCC”), (iii) The Lion Fund II, L.P. (“Lion Fund II”), (iv) First Guard Insurance Company (“First Guard”), (v) Biglari Reinsurance Ltd., (vi) Biglari Insurance Group Inc., and (vii) Biglari Holdings Inc. (“Biglari Holdings”) (collectively, the “Biglari Parties”), as of January 27, 2025. According to the Schedule 13D, Sardar Biglari has sole voting and dispositive power over 4,489,247 shares of our comment stock; BCC has sole voting and dispositive power over 4,000,000 shares of our common stock; Lion Fund II has sole voting and dispositive power over 4,000,000 shares of our common stock; First Guard has sole voting and dispositive power over 120,000 shares of our common stock; Biglari Reinsurance Ltd. has sole voting and dispositive power of 489,247 shares of our common stock; Biglari Insurance Group Inc. has sole voting and dispositive power of 489,247 shares of our common stock; and Biglari Holdings has sole voting and dispositive power of 489,247 shares of our common stock. As of the close of business on January 27, 2025, The Lion Fund II owned directly 4,000,000 shares, constituting approximately 13.4% of the shares then outstanding. By virtue of their relationships with The Lion Fund II, each of Sardar

Biglari and BCC may be deemed to beneficially own the shares owned by The Lion Fund II. As of the close of business on January 27, 2025, First Guard owned directly 120,000 Shares, constituting less than 1% of the shares then outstanding. By virtue of their relationships with First Guard, each of Sardar Biglari, Biglari Reinsurance, Biglari Insurance, and Biglari Holdings may be deemed to beneficially own the shares owned directly by First Guard. As of the close of business on January 27, 2025, Biglari Reinsurance owned directly 369,247 Shares, constituting 1.2% of the shares then outstanding, and together with the 120,000 shares owned directly by First Guard, constituting 1.6% of the shares then outstanding. By virtue of their relationships with Biglari Reinsurance, each of Sardar Biglari, Biglari Insurance, and Biglari Holdings may be deemed to beneficially own the shares owned directly by Biglari Reinsurance. The principal business address for First Guard is 240 Nokomis Ave S., Venice, FL 34285. The principal business address of Biglari Reinsurance is 141 Front St., Hamilton HM 19, Bermuda. The principal business address for each of the other Biglari Parties is 19100 Ridgewood Parkway, Suite 1200, San Antonio, TX 78259.
(3)	Based solely on a Schedule 13G/A filed on January 26, 2024, by Blackrock, Inc., as a parent holding company or control person, relating to stock held directly, or indirectly by certain subsidiaries, as of December 31, 2023. According to the Schedule 13G, Blackrock, Inc. had sole voting and dispositive power over 2,475,121 shares. The principal business address for Blackrock, Inc. is 50 Hudson Yards, New York, NY 10001.
(4)	Based solely on a Schedule 13G filed on February 9, 2024 by Dimensional Fund Advisors LP, as an investment adviser, as of December 29, 2023. According to the Schedule 13G, Dimensional Fund Advisors LP had sole voting power over 2,320,714 shares of our common stock and sole dispositive power over 2,360,543 shares. The principal business address for Dimensional Fund Advisors LP is 6300 Bee Cave Road, Building One, Austin, TX 78746.
(5)	Based solely on a Schedule 13G filed on February 6, 2025, by LSV Asset Management, as an investment adviser, as of December 31, 2024. According to the Schedule 13G, LSV Asset Management had sole dispositive power over 1,599,200 shares and sole voting power over 849,552 shares. The principal business address for LSV Asset Management is North Wacker Drive, Suite 4600, Chicago, IL 60606.
(6)	Based solely on a Schedule 13G filed on February 9, 2024 by (i) CSIP VI Corporate Acquisitions, LP (“CSIP VI”), (ii) CSFC Financing I, LLC (“CSFC Fin I”), (iii) CSFC Management Company, LLC (“CapitalSpring”), (iv) CapitalSpring Finance Company, LLC (“CFC”) and (v) Richard Fitzgerald (collectively, the “CapitalSpring Parties”), as of December 31, 2023. Based solely on the Schedule 13G, as of December 31, 2023, CSIP VI held 1,541,862 shares and CSFC Fin I held 31,467 shares. CFC is the parent company of CapitalSpring, and CapitalSpring is the manager of CSFC Fin I and CFC and the investment manager of CSIP VI. Mr. Fitzgerald is the Managing Partner of CapitalSpring. The principal business address for each of the CapitalSpring Parties is 3100 West End Avenue, Suite 940, Nashville, TN 37203.
(7)	Based solely on a Schedule 13G filed on February 12, 2025, by William Blair Investment Management, LLC, as an investment adviser, as of December 31, 2024. According to the Schedule 13G, William Blair Investment Management, LLC had sole dispositive power over 1,498,887 shares and sole voting power over 955,481 shares. The principal business address for William Blair Investment Management LLC is address of 150 North Riverside Plaza, Chicago, IL 60606.

Delinquent Section 16(a) Reports

Section 16(a) of the Exchange Act requires our directors, officers (as defined under Rule 16a-1(f) under the Exchange Act) and stockholders who beneficially own more than 10% of any class of our equity securities registered pursuant to Section 12 of the Exchange Act (collectively, the “Reporting Persons”) to file initial statements of beneficial ownership of securities and statements of changes in beneficial ownership of securities with respect to our equity securities with the SEC. To our knowledge, based solely on our review of the copies of such forms filed with the SEC and upon written representations of the Reporting Persons received by us, we believe that all Section 16(a) filing requirements were satisfied on a timely basis during calendar year 2024 and prior fiscal years, except for (1) one untimely Form 3 reporting an initial statement of beneficial ownership of securities for Ms. Williams, which was filed on May 20, 2024; and (2) the following untimely reports for which Form 4 reports were filed on April 7, 2025: (a) one Form 4 report by Mr. Buller reporting one transaction involving the sale of shares of our Common Stock, and (b) four Form 4 reports by Mr. Borgese reporting a total of six transactions involving the sale of shares of our Common Stock.

EQUITY COMPENSATION PLAN INFORMATION

The following table sets forth information, as of December 25, 2024, about outstanding awards and shares of common stock available for future awards under our Equity Incentive Plan and our 2014 Omnibus Equity Incentive Plan (the “2014 Plan”), which are the Company’s only equity compensation plans. All our equity compensation plans have been approved by our security holders.

	(a)	(b)	(c)
Number of
Securities
Remaining
	Number of		Available for
	Securities to Be	Weighted-	Future Issuance
	Issued upon	Average	Under Equity
	Exercise of	Exercise Price	Compensation
	Outstanding	of Outstanding	Plans (Excluding
	Options,	Options,	Securities
	Warrants, and	Warrants, and	Reflected in
Plan Category	Rights	Rights (1)	Column (a) (2)
Equity compensation plans approved by security holders	1,098,320	$10.36	1,011,980
Equity compensation plans not approved by security holders	—	—	—
Total	1,098,320	$10.36	1,011,980

(1)	Outstanding restricted share unit awards do not have an exercise price and are therefore not included in calculating the weighted-average exercise price of outstanding options.
(2)	All of these common shares remain available for future issuance under our Equity Incentive Plan and may be granted as options, share appreciation rights, restricted shares, restricted share units, and other share-based awards authorized under the Incentive Plan. No new awards may be granted under the 2014 Plan. The amounts reported in this column do not include the 1,250,000 additional shares that will be available under the Equity Incentive Plan if the amended version of the Equity Incentive Plan is approved by our security holders.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Policy Concerning Related Party Transactions

We have adopted a written policy relating to the approval of related party transactions. Our Audit Committee is to review certain financial transactions, arrangements, and relationships between us and any of the following related parties to determine whether any such transaction, arrangement, or relationship is a related party transaction:

●	any of our directors, director nominees, or executive officers;
●	any beneficial owner of more than 5% of our outstanding stock;
●	any immediate family member of any of the foregoing; and
●	any firm, corporation or other entity in which any of the foregoing persons is employed or is a partner or principal in a similar position or on which such person has a 5% or greater beneficial ownership interest.

Our Audit Committee will review any financial transaction, arrangement, or relationship that:

●	involves or will involve, directly or indirectly, any related party identified above and is in an amount greater than $120,000;
●	would cast doubt on the independence of a director;
●	would present the appearance of a conflict of interest between us and the related party; or

●	is otherwise prohibited by law, rule, or regulation.

The Audit Committee will review each such transaction, arrangement, or relationship to determine whether a related party has, has had, or expects to have, a direct or indirect material interest. Following its review, the Audit Committee will take such action as it deems necessary and appropriate under the circumstances, including approving, disapproving, ratifying, canceling, or recommending to management how to proceed if it determines that a related party has a direct or indirect material interest in a transaction, arrangement, or relationship with us. Any member of the Audit Committee who is a related party with respect to a transaction under review will not be permitted to participate in the discussions or evaluations of the transaction; however, the Audit Committee member will provide all material information concerning the transaction to the Audit Committee. The Audit Committee will report its action with respect to any related party transaction to the Board.

Below we describe all related party transactions required to be disclosed pursuant to Item 404 of Regulation S-K since the beginning of fiscal 2024.

Stockholders Agreement

We are a party to a stockholders’ agreement, as amended, with Trimaran Pollo Partners, L.L.C. (the “LLC”) and certain third-party investors. The stockholders’ agreement permits (i) LLC to make an unlimited number of demands that we use our best efforts to register our shares under the Securities Act and (ii) Freeman Spogli to make two demands that we use our best efforts to register its shares under the Securities Act, for so long as they own 10% or more of the membership interests of LLC. On February 15, 2023, we filed a registration statement on Form S-3 with the SEC allowing for the resale of the shares of our common stock held by LLC, which registration statement was declared effective on March 1, 2023. Any such sales by the LLC or Freeman Spogli, or the prospect of any such sales, could materially impact the market price of our common stock.

Pursuant to the stockholders’ agreement, LLC may also preempt any demand request by Freeman Spogli, in which case (i) participation in such demand registration by LLC and Freeman Spogli shall be on a pro rata basis, and (ii) Freeman Spogli shall not be deemed to have exercised a demand notice. By exercising these registration rights and selling a large number of shares of our common stock, the price of our common stock could decline. In demand registrations, subject to certain exceptions, the parties to the stockholder’s agreement have certain rights to participate on a pro rata basis, subject to certain conditions. In addition, if we decide to sell our common stock, LLC and the other parties to the stockholders’ agreement, including members of our management, will also have certain rights to participate on a pro rata basis, subject to certain conditions. At least 10 days prior to the anticipated filing date of any registration statement, notice is to be given to all holders of registrable securities party to the stockholders agreement outlining their rights to include their shares in that registration statement, and we must use our best efforts to register any securities which such holders request, within 10 days of receipt of notice, to be registered. A stockholder may, until 7 days prior to the effectiveness of a registration statement, withdraw any securities that it has previously elected to include such registration statement pursuant to these piggyback registration rights.

We are required to bear substantially all costs incurred in these registrations of securities, other than underwriting discounts and commissions and transfer taxes. These registration rights could result in substantial future expenses for us and adversely affect any future equity or debt offerings.

Income Tax Receivable Agreement

On July 30, 2014, we entered into the income tax receivable agreement (the “TRA”). The TRA calls for us to pay to our pre-IPO stockholders 85% of the savings in cash that we realize in our taxes as a result of utilizing our net operating losses and other tax attributes attributable to preceding periods. In fiscal 2024 we recorded less than $0.1 million in income tax receivable agreement income. On May 29, 2024, we terminated most of the obligations under the TRA, with respect to any payments or obligations owed to the FS Equity Partners V, L.P. and FS Affiliates V, L.P. (together, the “Sellers”) thereunder in exchange for a payment to the Sellers of $0.4 million. As of December 25, 2024, there was no remaining obligation owed on our consolidated balance sheets.

Repurchase Agreements

On May 23, 2024, we entered into a new Stock Repurchase Agreement with the Sellers, pursuant to which we agreed to purchase an aggregate of 1,534,303 shares of our common stock from the Sellers at a price of $9.785 per share for a total purchase price of $15.0 million. The repurchases were completed in May 2024.

OTHER MATTERS

The Board does not know of any other matters that are to be presented for action at the annual meeting. If any other matters properly come before the annual meeting or any adjournments or postponements thereof, the people named as proxies will have discretion to vote thereon.

A copy of our Annual Report has been posted, and is available without charge, on our website at http://investor.elpolloloco.com. For stockholders receiving a Notice, such Notice will contain instructions on how to request a printed copy of our Annual Report. For stockholders receiving a printed copy of this proxy statement, a copy of our Annual Report has also been provided to you. In addition, a copy of our Annual Report (including the financial statements and schedules thereto), which we filed with the SEC on March 7, 2025, will be provided without charge to any person to whom this proxy statement is mailed upon the written request of any such person to El Pollo Loco Holdings, Inc., Attention: Corporate Secretary, 3535 Harbor Boulevard, Suite 100, Costa Mesa, CA 92626.

By Order of the Board of Directors,

Anne E. Jollay

Executive Vice President, Chief Legal Officer

Corporate Secretary

Costa Mesa, California

April ___, 2025

Appendix A

Definition of Non-GAAP and other Key Financial Measures

To supplement our consolidated financial statements, which are prepared and presented in accordance with GAAP, we use the following non-GAAP financial measures that are supplemental measures of the operating performance of our business and restaurants: Restaurant contribution and restaurant contribution margin, EBITDA and adjusted EBITDA. Our calculations of these non-GAAP financial measures may not be comparable to those reported by other companies. These measures have limitations as analytical tools, and are not intended to be considered in isolation or as substitutes for, or superior to, financial measures prepared and presented in accordance with GAAP. We use non-GAAP financial measures for financial and operational decision-making and as a means to evaluate period-to-period comparisons and to evaluate our restaurants’ financial performance against our competitors’ performance. We believe these measures they provide useful information about our operating results, enhance understanding of past performance and future prospects, and allow for greater transparency with respect to key metrics used by management in its financial and operational decision making. These non-GAAP financial measures may also assist investors in evaluating our business and performance relative to industry peers and provide greater transparency with respect to the Company’s financial condition and results of operation.

Company-operated restaurant revenue consists of sales of food and beverages in company-operated restaurants net of promotional allowances, employee meals, and other discounts. Company-operated restaurant revenue in any period is directly influenced by the number of operating weeks in such period, the number of open restaurants, and comparable restaurant sales. Seasonal factors and the timing of holidays cause our revenue to fluctuate from quarter to quarter. Our revenue per restaurant is typically lower in the first and fourth quarters due to reduced January and December transactions and higher in the second and third quarters. As a result of seasonality, our quarterly and annual results of operations and key performance indicators such as company-operated restaurant revenue may fluctuate.

Comparable restaurant sales reflect the change in year-over-year sales for the comparable company, franchised and total system restaurant base. The comparable restaurant base is defined to include those restaurants open for 15 months or longer and excludes restaurants that were closed during the applicable period. At December 25, 2024, there were 479 comparable restaurants, 168 company-operated and 311 franchised. Because other companies may calculate this measure differently than we do, comparable restaurant sales as presented herein may not be comparable to similarly titled measures reported by other companies. Management believes that comparable restaurant sales is a valuable metric for investors to evaluate the performance of our store base, excluding the impact of new stores and closed stores.

Restaurant contribution and restaurant contribution margin are neither required by, nor presented in accordance with, GAAP. Restaurant contribution is defined as company-operated restaurant revenue less company restaurant expenses, which includes food and paper costs, labor and related expenses, and occupancy and other operating expenses. Restaurant contribution therefore excludes franchise revenue, franchise advertising fee revenue and franchise expenses as well as certain other costs, such as general and administrative expenses, franchise expenses, depreciation and amortization, asset impairment and closed-store reserves, loss on disposal of assets and other costs that are considered corporate-level expenses and are not considered normal operating costs of our restaurants. Accordingly, restaurant contribution is not indicative of overall Company results and does not accrue directly to the benefit of shareholders because of the exclusion of certain corporate-level expenses. Restaurant contribution margin is defined as restaurant contribution as a percentage of net company-operated restaurant revenue. Additionally, because other companies may calculate these measures differently than we do, restaurant contribution and restaurant contribution margin as presented herein may not be comparable to similarly titled measures reported by other companies. Management uses restaurant contribution and restaurant contribution margin as a supplemental measure of restaurant performance. Management believes restaurant level operating margin is useful to investors to highlight trends in our core business that may not otherwise be apparent to investors when relying solely on GAAP financial measures.

EBITDA and adjusted EBITDA are neither required by, nor presented in accordance with, GAAP. EBITDA represents net income before interest expense, provision for income taxes, depreciation, and amortization, and adjusted EBITDA represents EBITDA before items that we do not consider representative of our underlying operating performance, as identified in the reconciliation table below. Because other companies may calculate these measures differently than we do, EBITDA and adjusted EBITDA as presented herein may not be comparable to similarly titled measures reported by other companies. Management uses EBITDA and adjusted EBITDA as supplemental measures of our operating performance. Management believes these measures provide useful information to investors about our operational performance by highlighting trends in our core business that may not otherwise be apparent to investors when relying solely on GAAP financial measures and enabling investors to more effectively compare the Company’s performance to prior and future periods.

The following table sets forth reconciliations of our net income to EBITDA and Adjusted EBITDA:

	Fiscal Year
(Amounts in thousands)	2024 (52-Weeks)	2023 (52-Weeks)	2022 (52-Weeks)
Net income	$25,684	$25,554	$20,801
Non-GAAP adjustments:
Provision for income taxes	9,605	9,324	8,078
Interest expense, net of interest income	5,899	4,811	1,677
Depreciation and amortization	15,717	15,235	14,418
EBITDA	$56,905	$54,924	$44,974
Stock-based compensation expense (a)	3,931	3,337	3,491
Loss on disposal of assets (b)	221	192	165
Impairment and closed-store reserves (c)	175	1,732	752
Loss (gain) on disposition of restaurants (d)	7	(5,034)	(848)
Legal settlements (e)	—	—	(541)
Income tax receivable agreement (income) expenses (f)	(20)	103	(436)
Securities class action legal expense (g)	—	—	443
Special other expenses (h)	—	266	350
Shareholder advisory fees (i)	—	293	—
Gain on recovery of insurance proceeds (j)	(41)	(399)	—
Executive transition costs (k)	643	618	—
Restructuring charges (l)	551	1,055	—
Pre-opening costs (m)	336	269	326
Adjusted EBITDA	$62,708	$57,356	$48,676

(a)	Includes non-cash, stock-based compensation.
(b)	Loss on disposal of assets includes the loss on disposal of assets related to retirements and replacement or write-off of leasehold improvements or equipment.
(c)	Includes costs related to impairment of property and equipment and ROU assets and closing restaurants. During fiscal 2024, we recorded non-cash impairment charges of $0.1 million, primarily related to the property and equipment assets of two restaurants in Nevada. During fiscal 2024, we recognized $0.1 million of closed-store reserve expense, primarily related to the amortization of ROU assets, property taxes and CAM payments for our closed locations.

In fiscal 2023, we recorded non-cash impairment charges of $1.5 million for the year ended December 27, 2023, primarily related to the property and equipment assets of one restaurant in Nevada and the carrying value of the ROU assets of one restaurant in California. During fiscal 2023, we recognized $0.2 million of closed-store reserve expense, primarily related to the amortization of ROU assets, property taxes and CAM payments for our closed locations.

In fiscal 2022, we recorded non-cash impairment charges of $0.5 million for the year ended December 28, 2022, primarily related to the carrying value of the ROU assets of one restaurant in California that closed in 2021 and the property and equipment assets of two restaurants in California. During fiscal 2022, we recognized $0.3 million of closed-store reserve expense, primarily related to the amortization of ROU assets, property taxes and CAM payments for our closed locations.

(d)	During fiscal 2024, we completed the sale of one restaurant within California to an existing franchisee due to an expiring lease term on April 30, 2024. This sale resulted in cash proceeds of $0.1 million and a net loss on sale of restaurant of less than $0.1 million for the year-ended December 25, 2024. During fiscal 2023, we completed the sale of 18 company-operated restaurants within California, Utah and Texas to existing franchisees. These sales during 2023 resulted in cash proceeds of $7.7 million and a net gain on sale of restaurants of $5.0 million for the year ended December 27, 2023. During fiscal 2022, we completed the sale of three company-operated restaurants within the Orange County area to an existing franchisee. This sale during 2022 resulted in cash proceeds of $1.0 million and a net gain on sale of restaurants of $0.8 million for the year ended December 28, 2022.
(e)	Includes $0.5 million received from legal settlements, net of legal expenses.

(f)	On July 30, 2014, we entered into the TRA. This agreement calls for us to pay to our pre-IPO stockholders 85% of the savings in cash that we realize in our taxes as a result of utilizing our net operating losses and other tax attributes attributable to preceding periods. For the years ended December 25, 2024, December 27, 2023, and December 28, 2022, income tax receivable agreement (income) expense consisted of the amortization of interest expense and changes in estimates for actual tax returns filed, related to our total expected TRA payments. On May 29, 2024, we terminated most of the obligations under the TRA, with respect to any payments or obligations owed to the Sellers thereunder in exchange for a payment to the Sellers of $0.4 million. As of December 25, 2024, there was no remaining obligations owed on our consolidated balance sheets.
(g)	Consists of costs related to the defense of securities lawsuits.
(h)	Consists of (1) $0.2 million in legal costs related to the share distribution by Trimaran Group of substantially all shares of our common stock held by Trimaran Group to its investors, members and limited partners, which occurred on March 28, 2023, and (2) $0.1 million and $0.4 million, respectively, in costs related to a special dividend declaration which was paid on November 9, 2022, to stockholders of record, including holders of restricted stock for fiscal 2023 and 2022.
(i)	Consists of advisory fees pertaining to a Shareholder Rights Agreement adopted in connection with a shareholder’s accumulation of a significant amount of shares of our common stock. Refer to Note 16, “Shareholder Rights Agreement” for further details on the Shareholder Rights Agreement.
(j)	During fiscal 2022, one of our restaurants incurred damage resulting from a fire. In fiscal 2023, we incurred costs directly related to the fire of less than $0.1 million. We received $0.5 million in cash, net of the insurance deductible, from the insurance company during fiscal 2023, for which we recognized gains of $0.2 million, related to the reimbursement of property and equipment and expenses incurred and $0.3 million related to the reimbursement of lost profits. In fiscal 2024, the Company recognized gains of less than $0.1 million related to the reimbursement of property and equipment and expenses. The gain on recovery of insurance proceeds for the reimbursement of property and equipment and expenses and the reimbursement of lost profits, net of the related costs is included in the accompanying consolidated statements of income, for the year ended December 27, 2023, as a reduction of company restaurant expenses.
(k)	Includes costs associated with the transition of our former CEO, such as severance, executive recruiting costs and stock-based compensation costs.
(l)	On March 8, 2024, we made the decision to eliminate and restructure certain positions in the organization, which resulted in one-time costs of approximately $0.6 million. On April 13, 2023, we made the decision to eliminate and restructure certain positions in the organization, which resulted in one-time costs of approximately $1.1 million.
(m)	Pre-opening costs are a component of general and administrative expenses and consist of costs directly associated with the opening of new restaurants and incurred prior to opening, including management labor costs, staff labor costs during training, food and supplies used during training, marketing costs, and other related pre-opening costs. These are generally incurred over the three to five months prior to opening. Pre-opening costs also include occupancy costs incurred between the date of possession and the opening date for a restaurant.

A reconciliation of restaurant contribution and restaurant contribution margin to company-operated restaurant revenue is provided below:

	Fiscal Year
(Dollar amounts in thousands)	2024 (52-Weeks)	2023 (52-Weeks)	2022 (52-Weeks)

Restaurant contribution:
Income from operations	$41,168	$39,792	$30,120
Add (less):
General and administrative expenses	46,270	42,025	39,093
Franchise expenses	42,307	38,404	36,169
Depreciation and amortization	15,717	15,235	14,418
Loss on disposal of assets	221	192	165
Gain on recovery of insurance proceeds, property, equipment and expenses	(41)	(247)	—
Franchise revenue	(45,561)	(41,002)	(38,225)
Franchise advertising fee revenue	(31,187)	(29,225)	(28,516)
Impairment and closed-store reserves	175	1,732	752
Loss (gain) on disposition of restaurants	7	(5,034)	(848)
Restaurant contribution	$69,076	$61,872	$53,128

Company-operated restaurant revenue:
Total revenue	$473,008	$468,664	$469,959
Less:
Franchise revenue	(45,561)	(41,002)	(38,225)
Franchise advertising fee revenue	(31,187)	(29,225)	(28,516)
Company-operated restaurant revenue	$396,260	$398,437	$403,218

Restaurant contribution margin (%)	17.4%	15.5%	13.2%

(a)

Appendix B

EL POLLO LOCO HOLDINGS, INC.

EQUITY INCENTIVE PLAN

Section 1. Purpose of Plan.

The name of the Plan is the El Pollo Loco Holdings, Inc. Equity Incentive Plan (formerly the El Pollo Loco Holdings, Inc. 2018 Omnibus Equity Incentive Plan). The purposes of the Plan are to (i) provide an additional incentive to selected employees, directors, independent contractors and consultants of the Company or its Affiliates whose contributions are essential to the growth and success of the Company, (ii) strengthen the commitment of such individuals to the Company and its Affiliates, (iii) motivate those individuals to faithfully and diligently perform their responsibilities and (iv) attract and retain competent and dedicated individuals whose efforts will result in the long-term growth and profitability of the Company. To accomplish these purposes, the Plan provides that the Company may grant Options, Share Appreciation Rights, Restricted Shares, Restricted Stock Units, Other Share-Based Awards, Cash Awards or any combination of the foregoing.

Section 2. Definitions.

For purposes of the Plan, the following terms shall be defined as set forth below:

(a) “Administrator” means the Board, or, if and to the extent the Board does not administer the Plan, the Committee in accordance with Section 3 hereof.

(b) “Affiliate” means a Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the Person specified as of any date of determination.

(c) “Amendment Date” has the meaning set forth in Section 18 hereof.

(d) “Applicable Laws” means the applicable requirements under U.S. federal and state corporate laws, U.S. federal and state securities laws, including the Code, any stock exchange or quotation system on which the Common Stock is listed or quoted and the applicable laws of any other country or jurisdiction where Awards are granted under the Plan, as are in effect from time to time.

(e) “Award” means any Option, Share Appreciation Right, Restricted Share, Restricted Stock Unit, Other Share-Based Award or Cash Award granted under the Plan.

(f) “Award Agreement” means any written notice, agreement, contract or other instrument or document evidencing an Award, including through electronic medium, which shall contain such terms and conditions with respect to an Award as the Administrator shall determine, consistent with the Plan.

(g) “Beneficial Owner” (or any variant thereof) has the meaning defined in Rule 13d-3 under the Exchange Act.

(h) “Board” means the Board of Directors of the Company.

(i) “Bylaws” mean the bylaws of the Company, as may be amended and/or restated from time to time.

(j) “Cash Award” means cash awarded under Section 11 of the Plan, including cash awarded as a bonus or upon the attainment of performance goals or otherwise as permitted under the Plan.

(k) “Cause” has the meaning assigned to such term in any individual service, employment or severance agreement or Award Agreement with the Participant or, if no such agreement exists or if such agreement does not define “Cause,” then “Cause” means (i) the conviction, guilty plea or plea of “no contest” by the Participant to any felony or a crime involving moral turpitude or the Participant’s commission of any other act or omission involving dishonesty or fraud, (ii) the substantial and repeated failure of the Participant to perform duties of the office held by the Participant, (iii) the Participant’s gross negligence, willful misconduct or breach of fiduciary duty with respect to the Company or any of its Subsidiaries or Affiliates, (iv) any breach by the Participant of any restrictive covenants to which the Participant is subject, and/or (v) the Participant’s engagement in any conduct which is or can reasonably be expected to be materially detrimental or injurious to the business or reputation of the Company or its Affiliates. Any voluntary termination of employment or service by the Participant in anticipation of an involuntary termination of the Participant’s employment or service, as applicable, for Cause shall be deemed to be a termination for Cause.

(l) “Change in Capitalization” means any (i) merger, consolidation, reclassification, recapitalization, spin-off, spin-out, repurchase or other reorganization or corporate transaction or event, (ii) special or extraordinary dividend or other extraordinary distribution (whether in the form of cash, Common Stock or other property), stock split, reverse stock split, share subdivision or consolidation, (iii) combination or exchange of shares or (iv) other change in corporate structure, which, in any such case, the Administrator determines, in its sole discretion, affects the Shares such that an adjustment pursuant to Section 5 hereof is appropriate.

(m) “Change in Control” means the first occurrence of an event set forth in any one of the following paragraphs following the Effective Date:

(1) any Person is or becomes the Beneficial Owner, directly or indirectly, of securities of the Company (not including in the securities Beneficially Owned by such Person which were acquired directly from the Company or any Affiliate thereof) representing more than fifty percent (50%) of the combined voting power of the Company’s then outstanding securities, excluding any Person who becomes such a Beneficial Owner in connection with a transaction described in clause (i) of paragraph (3) below; or

(2) the date on which individuals who constitute the Board as of the Effective Date and any new director (other than a director whose initial assumption of office is in connection with an actual or threatened election contest, including, but not limited to, a consent solicitation, relating to the election of directors of the Company) whose appointment or election by the Board or nomination for election by the Company’s stockholders was approved or recommended by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors on the Effective Date or whose appointment, election or nomination for election was previously so approved or recommended cease for any reason to constitute a majority of the number of directors serving on the Board; or

(3) there is consummated a merger or consolidation of the Company or any direct or indirect Subsidiary with any other corporation or other entity, other than (i) a merger or consolidation (A) which results in the voting securities of the Company outstanding immediately prior to such merger or consolidation continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or any parent thereof), in combination with the ownership of any trustee or other fiduciary holding securities under an employee benefit plan of the Company or any Subsidiary, fifty percent (50%) or more of the combined voting power of the securities of the Company or such surviving entity or any parent thereof outstanding immediately after such merger or consolidation and (B) following which the individuals who comprise the Board immediately prior thereto constitute at least a majority of the board of directors of the Company, the entity surviving such merger or consolidation or, if the Company or the entity surviving such merger or consolidation is then a Subsidiary, the ultimate parent thereof, or (ii) a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no Person is or becomes the Beneficial Owner, directly or indirectly, of securities of the Company (not including in the securities Beneficially Owned by such Person any securities acquired directly from the Company or its Affiliates) representing more than fifty percent (50%) of the combined voting power of the Company’s then outstanding securities; or

(4) the stockholders of the Company approve a plan of complete liquidation or dissolution of the Company or there is consummated an agreement for the sale or disposition by the Company of all or substantially all of the Company’s assets, other than (A) a sale or disposition by the Company of all or substantially all of the Company’s assets to an entity, more than fifty percent (50%) of the combined voting power of the voting securities of which are owned by stockholders of the Company following the completion of such transaction in substantially the same proportions as their ownership of the Company immediately prior to such sale or (B) a sale or disposition of all or substantially all of the Company’s assets immediately following which the individuals who comprise the Board immediately prior thereto constitute at least a majority of the board of directors of the entity to which such assets are sold or disposed or, if such entity is a subsidiary, the ultimate parent thereof.

Notwithstanding the foregoing, (i) a Change in Control shall not be deemed to have occurred by virtue of the consummation of any transaction or series of integrated transactions immediately following which the holders of Common Stock immediately prior to such transaction or series of transactions continue to have substantially the same proportionate ownership in an entity which owns all or substantially all of the assets of the Company immediately following such transaction or series of transactions and (ii) to the extent required to avoid accelerated taxation and/or tax penalties under Section 409A of the Code, a Change in Control shall be deemed to have occurred under the Plan with respect to any Award that constitutes deferred compensation under Section 409A of the Code only if a change in the ownership or effective control of the Company or a change in ownership of a substantial portion of the assets of the Company shall also be deemed to have occurred under Section 409A of the Code. For purposes of this definition of Change in Control, the term “Person” shall not include (i) the Company or any Subsidiary thereof, (ii) a trustee or other fiduciary holding securities under an employee benefit plan of the Company or any Subsidiary thereof, (iii) an underwriter temporarily holding securities pursuant to an offering of such securities, or (iv) a corporation owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of shares of the Company.

(n) “Code” means the Internal Revenue Code of 1986, as amended from time to time, or any successor thereto.

(o) “Committee” means any committee or subcommittee the Board may appoint to administer the Plan. Subject to the discretion of the Board, the Committee shall be composed entirely of individuals who meet the qualifications of a “non-employee director” within the meaning of Rule 16b-3 under the Exchange Act and any other qualifications required by the applicable stock exchange on which the Common Stock is traded.

(p) “Common Stock” means the common stock of the Company, having a par value of $0.01 per share.

(q) “Company” means El Pollo Loco Holdings, Inc., a Delaware corporation (or any successor company, except as the term “Company” is used in the definition of “Change in Control” above).

(r) “Disability” has the meaning assigned to such term in any individual service, employment or severance agreement or Award Agreement with the Participant or, if no such agreement exists or if such agreement does not define “Disability,” then “Disability” means that a Participant, as determined by the Administrator in its sole discretion, (i) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, or (ii) is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, receiving income replacement benefits for a period of not less than three (3) months under an accident and health plan covering employees of the Company or an Affiliate thereof.

(s) “Effective Date” has the meaning set forth in Section 18 hereof.

(t) “Eligible Recipient” means an employee, director, independent contractor or consultant of the Company or any Affiliate of the Company who has been selected as an eligible participant by the Administrator; provided, however, to the extent required to avoid accelerated taxation and/or tax penalties under Section 409A of the Code, an Eligible Recipient of an Option or a Stock Appreciation Right means an employee, non-employee director, independent contractor or consultant of the Company or any Affiliate of the Company with respect to whom the Company is an “eligible issuer of service recipient stock” within the meaning of Section 409A of the Code.

(u) “Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time.

(v) “Exempt Award” shall mean the following:

(1) An Award granted in assumption of, or in substitution for, outstanding awards previously granted by a corporation or other entity acquired by the Company or any of its Subsidiaries or with which the Company or any of its Subsidiaries combines by merger or otherwise. The terms and conditions of any such Awards may vary from the terms and conditions set forth in the Plan to the extent the Administrator at the time of grant may deem appropriate, subject to Applicable Laws.

(2) An “employment inducement” award as described in the applicable stock exchange listing manual or rules may be granted under the Plan from time to time. The terms and conditions of any “employment inducement” award may vary from the terms and conditions set forth in the Plan to such extent as the Administrator at the time of grant may deem appropriate, subject to Applicable Laws.

(3) An award that an Eligible Recipient purchases at Fair Market Value (including awards that an Eligible Recipient elects to receive in lieu of fully vested compensation that is otherwise due) whether or not the Shares are delivered immediately or on a deferred basis.

(w) “Exercise Price” means, (i) with respect to any Option, the per share price at which a holder of such Option may purchase Shares issuable upon exercise of such Award, and (ii) with respect to a Share Appreciation Right, the base price per share of such Share Appreciation Right.

(x) “Fair Market Value” of a share of Common Stock or another security as of a particular date shall mean the fair market value as determined by the Administrator in its sole discretion; provided, that, (i) if the Common Stock or other security is admitted to trading on a national securities exchange, the fair market value on any date shall be the closing sale price reported on such date, or if no shares were traded on such date, on the last preceding date for which there was a sale of a share of Common Stock on such exchange, or (ii) if the Common Stock or other security is then traded in an over-the-counter market, the fair market value on any date shall be the average of the closing bid and asked prices for such share in such over-the-counter market for the last preceding date on which there was a sale of such share in such market.

(y) “Free Standing Rights” has the meaning set forth in Section 8.

(z) “Good Reason” has the meaning assigned to such term in any individual service, employment or severance agreement or Award Agreement with the Participant or, if no such agreement exists or if such agreement does not define “Good Reason,” “Good Reason” and any provision of this Plan that refers to “Good Reason” shall not be applicable to such Participant.

(aa) “Grandfathered Arrangement” means an Award which is provided pursuant to a written binding contract in effect on November 2, 2017, and which was not modified in any material respect on or after November 2, 2017, within the meaning of Section 13601(e)(2) of P.L. 115.97, as may be amended from time to time (including any rules and regulations promulgated thereunder).

(bb) “Incentive Compensation” means annual cash bonus and any Award.

(cc) “ISO” means an Option intended to be and designated as an “incentive stock option” within the meaning of Section 422 of the Code.

(dd) “Nonqualified Stock Option” shall mean an Option that is not designated as an ISO.

(ee) “Option” means an option to purchase shares of Common Stock granted pursuant to Section 7 hereof. The term “Option” as used in the Plan includes the terms “Nonqualified Stock Option” and “ISO.”

(ff) “Other Share-Based Award” means a right or other interest granted pursuant to Section 10 hereof that may be denominated or payable in, valued in whole or in part by reference to, or otherwise based on or related to, Common Stock, including, but not limited to, unrestricted Shares, dividend equivalents or performance units, each of which may be subject to the attainment of performance goals or a period of continued provision of service or employment or other terms or conditions as permitted under the Plan.

(gg) “Participant” means any Eligible Recipient selected by the Administrator, pursuant to the Administrator’s authority provided for in Section 3 below, to receive grants of Awards, and, upon his or her death, his or her successors, heirs, executors and administrators, as the case may be.

(hh) “Person” shall have the meaning given in Section 3(a)(9) of the Exchange Act, as modified and used in Sections 13(d) and 14(d) thereof.

(ii) “Plan” means this Equity Incentive Plan (formerly the 2018 Omnibus Equity Incentive Plan).

(jj) “Prior Plan” means the Company’s 2014 Omnibus Equity Incentive Plan as in effect immediately prior to the Effective Date.

(kk) “Related Rights” has the meaning set forth in Section 8.

(ll) “Restricted Share” means a Share granted pursuant to Section 9 below subject to certain restrictions that lapse at the end of a specified period (or periods) of time and/or upon attainment of specified performance objectives.

(mm) “Restricted Period” has the meaning set forth in Section 9.

(nn) “Restricted Stock Unit” means the right granted pursuant to Section 9 hereof to receive a Share at the end of a specified restricted period (or periods) of time and/or upon attainment of specified performance objectives.

(oo) “Rule 16b-3” has the meaning set forth in Section 3.

(pp) “Section 16 Officer” means any officer of the Company whom the Board has determined is subject to the reporting requirements of Section 16 of the Exchange Act, whether or not such individual is a Section 16 Officer at the time the determination to recoup compensation is made.

(qq) “Shares” means Common Stock reserved for issuance under the Plan, as adjusted pursuant to the Plan, and any successor (pursuant to a merger, consolidation or other reorganization) security.

(rr) “Share Appreciation Right” means a right granted pursuant to Section 8 hereof to receive an amount equal to the excess, if any, of (i) the aggregate Fair Market Value, as of the date such Award or portion thereof is surrendered, of the Shares covered by such Award or such portion thereof, over (ii) the aggregate Exercise Price of such Award or such portion thereof.

(ss) “Subsidiary” means, with respect to any Person, as of any date of determination, any other Person as to which such first Person owns or otherwise controls, directly or indirectly, more than 50% of the voting shares or other similar interests or a sole general partner interest or managing member or similar interest of such other Person.

(tt) “Transfer” has the meaning set forth in Section 16.

Section 3. Administration.

(a) The Plan shall be administered by the Administrator and shall be administered, to the extent applicable, in accordance with Rule 16b-3 under the Exchange Act (“Rule 16b-3”).

(b) Pursuant to the terms of the Plan, the Administrator, subject, in the case of any Committee, to any restrictions on the authority delegated to it by the Board, shall have the power and authority, without limitation:

(1) to select those Eligible Recipients who shall be Participants;

(2) to determine whether and to what extent Options, Share Appreciation Rights, Restricted Shares, Restricted Stock Units, Cash Awards, Other Share-Based Awards or a combination of any of the foregoing, are to be granted hereunder to Participants;

(3) to determine the number of Shares to be covered by each Award granted hereunder;

(4) to determine the terms and conditions, not inconsistent with the terms of the Plan, of each Award granted hereunder (including, but not limited to, (i) the restrictions applicable to Restricted Shares or Restricted Stock Units and the conditions under which restrictions applicable to such Restricted Shares or Restricted Stock Units shall lapse, (ii) the performance goals and periods applicable to Awards, (iii) the Exercise Price of each Option and each Share Appreciation Right or the purchase price of any other Award, (iv) the vesting schedule and terms applicable to each Award, (v) the number of Shares or amount of cash or other property subject to each Award and (vi) subject to the requirements of Section 409A of the Code (to the extent applicable) and to Section 4(e) of the Plan, any amendments to the terms and conditions of outstanding Awards, including, but not limited to, extending the exercise period of such Awards and accelerating the vesting and/or payment schedules of such Awards);

(5) to determine the terms and conditions, not inconsistent with the terms of the Plan, which shall govern all written instruments evidencing Awards;

(6) to determine the Fair Market Value in accordance with the terms of the Plan;

(7) to determine the duration and purpose of leaves of absence which may be granted to a Participant without constituting termination of the Participant’s service or employment for purposes of Awards granted under the Plan;

(8) to adopt, alter and repeal such administrative rules, regulations, guidelines and practices governing the Plan as it shall from time to time deem advisable;

(9) to construe and interpret the terms and provisions of, and supply or correct omissions in, the Plan and any Award issued under the Plan (and any Award Agreement relating thereto), and to otherwise supervise the administration of the Plan and to exercise all powers and authorities either specifically granted under the Plan or necessary and advisable in the administration of the Plan; and

(10) to prescribe, amend and rescind rules and regulations relating to sub-plans established for the purpose of satisfying applicable non-United States laws or for qualifying for favorable tax treatment under applicable non-United States laws, which rules and regulations may be set forth in an appendix or appendixes to the Plan.

(c) Subject to Section 5, neither the Board nor the Committee shall have the authority to (1) amend an outstanding Option or Share Appreciation Right to reduce the exercise price or base price of the Award, (2) cancel, exchange, or surrender an outstanding Option or Share Appreciation Right in exchange for cash or other Awards for the purpose of repricing the award, or (3) cancel, exchange, or surrender an outstanding Option or Share Appreciation Right in exchange for an Option or Share Appreciation Right with an exercise or base price that is less than the exercise or base price of the original Award.

(d) All decisions made by the Administrator pursuant to the provisions of the Plan shall be final, conclusive and binding on all Persons, including the Company and the Participants.

(e) The expenses of administering the Plan shall be borne by the Company and its Affiliates.

(f) If at any time or to any extent the Board shall not administer the Plan, then the functions of the Administrator specified in the Plan shall be exercised by the Committee. Except as otherwise provided in the Certificate of Incorporation or Bylaws of the Company, any action of the Committee with respect to the administration of the Plan shall be taken by a majority vote at a meeting at which a quorum is duly constituted or unanimous written consent of the Committee’s members.

Section 4. Shares Reserved for Issuance Under the Plan.

(a) Subject to Section 5 hereof, the number of shares of Common Stock that are reserved and available for issuance pursuant to Awards granted under the Plan shall be equal to 3,250,000 shares, plus the number of shares of Common Stock reserved, but unissued under the Prior Plan; provided, that, shares of Common Stock issued under the Plan with respect to an Exempt Award shall not count against such share limit. Following the Effective Date, no further awards shall be issued under the Prior Plan, but all awards under the Prior Plan which are outstanding as of the Effective Date (including any Grandfathered Arrangement) shall continue to be governed by the terms, conditions and procedures set forth in the Prior Plan and any applicable Award Agreement.

(b) Shares issued under the Plan may, in whole or in part, be authorized but unissued Shares or Shares that shall have been or may be reacquired by the Company in the open market, in private transactions or otherwise. If an Award entitles the Participant to receive or purchase Shares, the number of Shares covered by such Award or to which such Award relates shall be counted on the date of grant of such Award against the aggregate number of Shares available for granting Awards under the Plan. If any Shares subject to an Award are forfeited, cancelled, exchanged or surrendered or if an Award otherwise terminates or expires without a distribution of shares to the Participant, the Shares with respect to such Award shall, to the extent of any such forfeiture, cancellation, exchange, surrender, termination or expiration, again be available for granting Awards under the Plan. Notwithstanding the foregoing, Shares surrendered or withheld as payment of either the Exercise Price of an Award (including Shares otherwise underlying a Share Appreciation Right that are retained by the Company to account for the Exercise Price of such Share Appreciation Right) and/or withholding taxes in respect of an Award shall no longer be available for grant under the Plan. In addition, (i) to the extent an Award is denominated in shares of Common Stock, but paid or settled in cash, the number of shares of Common Stock with respect to which such payment or settlement is made shall again be available for grants of Awards pursuant to the Plan and (ii) shares of Common Stock underlying Awards that can only be settled in cash shall not be counted against the aggregate number of shares of Common Stock available for Awards under the Plan. Upon the exercise of any Award granted in tandem with any other Awards, such related Awards shall be cancelled to the extent of the number of Shares as to which the Award is exercised and, notwithstanding the foregoing, such number of shares shall no longer be available for grant under the Plan.

(c) No more than 3,070,477 Shares shall be issued pursuant to the exercise of ISOs.

(d) No Participant who is a non-employee director of the Company shall be granted Awards during any calendar year that, when aggregated with such non-employee director’s cash fees with respect to such calendar year, exceed $500,000 in total value (with Cash Awards or other cash fees measured for this purpose at their value upon payment and any other Awards measured for this purpose at their grant date fair value as determined for the Company’s financial reporting purposes).

(e) Notwithstanding anything to the contrary in the Plan, any Awards granted under the Plan (other than such Awards representing a maximum of five percent (5%) of the Shares reserved for issuance under the Plan pursuant to Section 4(a) hereof) shall be granted subject to a minimum vesting period of at least twelve (12) months.

Section 5. Equitable Adjustments.

In the event of any Change in Capitalization, an equitable substitution or proportionate adjustment shall be made in (i) the aggregate number and kind of securities reserved for issuance under the Plan pursuant to Section 4, (ii) the kind, number of securities subject to, and the Exercise Price subject to outstanding Options and Share Appreciation Rights granted under the Plan, (iii) the kind, number and purchase price of Shares or other securities or the amount of cash or amount or type of other property subject to outstanding Restricted Shares, Restricted Stock Units or Other Share-Based Awards granted under the Plan; and/or (iv) the terms and conditions of any outstanding Awards (including, without limitation, any applicable performance targets or criteria with respect thereto); provided, however, that any fractional shares resulting from the adjustment shall be eliminated. Such other equitable substitutions or adjustments shall be made as may be determined by the Administrator, in its sole discretion. Without limiting the generality of the foregoing, in connection with a Change in Capitalization, the Administrator may provide, in its sole discretion, but subject in all events to the requirements of Section 409A of the Code, for the cancellation of any outstanding Award granted hereunder in exchange for payment in cash or other property having an aggregate Fair Market Value equal to the Fair Market Value of the Shares, cash or other property covered by such Award, reduced by the aggregate Exercise Price or purchase price thereof, if any; provided, however, that if the Exercise Price or purchase price of any outstanding Award is equal to or greater than the Fair Market Value of the shares of Common Stock, cash or other property covered by such Award, the Administrator may cancel such Award without the payment of any consideration to the Participant. Further, without limiting the generality of the foregoing, with respect to Awards subject to foreign laws, adjustments made hereunder shall be made in compliance with applicable requirements. Except to the extent determined by the Administrator, any adjustments to ISOs under this Section 5 shall be made only to the extent not constituting a “modification” within the meaning of Section 424(h)(3) of the Code. The Administrator’s determinations pursuant to this Section 5 shall be final, binding and conclusive.

Section 6. Eligibility.

The Participants in the Plan shall be selected from time to time by the Administrator, in its sole discretion, from those individuals that qualify as Eligible Recipients.

Section 7. Options.

(a) General. Options granted under the Plan shall be designated as Nonqualified Stock Options or ISOs. Each Participant who is granted an Option shall enter into an Award Agreement with the Company, containing such terms and conditions as the Administrator shall determine, in its sole discretion, including, among other things, the Exercise Price of the Option, the term of the Option and provisions regarding exercisability of the Option, and whether the Option is intended to be an ISO or a Nonqualified Stock Option (and in the event the Award Agreement has no such designation, the Option shall be a Nonqualified Stock Option). The provisions of each Option need not be the same with respect to each Participant. More than one Option may be granted to the same Participant and be outstanding concurrently hereunder. Options granted under the Plan shall be subject to the terms and conditions set forth in this Section 7 and shall contain such additional terms and conditions, not inconsistent with the terms of the Plan, as the Administrator shall deem desirable and set forth in the applicable Award Agreement.

(b) Exercise Price. The Exercise Price of Shares purchasable under an Option shall be determined by the Administrator in its sole discretion at the time of grant, but in no event shall the exercise price of an Option be less than one hundred percent (100%) of the Fair Market Value of a share of Common Stock on the date of grant.

(c) Option Term. The maximum term of each Option shall be fixed by the Administrator, but no Option shall be exercisable more than ten (10) years after the date such Option is granted. Each Option’s term is subject to earlier expiration pursuant to the applicable provisions in the Plan and the Award Agreement. Notwithstanding the foregoing, the Administrator shall have the authority to accelerate the exercisability of any outstanding Option at such time and under such circumstances as the Administrator, in its sole discretion, deems appropriate.

(d) Exercisability. Each Option shall be exercisable at such time or times and subject to such terms and conditions, including the attainment of performance goals, as shall be determined by the Administrator in the applicable Award Agreement. The Administrator may also provide that any Option shall be exercisable only in installments, and the Administrator may waive such installment exercise provisions at any time, in whole or in part, based on such factors as the Administrator may determine in its sole discretion.

(e) Method of Exercise. Options may be exercised in whole or in part by giving written notice of exercise to the Company specifying the number of whole Shares to be purchased, accompanied by payment in full of the aggregate Exercise Price of the Shares so purchased in cash or its equivalent, as determined by the Administrator. As determined by the Administrator, in its sole discretion, with respect to any Option or category of Options, payment in whole or in part may also be made (i) by means of consideration received under any cashless exercise procedure approved by the Administrator (including the withholding of Shares otherwise issuable upon exercise), (ii) in the form of unrestricted Shares already owned by the Participant which have a Fair Market Value on the date of surrender equal to the aggregate exercise price of the Shares as to which such Option shall be exercised, (iii) any other form of consideration approved by the Administrator and permitted by Applicable Laws or (iv) any combination of the foregoing.

(f) ISOs. The terms and conditions of ISOs granted hereunder shall be subject to the provisions of Section 422 of the Code and the terms, conditions, limitations and administrative procedures established by the Administrator from time to time in accordance with the Plan. At the discretion of the Administrator, ISOs may be granted only to an employee of the Company, its “parent corporation” (as such term is defined in Section 424(e) of the Code) or a Subsidiary of the Company.

(1) ISO Grants to 10% Stockholders. Notwithstanding anything to the contrary in the Plan, if an ISO is granted to a Participant who owns shares representing more than ten percent (10%) of the voting power of all classes of shares of the Company, its “parent corporation” (as such term is defined in Section 424(e) of the Code) or a Subsidiary of the Company, the term of the ISO shall not exceed five (5) years from the time of grant of such ISO and the Exercise Price shall be at least one hundred and ten percent (110%) of the Fair Market Value of the Shares on the date of grant.

(2) $100,000 Per Year Limitation For ISOs. To the extent the aggregate Fair Market Value (determined on the date of grant) of the Shares for which ISOs are exercisable for the first time by any Participant during any calendar year (under all plans of the Company) exceeds $100,000, such excess ISOs shall be treated as Nonqualified Stock Options.

(3) Disqualifying Dispositions. Each Participant awarded an ISO under the Plan shall notify the Company in writing immediately after the date the Participant makes a “disqualifying disposition” of any Share acquired pursuant to the exercise of such ISO. A “disqualifying disposition” is any disposition (including any sale) of such Shares before the later of (i) two years after the date of grant of the ISO and (ii) one year after the date the Participant acquired the Shares by exercising the ISO. The Company may, if determined by the Administrator and in accordance with procedures established by it, retain possession of any Shares acquired pursuant to the exercise of an ISO as agent for the applicable Participant until the end of the period described in the preceding sentence, subject to complying with any instructions from such Participant as to the sale of such Shares.

(g) Rights as Stockholder. A Participant shall have no rights to dividends, dividend equivalents or distributions or any other rights of a stockholder with respect to the Shares subject to an Option until the Participant has given written notice of the exercise thereof, and has paid in full for such Shares and has satisfied the requirements of Section 15 hereof.

(h) Termination of Employment or Service. Treatment of an Option upon termination of employment of a Participant shall be provided for by the Administrator in the Award Agreement.

(i) Other Change in Employment or Service Status. An Option shall be affected, both with regard to vesting schedule and termination, by leaves of absence, including unpaid and un-protected leaves of absence, changes from full-time to part-time employment, partial Disability or other changes in the employment status or service status of a Participant, in the discretion of the Administrator.

Section 8. Share Appreciation Rights.

(a) General. Share Appreciation Rights may be granted either alone (“Free Standing Rights”) or in conjunction with all or part of any Option granted under the Plan (“Related Rights”). Related Rights may be granted either at or after the time of the grant of such Option. The Administrator shall determine the Eligible Recipients to whom, and the time or times at which, grants of Share Appreciation Rights shall be made. Each Participant who is granted a Share Appreciation Right shall enter into an Award Agreement with the Company, containing such terms and conditions as the Administrator shall determine, in its sole discretion, including, among other things, the number of Shares to be awarded, the Exercise Price per Share, and all other conditions of Share Appreciation Rights. Notwithstanding the foregoing, no Related Right may be granted for more Shares than are subject to the Option to which it relates. The provisions of Share Appreciation Rights need not be the same with respect to each Participant. Share Appreciation Rights granted under the Plan shall be subject to the following terms and conditions set forth in this Section 8 and shall contain such additional terms and conditions, not inconsistent with the terms of the Plan, as the Administrator shall deem desirable, as set forth in the applicable Award Agreement.

(b) Awards; Rights as Stockholder. A Participant shall have no rights to dividends or any other rights of a stockholder with respect to the shares of Common Stock, if any, subject to a Stock Appreciation Right until the Participant has given written notice of the exercise thereof and has satisfied the requirements of Section 15 hereof.

(c) Exercise Price. The Exercise Price of Shares purchasable under a Share

Appreciation Rights shall be determined by the Administrator in its sole discretion at the time of grant, but in no event shall the exercise price of a Share Appreciation Rights be less than one hundred percent (100%) of the Fair Market Value of a share of Common Stock on the date of grant.

(d) Exercisability.

(1) Share Appreciation Rights that are Free Standing Rights shall be exercisable at such time or times and subject to such terms and conditions as shall be determined by the Administrator in the applicable Award Agreement.

(2) Share Appreciation Rights that are Related Rights shall be exercisable only at such time or times and to the extent that the Options to which they relate shall be exercisable in accordance with the provisions of Section 7 hereof and this Section 8 of the Plan.

(e) Payment Upon Exercise.

(1) Upon the exercise of a Free Standing Right, the Participant shall be entitled to receive up to, but not more than, that number of Shares equal in value to the excess of the Fair Market Value as of the date of exercise over the Exercise Price per share specified in the Free Standing Right multiplied by the number of Shares in respect of which the Free Standing Right is being exercised.

(2) A Related Right may be exercised by a Participant by surrendering the applicable portion of the related Option. Upon such exercise and surrender, the Participant shall be entitled to receive up to, but not more than, that number of Shares equal in value to the excess of the Fair Market Value as of the date of exercise over the Exercise Price specified in the related Option multiplied by the number of Shares in respect of which the Related Right is being exercised. Options which have been so surrendered, in whole or in part, shall no longer be exercisable to the extent the Related Rights have been so exercised.

(3) Notwithstanding the foregoing, the Administrator may determine to settle the exercise of a Share Appreciation Right in cash (or in any combination of Shares and cash).

(f) Termination of Employment or Service. Treatment of an Share Appreciation Right upon termination of employment of a Participant shall be provided for by the Administrator in the Award Agreement.

(g) Term.

(1) The term of each Free Standing Right shall be fixed by the Administrator, but no Free Standing Right shall be exercisable more than ten (10) years after the date such right is granted.

(2) The term of each Related Right shall be the term of the Option to which it relates, but no Related Right shall be exercisable more than ten (10) years after the date such right is granted.

(h) Other Change in Employment or Service Status. Share Appreciation Rights shall be affected, both with regard to vesting schedule and termination, by leaves of absence, including unpaid and un-protected leaves of absence, changes from full-time to part-time employment, partial Disability or other changes in the employment or service status of a Participant, in the discretion of the Administrator.

Section 9. Restricted Shares and Restricted Stock Units.

(a) General. Restricted Shares or Restricted Stock Units may be issued under the Plan. The Administrator shall determine the Eligible Recipients to whom, and the time or times at which, Restricted Shares or Restricted Stock Units shall be made. Each Participant who is granted Restricted Shares or Restricted Stock Units shall enter into an Award Agreement with the Company, containing such terms and conditions as the Administrator shall determine, in its sole discretion, including, among other things, the number of Shares to be awarded; the price, if any, to be paid by the Participant for the acquisition of Restricted Shares or Restricted Stock Units; the period of time restrictions, performance goals or other conditions that apply to Transferability, delivery or vesting of such Awards (the “Restricted Period”); and all other conditions applicable to the Restricted Shares and Restricted Stock Units. If the restrictions, performance goals or conditions established by the Administrator are not attained, a Participant shall forfeit his or her Restricted Shares or Restricted Stock Units, in accordance with the terms of the grant. The provisions of the Restricted Shares or Restricted Stock Units need not be the same with respect to each Participant.

(b) Awards and Certificates. Except as otherwise provided below in Section 9(c), (i) each Participant who is granted an Award of Restricted Shares may, in the Company’s sole discretion, be issued a share certificate in respect of such Restricted Shares; and (ii) any such certificate so issued shall be registered in the name of the Participant, and shall bear an appropriate legend referring to the terms, conditions and restrictions applicable to any such Award.

The Company may require that the share certificates, if any, evidencing Restricted Shares granted hereunder be held in the custody of the Company until the restrictions thereon shall have lapsed, and that, as a condition of any Award of Restricted Shares, the Participant shall have delivered a share transfer form, endorsed in blank, relating to the Shares covered by such Award. Certificates for shares of unrestricted Common Stock may, in the Company’s sole discretion, be delivered to the Participant only after the Restricted Period has expired without forfeiture in such Restricted Stock Award.

With respect to Restricted Stock Units to be settled in Shares, at the expiration of the Restricted Period, share certificates in respect of the shares of Common Stock underlying such Restricted Stock Units may, in the Company’s sole discretion, be delivered to the Participant, or his legal representative, in a number equal to the number of shares of Common Stock underlying the Restricted Stock Units Award.

Notwithstanding anything in the Plan to the contrary, any Restricted Shares or Restricted Stock Units to be settled in Shares (at the expiration of the Restricted Period, and whether before or after any vesting conditions have been satisfied) may, in the Company’s sole discretion, be issued in uncertificated form.

Further, notwithstanding anything in the Plan to the contrary, with respect to Restricted Stock Units, at the expiration of the Restricted Period, Shares, or cash, as applicable, shall promptly be issued (either in certificated or uncertificated form) to the Participant, unless otherwise deferred in accordance with procedures established by the Company in accordance with Section 409A of the Code, and such issuance or payment shall in any event be made within such period as is required to avoid the imposition of a tax under Section 409A of the Code.

(c) Restrictions and Conditions. The Restricted Shares or Restricted Stock Units granted pursuant to this Section 9 shall be subject to the following restrictions and conditions and any additional restrictions or conditions as determined by the Administrator at the time of grant or, subject to Section 409A of the Code where applicable, thereafter:

(1) The Administrator may, in its sole discretion, provide for the lapse of restrictions in installments and may accelerate or waive such restrictions in whole or in part based on such factors and such circumstances as the Administrator may determine, in its sole discretion, including, but not limited to, the attainment of certain performance goals, the Participant’s termination of employment or service with the Company or any Affiliate thereof, or the Participant’s death or Disability. Notwithstanding the foregoing, upon a Change in Control, the outstanding Awards shall be subject to Section 12 hereof.

(2) Except as provided in the applicable Award Agreement, the Participant shall generally have the rights of a stockholder of the Company with respect to Restricted Shares during the Restricted Period; provided, however, that dividends declared during the Restricted Period with respect to an Award, shall only become payable if (and to the extent) the underlying Restricted Shares vest. Except as provided in the applicable Award Agreement, the Participant shall generally not have the rights of a stockholder with respect to Shares subject to Restricted Stock Units during the Restricted Period; provided, however, that, subject to Section 409A of the Code, an amount equal to dividends declared during the Restricted Period with respect to the number of Shares covered by Restricted Stock Units shall, unless otherwise set forth in an Award Agreement, be paid to the Participant at the time (and to the extent) Shares in respect of the related Restricted Stock Units are delivered to the Participant. Certificates for Shares of unrestricted Common Stock may, in the Company’s sole discretion, be delivered to the Participant only after the Restricted Period has expired without forfeiture in respect of such Restricted Shares or Restricted Stock Units, except as the Administrator, in its sole discretion, shall otherwise determine.

(3) The rights of Participants granted Restricted Shares or Restricted Stock Units upon termination of employment or service as a director, independent contractor or consultant to the Company or to any Affiliate thereof during the Restricted Period shall be set forth in the Award Agreement.

(d) Form of Settlement. The Administrator reserves the right in its sole discretion to provide (either at or after the grant thereof) that any Restricted Stock Unit represent the right to receive the amount of cash per unit that is determined by the Administrator in connection with the Award.

Section 10. Other Share-Based Awards.

Other Share-Based Awards may be issued under the Plan. Subject to the provisions of the Plan, the Administrator shall have sole and complete authority to determine the individuals to whom and the time or times at which such Other Share-Based Awards shall be granted. Each Participant who is granted an Other Share-Based Award shall enter into an Award Agreement with the Company, containing such terms and conditions as the Administrator shall determine, in its sole discretion, including, among other things, the number of shares of Common Stock to be granted pursuant to such Other Share-Based Awards, or the manner in which such Other Share-Based Awards shall be settled (e.g., in shares of Common Stock, cash or other property), or the conditions to the vesting and/or payment or settlement of such Other Share-Based Awards (which may include, but not be limited to, achievement of performance criteria) and all other terms and conditions of such Other Share-Based Awards. In the event that the Administrator grants a bonus in the form of Shares, the Shares constituting such bonus shall, as determined by the Administrator, be evidenced in uncertificated form or by a book entry record or a certificate issued in the name of the Participant to whom such grant was made and delivered to such Participant as soon as practicable after the date on which such bonus is payable. Notwithstanding anything set forth in the Plan to the contrary, any dividend or dividend equivalent Award issued hereunder shall be subject to the same restrictions, conditions and risks of forfeiture as apply to the underlying Award.

Section 11. Cash Awards.

The Administrator may grant Awards that are denominated in, or payable to Participants solely in, cash, as deemed by the Administrator to be consistent with the purposes of the Plan, and, such Cash Awards shall be subject to the terms, conditions, restrictions and limitations determined by the Administrator, in its sole discretion, from time to time. Awards granted pursuant to this Section 11 may be granted with value and payment contingent upon the achievement of performance goals.

Section 12. Change in Control.

Unless otherwise determined by the Administrator and evidenced in an Award Agreement, notwithstanding Section 4(e) of the Plan, in the event that (a) a Change in Control occurs, and (b) the Participant’s employment or service is terminated by the Company, its successor or an Affiliate thereof without Cause or by the Participant for Good Reason (if applicable) on or after the effective date of the Change in Control but prior to twelve (12) months following the Change in Control, then:

(a) any unvested or unexercisable portion of any Award carrying a right to exercise shall become fully vested and exercisable; and

(b) the restrictions, deferral limitations, payment conditions and forfeiture conditions applicable to an Award granted under the Plan shall lapse and such Awards shall be deemed fully vested and any performance conditions imposed with respect to such Awards shall be deemed to be fully achieved at target performance levels.

If the Administrator determines in its discretion pursuant to Section 3(b)(4) hereof to accelerate the vesting of Options and/or Share Appreciation Rights in connection with a Change in Control, the Administrator shall also have discretion in connection with such action to provide that all Options and/or Share Appreciation Rights outstanding immediately prior to such Change in Control shall expire on the effective date of such Change in Control.

In connection with a Change in Control, the Administrator may provide, in its sole discretion, but subject in all events to the requirements of Section 409A of the Code, for the cancellation of any outstanding Award granted hereunder in exchange for payment in cash or other property having an aggregate Fair Market Value equal to the Fair Market Value of the Shares, cash or other property covered by such Award, reduced by the aggregate Exercise Price or purchase price thereof, if any; provided, however, that if the Exercise Price or purchase price of any outstanding Award is equal to or greater than the Fair Market Value of the shares of Common Stock, cash or other property covered by such Award, the Administrator may cancel such Award without the payment of any consideration to the Participant.

Section 13. Amendment and Termination.

The Board may amend, alter or terminate the Plan at any time, but no amendment, alteration or termination shall be made that would impair the rights of a Participant under any Award theretofore granted without such Participant’s consent. The Board shall obtain approval of the Company’s stockholders for any amendment that would require such approval in order to satisfy the requirements of any rules of the stock exchange on which the Common Stock is traded or other Applicable Law. The Administrator may amend the terms of any Award theretofore granted, prospectively or retroactively, but, subject to Section 5 of the Plan and the immediately preceding sentence, no such amendment shall materially impair the rights of any Participant without his or her consent.

Section 14. Unfunded Status of Plan.

The Plan is intended to constitute an “unfunded” plan for incentive compensation. With respect to any payments not yet made to a Participant by the Company, nothing contained herein shall give any such Participant any rights that are greater than those of a general creditor of the Company.

Section 15. Withholding Taxes.

Each Participant shall, no later than the date as of which the value of an Award first becomes includible in the gross income of such Participant for purposes of applicable taxes, pay to the Company, or make arrangements satisfactory to the Administrator regarding payment of an amount up to the maximum statutory tax rates in the Participant’s applicable jurisdiction with respect to the Award, as determined by the Company. The obligations of the Company under the Plan shall be conditional on the making of such payments or arrangements, and the Company shall, to the extent permitted by Applicable Laws, have the right to deduct any such taxes from any payment of any kind otherwise due to such Participant. Whenever cash is to be paid pursuant to an Award, the Company shall have the right to deduct therefrom an amount sufficient to satisfy any applicable withholding tax requirements related thereto. Whenever Shares or property other than cash are to be delivered pursuant to an Award, the Company shall have the right to require the Participant to remit to the Company in cash an amount sufficient to satisfy any related taxes to be withheld and applied to the tax obligations; provided, that, with the approval of the Administrator, a Participant may satisfy the foregoing requirement by either (i) electing to have the Company withhold from delivery of Shares or other property, as applicable, or (ii) delivering already owned unrestricted shares of Common Stock, in each case, having a value not exceeding the applicable taxes to be withheld and applied to the tax obligations. Such already owned and unrestricted shares of Common Stock shall be valued at their Fair Market Value on the date on which the amount of tax to be withheld is determined and any fractional share amounts resulting therefrom shall be settled in cash. Such an election may be made with respect to all or any portion of the Shares to be delivered pursuant to an award. The Company may also use any other method of obtaining the necessary payment or proceeds, as permitted by Applicable Laws, to satisfy its withholding obligation with respect to any Award.

Section 16. Transfer of Awards.

Until such time as the Awards are fully vested and/or exercisable in accordance with the Plan or an Award Agreement, no purported sale, assignment, mortgage, hypothecation, transfer, charge, pledge, encumbrance, gift, transfer in trust (voting or other) or other disposition of, or creation of a security interest in or lien on, any Award or any agreement or commitment to do any of the foregoing (each, a “Transfer”) by any holder thereof in violation of the provisions of the Plan or an Award Agreement will be valid, except with the prior written consent of the Administrator, which consent may be granted or withheld in the sole discretion of the Administrator. Any purported Transfer of an Award or any economic benefit or interest therein in violation of the

Plan or an Award Agreement shall be null and void ab initio and shall not create any obligation or liability of the Company, and any Person purportedly acquiring any Award or any economic benefit or interest therein transferred in violation of the Plan or an Award Agreement shall not be entitled to be recognized as a holder of such Shares or other property underlying such Award. Unless otherwise determined by the Administrator in accordance with the provisions of the immediately preceding sentence, an Option or a Share Appreciation Right may be exercised, during the lifetime of the Participant, only by the Participant or, during any period during which the Participant is under a legal Disability, by the Participant’s guardian or legal representative.

Section 17. Continued Employment or Service.

Neither the adoption of the Plan nor the grant of an Award shall confer upon any Eligible Recipient any right to continued employment or service with the Company or any Affiliate thereof, as the case may be, nor shall it interfere in any way with the right of the Company or any Affiliate thereof to terminate the employment or service of any of its Eligible Recipients at any time.

Section 18. Effective Date.

The Plan was originally adopted by the Board on April 21, 2018 and became effective on June 5, 2018, the date it was approved by the Company’s stockholders (the “Effective Date”). The amended version of the Plan was adopted by the Board on April 19, 2021 and approved by the Company’s stockholders on June 8, 2021 (the “First Amendment Date”). The further amended version of the Plan was adopted by the Board on March 5, 2024 and shall become effective on the date that it is approved by the Company’s stockholders (the “Second Amendment Date”). The Plan shall be submitted for and subject to stockholder approval no later than twelve months after the Second Amendment Date.

Section 19. Electronic Signature.

Participant’s electronic signature of an Award Agreement shall have the same validity and effect as a signature affixed by hand.

Section 20. Term of Plan.

No Award shall be granted pursuant to the Plan on or after May 28, 2034, but Awards theretofore granted may extend beyond that date.

Section 21. Securities Matters and Regulations.

(a) Notwithstanding anything herein to the contrary, the obligation of the Company to sell or deliver Shares with respect to any Award granted under the Plan shall be subject to all Applicable Laws, rules and regulations, including all applicable federal and state securities laws, and the obtaining of all such approvals by governmental agencies as may be deemed necessary or appropriate by the Administrator. The Administrator may require, as a condition of the issuance and delivery of certificates evidencing shares of Common Stock pursuant to the terms hereof, that the recipient of such shares make such agreements and representations, and that such certificates bear such legends, as the Administrator, in its sole discretion, deems necessary or advisable.

(b) Each Award is subject to the requirement that, if at any time the Administrator determines that the listing, registration or qualification of Shares is required by any securities exchange or under any state or federal law, or the consent or approval of any governmental regulatory body is necessary or desirable as a condition of, or in connection with, the grant of an Award or the issuance of Shares, no such Award shall be granted or payment made or Shares issued, in whole or in part, unless listing, registration, qualification, consent or approval has been effected or obtained free of any conditions not acceptable to the Administrator.

(c) In the event that the disposition of Shares acquired pursuant to the Plan is not covered by a then current registration statement under the Securities Act and is not otherwise exempt from such registration, such Shares shall be restricted against transfer to the extent required by the Securities Act or regulations thereunder, and the Administrator may require a Participant receiving Common Stock pursuant to the Plan, as a condition precedent to receipt of such Common Stock, to represent to the Company in writing that the Common Stock acquired by such Participant is acquired for investment only and not with a view to distribution.

Section 22. Section 409A of the Code.

The Plan as well as payments and benefits under the Plan are intended to be exempt from, or to the extent subject thereto, to comply with Section 409A of the Code, and, accordingly, to the maximum extent permitted, the Plan shall be interpreted in accordance therewith. Notwithstanding anything contained herein to the contrary, to the extent required in order to avoid accelerated taxation and/or tax penalties under Section 409A of the Code, the Participant shall not be considered to have terminated employment or service with the Company for purposes of the Plan and no payment shall be due to the Participant under the Plan or any Award until the Participant would be considered to have incurred a “separation from service” from the Company and its Affiliates within the meaning of Section 409A of the Code. Any payments described in the Plan that are due within the “short term deferral period” as defined in Section 409A of the Code shall not be treated as deferred compensation unless Applicable Law requires otherwise. Notwithstanding anything to the contrary in the Plan, to the extent that any Awards (or any other amounts payable under any plan, program or arrangement of the Company or any of its Affiliates) are payable upon a separation from service and such payment would result in the imposition of any individual tax and penalty interest charges imposed under Section 409A of the Code, the settlement and payment of such awards (or other amounts) shall instead be made on the first business day after the date that is six (6) months following such separation from service (or death, if earlier). Each amount to be paid or benefit to be provided under this Plan shall be construed as a separate identified payment for purposes of Section 409A of the Code. The Company makes no representation that any or all of the payments or benefits described in this Plan will be exempt from or comply with Section 409A of the Code and makes no undertaking to preclude Section 409A of the Code from applying to any such payment. The Participant shall be solely responsible for the payment of any taxes and penalties incurred under Section 409A.

Section 23. Notification of Election Under Section 83(b) of the Code.

If any Participant shall, in connection with the acquisition of shares of Common Stock under the Plan, make the election permitted under Section 83(b) of the Code, such Participant shall notify the Company of such election within ten (10) days after filing notice of the election with the Internal Revenue Service.

Section 24. No Fractional Shares.

No fractional shares of Common Stock shall be issued or delivered pursuant to the Plan. The Administrator shall determine whether cash, other Awards, or other property shall be issued or paid in lieu of such fractional shares or whether such fractional shares or any rights thereto shall be forfeited or otherwise eliminated.

Section 25. Beneficiary.

A Participant may file with the Administrator a written designation of a beneficiary on such form as may be prescribed by the Administrator and may, from time to time, amend or revoke such designation. If no designated beneficiary survives the Participant, the executor or administrator of the Participant’s estate shall be deemed to be the Participant’s beneficiary.

Section 26. Paperless Administration.

In the event that the Company establishes, for itself or using the services of a third party, an automated system for the documentation, granting or exercise of Awards, such as a system using an internet website or interactive voice response, then the paperless documentation, granting or exercise of Awards by a Participant may be permitted through the use of such an automated system.

Section 27. Severability.

If any provision of the Plan is held to be invalid or unenforceable, the other provisions of the Plan shall not be affected but shall be applied as if the invalid or unenforceable provision had not been included in the Plan.

Section 28. Clawback.

(a) The awards granted under the Plan are subject to the terms of the Company’s recoupment, clawback or similar policy as it may be in effect from time to time, as well as any similar provisions of applicable law, any of which could in certain circumstances require repayment or forfeiture of awards or any shares of Common Stock or other cash or property received with respect to the awards (including any value received from a disposition of the shares acquired upon payment of the awards).

(b) Notwithstanding any other provisions in this Plan, any Award which is subject to recovery under any Applicable Laws, government regulation or stock exchange listing requirement, will be subject to such deductions and clawback as may be required to be made pursuant to such Applicable Law, government regulation or stock exchange listing requirement (or any policy adopted by the Company pursuant to any such law, government regulation or stock exchange listing requirement).

Section 29. Governing Law.

The Plan shall be governed by, and construed in accordance with, the laws of the State of Delaware, without giving effect to principles of conflicts of law of such state.

Section 30. Indemnification.

To the extent allowable pursuant to applicable law, each member of the Board and the Administrator and any officer or other employee to whom authority to administer any component of the Plan is delegated shall be indemnified and held harmless by the Company from any loss, cost, liability, or expense that may be imposed upon or reasonably incurred by such member in connection with or resulting from any claim, action, suit, or proceeding to which he or she may be a party or in which he or she may be involved by reason of any action or failure to act pursuant to the Plan and against and from any and all amounts paid by him or her in satisfaction of judgment in such action, suit, or proceeding against him or her; provided, however, that he or she gives the Company an opportunity, at its own expense, to handle and defend the same before he or she undertakes to handle and defend it on his or her own behalf. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such individuals may be entitled pursuant to the Company’s Certificate of Incorporation or Bylaws, as a matter of law, or otherwise, or any power that the Company may have to indemnify them or hold them harmless.

Section 31. Titles and Headings, References to Sections of the Code or Exchange Act.

The titles and headings of the Sections in the Plan are for convenience of reference only and, in the event of any conflict, the text of the Plan, rather than such titles or headings, shall control. References to Sections of the Code or the Exchange Act shall include any amendment or successor thereto.

Section 32. Successors.

The obligations of the Company under the Plan shall be binding upon any successor corporation or organization resulting from the merger, consolidation or other reorganization of the Company, or upon any successor corporation or organization succeeding to substantially all of the assets and business of the Company.

Section 33. Relationship to other Benefits.

No payment pursuant to the Plan shall be taken into account in determining any benefits under any pension, retirement, savings, profit sharing, group insurance, welfare, or other benefit plan of the Company or any Affiliate except to the extent otherwise expressly provided in writing in such other plan or an agreement thereunder.

Section 34. Discretion to Accelerate.

The Administrator shall have the discretion to accelerate the vesting of any Award in circumstances it determines to be appropriate (whether in connection with a transaction, termination of employment or for any other reason).

Appendix C

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

EL POLLO LOCO HOLDINGS, INC.

The undersigned, Elizabeth Williams, certifies that she is the Chief Executive Officer of El Pollo Loco Holdings, Inc., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), and does hereby further certify as follows:

(1)	The name of the Corporation is El Pollo Loco Holdings, Inc.
(2)	The name under which the Corporation was originally incorporated was EP Acquisition Corp. and the original Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on September 13, 2005. The original Certificate of Incorporation was amended on (i) September 22, 2005, by filing a certificate of amendment with the Secretary of State of the State of Delaware, (ii) December 1, 2005, by filing a certificate of correction with the Secretary of State of the State of Delaware, (iii) December 6, 2005, by filing a restated certificate of incorporation with the Secretary of State of the State of Delaware, (iv) July 6, 2007, by filing a certificate of change of registered agent with the Secretary of State of the State of Delaware, (v) April 22, 2014, by filing a certificate of ownership and merger with the Secretary of State of the State of Delaware and (vi) July 14, 2014, by filing a certificate of amendment with the Secretary of State of the State of Delaware (collectively, the “Original Certificate of Incorporation”). Pursuant to the certificate of amendment filed on September 22, 2005, the Corporation changed its name to Chicken Acquisition Corp. Pursuant to the certificate of ownership and merger filed on April 22, 2014, the Corporation changed its name to El Pollo Loco Holdings, Inc. The Amended and Restated Certificate of Incorporation of the Corporation ~~(the “Certificate of Incorporation”)~~ was filed with the Secretary of State of the State of Delaware on July 24, 2014 and amended and restated on May 31, 2024 (as amended and restated, the “Certificate of Incorporation”).
(3)	This Amended and Restated Certificate of Incorporation of the Corporation (as it may be amended from time to time, the “Amended and Restated Certificate of Incorporation”) has been duly adopted by the Board of Directors of the Corporation (the “Board of Directors”) in accordance with the provisions of Sections 242 and 245 of the General Corporation Law of the State of Delaware (the “DGCL”), and was approved by the stockholders of the Corporation in accordance with the provisions of Section 242 of the DGCL.
(4)	This Amended and Restated Certificate of Incorporation amends and restates the Certificate of Incorporation, as heretofore amended or supplemented.

Effective as of 11:59 P.M. Eastern Time on ~~May 31~~[●], ~~2024~~2025, the text of the Certificate of Incorporation is hereby amended and restated to read in its entirety as follows:

FIRST: The name of the Corporation is El Pollo Loco Holdings, Inc. (hereinafter, the “Corporation”).

SECOND: The address of the registered office of the Corporation in the State of Delaware is 251 Little Falls Drive, Wilmington, New Castle County, 19808. The name of its registered agent at that address is Corporation Service Company.

THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of the State of Delaware (the “DGCL”).

FOURTH:

(a)	Authorized Capital Stock. The total number of shares of stock which the Corporation shall have authority to issue is 300,000,000 of which the Corporation shall have authority to issue 200,000,000 shares of common stock, each having a par value of one cent per share ($0.01) (the “Common Stock”), and 100,000,000 shares of preferred stock, each having a par value of one cent per share ($0.01) (the “Preferred Stock”).

(b)	Common Stock. The powers, preferences and rights, and the qualifications, limitations and restrictions, of the Common Stock are as follows:
(1)	Each holder of record of shares of Common Stock shall be entitled to one vote for each share of Common Stock held on all matters submitted to a vote of stockholders of the Corporation on which holders of Common Stock are entitled to vote.
(2)	The holders of shares of Common Stock shall not have cumulative voting rights (as defined in Section 214 of the DGCL).
(3)	Subject to the rights of the holders of Preferred Stock, and subject to any other provisions of this Amended and Restated Certificate of Incorporation, as it may be amended from time to time, holders of shares of Common Stock shall be entitled to receive such dividends and other distributions in cash, stock or property of the Corporation if, as and when declared thereon by the Board of Directors from time to time out of assets or funds of the Corporation legally available therefor.
(4)	In the event of any liquidation, dissolution or winding-up of the Corporation, whether voluntary or involuntary, after payment or provision for the payment of the debt and liabilities of the Corporation and subject to the prior payment in full of the preferential amounts, if any, to which any series of Preferred Stock may be entitled, the holders of shares of Common Stock shall be entitled to receive the assets and funds of the Corporation remaining for distribution in proportion to the number of shares held by them, respectively.
(5)	No holder of shares of Common Stock shall be entitled to preemptive or subscription rights.
(c)	Preferred Stock. The Board of Directors is expressly authorized to provide for the issuance of all or any shares of the Preferred Stock in one or more classes or series, and to fix for each such class or series such voting powers, full or limited, or no voting powers, and such distinctive designations, preferences and relative, participating, optional or other special rights and such qualifications, limitations or restrictions thereof, as shall be stated and expressed in the resolution or resolutions adopted by the Board of Directors providing for the issuance of such class or series and as may be permitted by the DGCL, including, without limitation, the authority to provide that any such class or series may be (i) subject to redemption at such time or times and at such price or prices; (ii) entitled to receive dividends (which may be cumulative or non-cumulative) at such rates, on such conditions, and at such times, and payable in preference to, or in such relation to, the dividends payable on any other class or classes of stock or any other series of stock; (iii) entitled to such rights upon any liquidation, dissolution or winding-up, whether voluntary or involuntary, of the Corporation; or (iv) convertible into, or exchangeable for, shares of any other class or classes of stock, or shares of any other series of the same class of stock, of the Corporation at such price or prices or at such rates of exchange and with such adjustments; all as may be stated in such resolution or resolutions.
(d)	Power to Sell and Purchase Shares. Subject to the requirements of applicable law, the Corporation shall have the power to issue and sell all or any part of any shares of any class of stock herein or hereafter authorized to such persons, and for such consideration, as the Board of Directors shall from time to time, in its discretion, determine, whether or not greater consideration could be received upon the issue or sale of the same number of shares of another class or of shares of another series of such class, and as otherwise permitted by law. Subject to the requirements of applicable law, the Corporation shall have the power to purchase any shares of any class of stock herein or hereafter authorized from such persons, and for such consideration, as the Board of Directors shall from time to time, in its discretion, determine, whether or not less consideration could be paid upon the purchase of the same number of shares of another class or of shares of another series of such class, and as otherwise permitted by law.

FIFTH: The following provisions are inserted for the management of the business and the conduct of the affairs of the Corporation, and for further definition, limitation and regulation of the powers of the Corporation and of its directors and stockholders:

(a)	The business and affairs of the Corporation shall be managed by, or under the direction of, the Board of Directors. In addition to the powers and authority expressly conferred upon the Board of Directors by applicable law, this Amended and Restated Certificate of Incorporation or the Amended and Restated By-Laws of the Corporation (as amended from time to time, the “By-Laws”), the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation, subject to the provisions of the DGCL and this Amended and Restated Certificate of Incorporation.

(b)	The number of directors of the Corporation shall be fixed from time to time exclusively by resolution of the Board of Directors.
(c)	~~The~~Until the election of directors at the 2028 annual meeting of stockholders, the directors shall be divided into three classes, designated Class I, Class II and Class III. Each class shall consist, as nearly as may be possible, of one-third of the total number of directors constituting the entire Board of Directors. ~~The initial division of the Board of Directors into classes shall be made by the decision of the affirmative vote of a majority of the entire Board of Directors. The term of the initial Class I directors shall terminate on the date of the 2015 annual meeting of stockholders; the term of the initial Class II directors shall terminate on the date of the 2016 annual meeting of stockholders; and the term of the initial Class III directors shall terminate on the date of the 2017 annual meeting of stockholders. Each director in each class shall hold office until his or her successor is duly elected and qualified or until his or her earlier death, resignation or removal. At each succeeding annual meeting of stockholders beginning in 2015, successors to the class of directors whose term expires at that annual meeting shall be elected to hold office for a term expiring at the annual meeting of stockholders to be held in the third year following the year of their election, with each director in each such class to hold office until his or her successor is duly elected and qualified or until his or her earlier death, resignation or removal.~~ If the number of directors is changed, any increase or decrease shall be apportioned among the classes so as to maintain the number of directors in each class as nearly equal as possible, but in no case will a decrease in the number of directors shorten the term of any incumbent director. Any director elected prior to the 2026 annual meeting of stockholders shall hold office for a term expiring at the annual meeting of stockholders held in the third year following the year of their election. Each director elected at the 2026 annual meeting of stockholders will be elected for a term expiring at the 2027 annual meeting of stockholders. Each director elected at the 2027 annual meeting of stockholders will be elected for a term expiring at the 2028 annual meeting of stockholders. At the 2028 annual meeting of stockholders and at each annual meeting of stockholders thereafter, all directors will be elected for a term expiring at the next annual meeting of stockholders. Each director shall hold office until the annual meeting of stockholders at which such director’s term expires and serve until such director’s successor shall have been duly elected and qualified or until such director’s earlier death, resignation, disqualification or removal.
(d)	Subject to the terms of any one or more classes or series of Preferred Stock then outstanding, any vacancy on the Board of Directors that results from (i) removal of a director, (ii) an increase in the number of directors or (iii) death, resignation, disqualification or any other cause, will be filled solely by the affirmative vote of a majority of the remaining directors then in office, even if less than a quorum remains, including by a sole remaining director. Any director of any class elected to fill a vacancy resulting from an increase in the number of directors of such class shall hold office for a term that shall coincide with the remaining term of that class. Any director elected to fill a vacancy not resulting from an increase in the number of directors shall have the same remaining term as that of his or her predecessor. The right of stockholders to fill vacancies on the Board of Directors is hereby specifically denied.
(e)	Notwithstanding the foregoing, the election, term, removal and filling of vacancies with respect to directors, if any, elected separately by the holders of one or more classes or series of Preferred Stock shall not be governed by this Article FIFTH, but rather shall be as provided for in the resolutions adopted by the Board of Directors creating and establishing such class or series of Preferred Stock.
(f)	In addition to the powers and authority hereinbefore or by statute expressly conferred upon them, the Board of Directors is hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation, subject to the provisions of the DGCL and this Amended and Restated Certificate of Incorporation.

SIXTH: No director shall be personally liable to the Corporation or any of its stockholders for monetary damages for breach of any fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL. If the DGCL is amended hereafter to authorize the further elimination or limitation of the liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent authorized by the DGCL, as so amended. Any repeal or modification of this Article SIXTH shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification with respect to acts or omissions occurring prior to such repeal or modification.

SEVENTH: The Corporation shall indemnify any person that is or was a director or officer (and any person that is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise) to the fullest extent authorized or permitted by law, as now or hereafter in effect, and such right to indemnification shall continue as to a person who has ceased to be a director or officer of the Corporation (or such other corporation, partnership, joint venture, trust or other enterprise) and shall inure to the benefit of his or her heirs, executors and personal and legal representatives; provided, however, that, except for proceedings to enforce rights to indemnification, the Corporation shall not be obligated to indemnify any director or officer (or his or her heirs, executors or personal or legal representatives) in connection with a proceeding (or part thereof) initiated by such person unless such proceeding (or part thereof) was authorized or consented to by the Board of Directors. The right to indemnification conferred by this Article SEVENTH shall include the right to be paid by the Corporation the expenses incurred in defending or otherwise participating in any proceeding in advance of its final disposition.

The Corporation may, to the extent authorized from time to time by the Board of Directors, provide rights to indemnification and to the advancement of expenses to employees and agents of the Corporation similar to those conferred in this Article SEVENTH.

The rights to indemnification and to the advance of expenses conferred in this Article SEVENTH shall not be exclusive of any other right which any person may have or hereafter acquire under this Amended and Restated Certificate of Incorporation, the By-Laws, any statute or other law, by agreement, vote of stockholders or approval of the directors of the Corporation or otherwise.

Any repeal or modification of this Article SEVENTH shall not adversely affect any rights to indemnification and to the advancement of expenses of a director or officer of the Corporation existing at the time of such repeal or modification with respect to any acts or omissions occurring prior to such repeal or modification.

EIGHTH. ~~Prior to the first date on which Trimaran Pollo Partners, L.L.C., a Delaware limited liability company (the “Sponsor Holder”) ceases to beneficially own (directly or indirectly) at least forty percent (40%) of the votes entitled to be cast by the shares of the then outstanding capital stock of the Corporation entitled to vote generally in the election of directors (the “Voting Stock”), any action that, under the DGCL, may be taken at a duly called meeting of the stockholders of the Corporation may instead be taken without holding such a meeting by one or more consents in writing or by electronic submission, setting forth the action so taken or to be taken, signed by holders of Voting Stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted. From and after the date the Sponsor Holder ceases to beneficially own (directly or indirectly) at least forty percent (40%) of the Voting Stock, any~~Any action required or permitted to be taken by the stockholders of the Corporation may be effected only at a duly called annual or special meeting of the stockholders of the Corporation and may not be effected by any consent in writing by such stockholders.

~~If the Sponsor Holder beneficially owns, directly or indirectly, more than 40% of the Voting Stock, any~~Any director or the entire Board of Directors may be removed from office (i) at any time prior to the 2028 Annual Meeting, only for cause by the affirmative vote of the holders of a majority of the Voting Stock, and (ii) at any time on or after the 2028 Annual Meeting, with or without cause, by the affirmative vote of the holders of a majority of the Voting Stock. ~~Otherwise, any director or the entire Board of Directors may only be removed for cause, and only by the affirmative vote of the holders of a majority of the Voting Stock, voting at a duly called meeting of stockholders.~~ The vacancy or vacancies in the Board of Directors caused by any such removal shall be filled as provided in Part (d) of Article FIFTH.

NINTH: Meetings of stockholders may be held within or without the State of Delaware, as the By-Laws may provide. The books of the Corporation may be kept (subject to any provision contained in the DGCL) outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the By-Laws.

TENTH: Except as otherwise required by law, special meetings of the stockholders of the Corporation, for any purpose or purposes, may be called at any time only (i) by the Chairman of the Board of Directors, (ii) by the Chief Executive Officer (or, in the absence of a Chief Executive Officer, the President) of the Corporation or (iii) pursuant to a resolution duly adopted by a majority of the Board of Directors ~~or (iv) prior to the date that the Sponsor Holder ceases to beneficially own (directly or indirectly) forty percent (40%) or more of the Voting Stock, by the Secretary of the Corporation at the request of the holders of shares representing at least forty percent (40%) of the Voting Stock. Other than as set forth in clause (iv) of the preceding sentence, any~~. Any power of the stockholders to call a special meeting of stockholders is hereby specifically denied. Advance notice of stockholder nominations for the election of directors of the Corporation and of business to be brought by stockholders before any meeting of stockholders of the Corporation shall be given in the manner provided in the By-Laws. No business other than that stated in the notice of such meeting (or any amendment or supplement thereto), which notice, in the case of a special meeting called by a stockholder or stockholders, shall include all business requested by such stockholder or stockholders to be transacted at such meeting, shall be transacted at any special meeting.

ELEVENTH:

~~(a)~~  The Corporation ~~hereby elects not to be governed by~~shall be subject to Section 203 of the DGCL, as now in effect or hereafter amended, or any successor statute thereto. ~~(the “Delaware Takeover Statute”) until such time as an Ownership Triggering Event (as defined below) occurs whereupon the Corporation will, after the occurrence of the Ownership Triggering Event, be governed by the Delaware Takeover Statute.~~

~~(b) An “Ownership Triggering Event” shall have occurred when (i)(A) the Sponsor Holder ceases to Own (as defined below) shares of Sponsor Stock (as defined below) that represent 15% or more of the outstanding shares of Common Stock and (B) no Sponsor-Related Holder (as defined below) has filed a document (on or before the tenth day following the date that the Sponsor Holder ceases to Own shares of Sponsor Stock that represent 15% or more of the outstanding shares of Common Stock) pursuant to the Securities and Exchange Act of 1934, as amended (the “Exchange Act”), that includes a statement (whether or not such statement is required by the Exchange Act) that such Sponsor-Related Holder Owns shares of Sponsor Stock that represent 15% or more of the outstanding shares of Common Stock, or (ii) at such time that (A) the Sponsor Holder has ceased to Own Sponsor Stock that represents 15% or more of the outstanding shares of Common Stock and (B) no Sponsor-Related Holder Owns shares of Sponsor Stock that represent 15% or more of the outstanding shares of Common Stock.~~

~~(c) For purposes of this Article ELEVENTH, (i) “Sponsor Stock” means Common Stock which is Owned by the Sponsor Holder immediately following the closing of the initial public offering of Common Stock by the Corporation, (ii) “Own” has the meaning ascribed to such term in the Delaware Takeover Statute, and (iii) “Sponsor-Related Holder” means any person or entity who is a direct or indirect transferee of Sponsor Stock by the Sponsor Holder, as well as any “group” (within the meaning of Rule 13d-5 of the Exchange Act) that includes any of the foregoing persons or entities, provided a Sponsor-Related Holder will not include any such transferee that acquires Sponsor Stock pursuant to (A) an underwritten public offering, (B) a sale under Rule 144 under the Securities Act of 1933, as amended, or (C) a distribution by any Sponsor Holder or any direct or indirect transferee to more than 20 persons or entities.~~

TWELFTH~~.~~: In furtherance and not in limitation of the powers conferred upon it by the laws of the State of Delaware, the Board of Directors shall have the power without the assent or vote of the stockholders to adopt, amend, alter or repeal the By-Laws. The affirmative vote of at least a majority of the Board of Directors shall be required to adopt, amend, alter or repeal the By-Laws. The By-Laws also may be adopted, amended, altered or repealed by the affirmative vote of the holders of a majority of the Voting Stock.~~; provided, however, that from and after the date that the Sponsor Holder ceases to beneficially own (directly or indirectly) at least forty percent (40%) of the Voting Stock, the affirmative vote of the holders of at least seventy five percent (75%) of the Voting Stock shall be required to adopt, amend, alter or repeal the By-Laws.~~

THIRTEENTH: The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Amended and Restated Certificate of Incorporation, in the manner now or hereafter prescribed in the DGCL, and all rights conferred upon stockholders herein are granted subject to such reservation. ~~Notwithstanding anything to the contrary contained in this Amended and Restated Certificate of Incorporation, and notwithstanding that a lesser percentage may be permitted from time to time by applicable law, from and after the date that the Sponsor Holder ceases to beneficially own (directly or indirectly) at least forty percent (40%) of the Voting Stock, the~~The affirmative vote of the holders of ~~at least seventy five percent (75%)~~a majority of the Voting Stock (in addition to any other vote that may be required by law) shall be required to amend, alter, change or repeal, or to adopt any provision as part of this Amended and Restated Certificate of Incorporation ~~inconsistent with the purpose and intent of, Articles FIFTH, SIXTH, SEVENTH, EIGHTH, TENTH, ELEVENTH, TWELFTH, THIRTEENTH, FOURTEENTH and FIFTEENTH of this Amended and Restated Certificate of Incorporation~~.

FOURTEENTH:

(a)	To the fullest extent permitted by applicable law (including, without limitation, Section 122(17) of the DGCL (or any successor provision)), the Corporation, on behalf of itself and its subsidiaries, renounces any interest or expectancy of the Corporation and its subsidiaries in, or in being offered an opportunity to participate in, business opportunities that are from time to time presented to ~~the Sponsor Holder~~Trimaran Pollo Partners, L.L.C., a Delaware limited liability company, or any of its officers, directors, employees, agents, shareholders, members, partners, principals, affiliates (other than the Corporation and its subsidiaries) and managers (each, a “Specified Party”), even if the opportunity is one that the Corporation or any of its subsidiaries might reasonably be deemed to have pursued or had the ability or desire to pursue if presented the opportunity to do so. Each such Specified Party shall have no duty to communicate or offer such business opportunity to the Corporation or any of its subsidiaries and, to the fullest extent permitted by applicable law, shall not be liable to the Corporation or any of its subsidiaries for breach of any fiduciary or other duty, as a director or officer or controlling stockholder or otherwise, by reason of the fact that such Specified Party pursues or acquires such business opportunity, directs such business opportunity to another person or fails to present such business opportunity, or information regarding such business opportunity, to the Corporation or any of its subsidiaries. Notwithstanding the foregoing, a Specified Party who is a director or officer of the Corporation and who is expressly offered a business opportunity solely in his or her capacity as a director or officer of the Corporation (a “Directed Opportunity”) shall be obligated to communicate such Directed Opportunity to the Corporation; provided, however, that all of the protections of this Article FOURTEENTH shall otherwise apply to the Specified Parties with respect to such Directed Opportunity, including, without limitation, the ability of the Specified Parties to pursue or acquire such Directed Opportunity or to direct such Directed Opportunity to another person.
(b)	The Specified Parties shall have no duty to refrain from (i) engaging directly or indirectly in the same or similar business activities or lines of business as the Corporation or any of its subsidiaries or (ii) otherwise competing with the Corporation or any of its subsidiaries.
(c)	In addition to and notwithstanding the foregoing provisions of this Article FOURTEENTH, a corporate opportunity shall not be deemed to belong to the Corporation if it is a business opportunity that the Corporation is not financially able or contractually permitted or legally able to undertake, or that is, from its nature, not in the line of the Corporation’s business or is of no practical advantage to it or that is one in which the Corporation has no interest or reasonable expectancy.
(d)	No alteration, amendment or repeal of this Article FOURTEENTH (including the adoption of any provision of this Amended and Restated Certificate of Incorporation inconsistent with this Article FOURTEENTH) shall eliminate or reduce the effect of this Article FOURTEENTH in respect of any matter occurring, or any cause of action, suit or claim that, but for this Article FOURTEENTH, would accrue or arise, prior to such alteration, amendment or repeal. This Article FOURTEENTH shall not limit any protections or defenses available to, or indemnification or advancement rights of, any director or officer of the Corporation under this Amended and Restated Certificate of Incorporation, the By-Laws or applicable law.
(e)	Any person or entity purchasing or otherwise acquiring any interest in the shares of capital stock of the Corporation shall be deemed to have notice of and consented to the provisions of this Article FOURTEENTH.

FIFTEENTH: The Court of Chancery of the State of Delaware shall, to the fullest extent permitted by applicable law, be the sole and exclusive forum for (a) any actual or purported derivative action or proceeding brought on behalf of the Corporation, (b) any action asserting a claim of breach of a fiduciary duty owed by any director or officer of the Corporation to the Corporation or the Corporation’s stockholders or creditors, (c) any action asserting a claim against the Corporation or any director or officer of the Corporation arising pursuant to any provision of the DGCL, this Amended and Restated Certificate of Incorporation or the By-Laws, or (d) any action asserting a claim against the Corporation or any director or officer of the Corporation governed by the internal affairs doctrine; provided, however, that, if and only if the Court of Chancery of the State of Delaware dismisses any such action for lack of subject matter jurisdiction, such action may be brought in another state court sitting in the State of Delaware. Any person or entity purchasing or otherwise acquiring any interest in the shares of capital stock of the Corporation shall be deemed to have notice of and consented to the provisions of this Article FIFTEENTH.

SIXTEENTH: If any provision or provisions of this Amended and Restated Certificate of Incorporation shall be held to be invalid, illegal or unenforceable as applied to any circumstance for any reason whatsoever: (i) the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this Amended and Restated Certificate of Incorporation (including, without limitation, each portion of any paragraph of this Amended and Restated Certificate of Incorporation containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) shall not in any way be affected or impaired thereby and (ii) to the fullest extent possible, the provisions of this Amended and Restated Certificate of Incorporation (including, without limitation, each such portion of any paragraph of this Amended and Restated Certificate of Incorporation containing any such provision held to be invalid, illegal or unenforceable) shall be construed so as to permit the Corporation to protect its directors, officers, employees and agents from personal liability in respect of their good faith service to or for the benefit of the Corporation to the fullest extent authorized or permitted by law.

SEVENTEENTH: No officer shall be personally liable to the Corporation or any of its stockholders for monetary damages for breach of any fiduciary duty as an officer of the Corporation, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL. If the DGCL is amended hereafter to authorize the further elimination or limitation of the liability of officers, then the liability of an officer of the Corporation shall be eliminated or limited to the fullest extent authorized by the DGCL, as so amended. Any repeal or modification of this Article SEVENTEENTH shall not adversely affect any right or protection of an officer of the Corporation existing at the time of such repeal or modification with respect to acts or omissions occurring prior to such repeal or modification.

IN WITNESS WHEREOF, the Corporation has caused this Amended and Restated Certificate of Incorporation to be executed on its behalf this ~~31st~~[●] day of ~~May, 2024~~[●], 2025.

EL POLLO LOCO HOLDINGS, INC.

By:
Name:Elizabeth Williams
Title:Chief Executive Officer